As filed with the Securities and Exchange Commission on October 11, 1996
                                                    Registration No. 333-11427


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                _____________


                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                _____________

                           U.S. FRANCHISE SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)
                                _____________
         Delaware
      (State or other
      jurisdiction of                  7011                    58-2190911
      incorporation or     (Primary Standard Industrial     (I.R.S. Employer
       organization)       Classification Code Number)   Identification Number)

                        13 Corporate Square, Suite 250
                            Atlanta, Georgia 30329
                                (404) 321-4045

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _____________


                               Michael A. Leven
               Chairman, President and Chief Executive Officer
                         U.S. Franchise Systems, Inc.
                        13 Corporate Square, Suite 250
                            Atlanta, Georgia 30329
                                (404) 321-4045


   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                _____________

                                  Copies to:
            Judith R. Thoyer, Esq.                   Patricia A. Ceruzzi, Esq.
    Paul, Weiss, Rifkind, Wharton & Garrison            Sullivan & Cromwell
          1285 Avenue of the Americas                    125 Broad Street
         New York, New York 10019-6064               New York, New York 10004
                 (212) 373-3000                           (212) 558-4000


                                _____________


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                _____________

                       CALCULATION OF REGISTRATION FEE
 ------------------------------------------------------------------------------
       Title of Each Class          Proposed Maximum
  of Securities to be Registered        Aggregate              Amount of
                                  Offering Price(1)(2)    Registration Fee(3)
------------------------------------------------------------------------------
      Class A Common Stock             $37,432,500            $12,377.66
------------------------------------------------------------------------------

(1) Includes shares which may be purchased by the Underwriters solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee.


(3) In connection with the initial filing by the Registrant of this Registration Statement on September 5, 1996, the Registrant paid a registration fee of $8,534.48. The maximum aggregate offering price has subsequently been increased by $12,682,500. Accordingly, the Registrant has increased the maximum dollar value being registered and has paid an additional filing fee of $3,843.18 in accordance with Rule 457(o).
                                _____________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securitiesmay not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


[U.S. Franchise Systems, Inc. logo]


                SUBJECT TO COMPLETION, DATED OCTOBER 11, 1996

                               2,325,000 Shares



                         U.S. Franchise Systems, Inc.


                             Class A Common Stock
                              ($0.01 par value)

   Of the 2,325,000 shares of Class A Common Stock offered hereby, 1,825,000 shares are being sold by U.S. Franchise Systems, Inc. ("USFS" or the "Company") and 500,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. See "Selling Stockholders".

   Prior to this offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00. See "Underwriting" for information relating to the method of determining the initial public offering price.

   The Company has two classes of authorized Common Stock: Class A Common Stock and Class B Common Stock. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share. Otherwise, the rights of the holders of Class A Common Stock and the holders of Class B Common Stock are substantially identical. Certain members of management own all of the outstanding shares of Class B Common Stock. Upon completion of the Offering, such members of management will control approximately 78% of the combined voting power of the Class A Common Stock and the Class B Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis. Both classes will generally vote together as one class on all matters submitted to a vote of stockholders, including the election of directors. See "Description of Capital Stock".


   Application has been made for the quotation of the Class A Common Stock on the NASDAQ National Market System upon completion of the Offering under the symbol "USFS".

   The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 9.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  ---------------------------------------------------------------------------
                            Underwriting                     Proceeds to
               Price to     Discounts and    Proceeds to       Selling
                Public     Commissions(1)    Company(2)      Stockholders
 ---------------------------------------------------------------------------
Per Share       $               $             $               $
 ---------------------------------------------------------------------------
Total(3)        $               $             $               $
 ---------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements.


(2) Before deducting estimated expenses of $700,000 payable by the Company.

(3) The Company and the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 273,750 and 75,000 shares of Class A Common Stock, respectively, solely to cover over-allotments. If this option is exercised in full, total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $ , $ , $ and $ , respectively. See "Underwriting."


The shares of Class A Common Stock offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Class A Common Stock will be available for
delivery on or about         , 1996, at the offices of Schroder Wertheim &
Co. Incorporated, New York, New York.


              Schroder Wertheim & Co.     Montgomery Securities
                                         , 1996.

                            U S  F r a n c h i s e

[Map of United States showing plot points of Microtel Inns Properties Open, Microtel Inns Executed Franchise, Agreements, Hawthorn Suites Properties Open, Hawthorn Suites Executed Franchise, Agreements.]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                  Photos and discriptions of Hotel Properties

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "USFS" and "Company" include U.S. Franchise Systems, Inc. and its subsidiaries and their operations. The offering of shares of the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of U.S. Franchise Systems, Inc. is referred to herein as the "Offering". Unless otherwise indicated, all information included in this Prospectus (i) assumes that the Underwriters' over-allotment option will not be exercised and (ii) has been adjusted to give effect to the reclassification of the Company's Common Stock, par value $.10 per share (the "Old Common Stock"), pursuant to which each share of Old Common Stock will become 9.67 shares of Class A Common Stock, and to the exchange of 2,707,919 shares of such Class A Common Stock held by certain members of management for the same number of shares of a newly created class of common stock to be designated Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock", and the foregoing reclassification and exchange, the "Reclassification").



                                 THE COMPANY

General

   U.S. Franchise Systems, Inc. was formed in August 1995 to acquire, market and expand high-quality, well-positioned brands with potential for rapid unit growth through the sale of franchises to third-party operators. The Company's initial brands, both of which are in the lodging industry, are the Microtel(R) budget brand ("Microtel") and the Hawthorn Suites(R) upscale, extended-stay brand ("Hawthorn Suites"). The Company acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, their profitability for franchisees at the property level and their positions in attractive segments of the lodging industry.


   The Company has assembled an experienced management team and sales force led by its Chairman, President and Chief Executive Officer, Michael A. Leven, who has 35 years of experience in the lodging industry, and its Executive Vice President and Chief Financial Officer, Neal K. Aronson, a former principal of the New York investment firm Odyssey Partners, L.P. Mr. Leven most recently served as President and Chief Operating Officer of Holiday Inn Worldwide (1990-95) and President and Chief Operating Officer of Days Inn of America, Inc. (1985-90), franchisors of the two largest lodging brands in the world. The Company has hired and trained a staff of 73 employees, including a 28-person sales force, which management believes is the third largest franchise sales organization in the lodging industry. Mr. Leven and the Company's sales force have collectively sold over 2,200 hotel franchises on behalf of other hotel chains. Since acquiring the Microtel brand in October 1995 and establishing a sales force by January 1996, the Company has executed 145 franchise agreements and accepted applications for an additional 74 hotels as of September 30, 1996, expanding the number of states in which Microtels are or may be located from 10 to 44. Since acquiring the exclusive rights to franchise hotels under the Hawthorn Suites brand in March 1996 and establishing a sales force by July 1996, the Company has executed five franchise agreements and accepted applications for 16 additional hotel sites as of September 30, 1996.


   As a franchisor, USFS licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). The Company provides its franchisees with a variety of benefits and services designed to (i) decrease development costs, (ii) shorten the time frame and reduce the complexity of the construction process and (iii) increase occupancy rates, revenues and profitability of the franchised properties. The Company offers prospective franchisees access to financing, a business format, design and construction assistance (including architectural plans), uniform quality standards, training programs, national reservations systems, national and local advertising and promotional campaigns and volume purchasing discounts. The Company does not currently build, own or manage properties.

   The Company expects that its future revenues will consist primarily of (i) franchise royalty fees, (ii) franchise application fees, (iii) reservation and marketing fees, (iv) various fees and other revenues from third-party financing arranged by the Company for its franchisees and (v) payments made by vendors who supply the Company's franchisees with various products and services. Currently, the Company derives substantially all of its revenues from reservation and marketing fees collected from its franchisees. The Company also receives cash from its franchisees in the form of application fees, which are recognized as revenue only upon the opening of the underlying hotels. See the Consolidated Financial Statements and the related Notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Microtel


   The Microtel system currently includes 27 hotels operating under the Microtel Inn(R) and Microtel Inn & Suites(R) brand names. In addition, the Company has executed one franchise agreement for a hotel to be operated under the Microtel Suites brand name. Microtel properties operate in the budget segment of the lodging industry, which is the lowest priced segment in the industry (with an average daily room rate in 1995 of approximately $36) and which has experienced favorable growth in room demand relative to growth in room supply. For the six months ended June 1996, the rate of growth in room demand exceeded the rate of growth in room supply in the budget segment by 3.4 times, significantly higher than comparable ratios for any other segment in the lodging industry during this period. According to an industry study, the rate of growth in room demand relative to the rate of growth in room supply was 2.0x in the luxury segment, 1.1x in the upscale segment, 1.3x in the mid-price segment and 1.5x in the economy segment over the same period.

   Microtels are distinctively styled hotels with a residential look that offer travelers an attractive and consistent appearance, clean, comfortable rooms and the safety of interior corridor access, all for a competitive room rate. Management believes that Microtel is one of the only brands in the budget segment that franchises only newly constructed, interior corridor properties. In contrast, many other budget hotels are older properties with rooms that are accessible only through outside entrances and that may have been converted from independent hotels or other brands. Management believes that Microtels' strict new construction and interior corridor requirements provide travelers with a brand that is among the safest, most consistent and highest quality in the budget segment. Evidence of the appeal of Microtels to hotel guests is found in its "intent-to-return" rating, which measures guests' overall satisfaction and willingness to return to a Microtel in the future. In surveys of approximately 5,000 Microtel guests conducted by franchisees from 1989 to 1994, more than 95% of Microtel guests expressed an intent to return to a Microtel in the future.

   The Company believes that Microtels offer franchisees significant financial advantages. Microtels are designed to minimize construction costs and maintenance expenses by incorporating smaller room sizes, limited common areas, relatively smaller land requirements and built-in standardized furniture, all of which enable franchisees to build and operate a Microtel at a lower cost. These lower costs may reduce a franchisee's equity investment and may broaden its debt financing alternatives, thereby expanding the appeal of the Microtel brand to prospective franchisees. See "Business--Microtel".


Hawthorn Suites


   The Hawthorn Suites(R) system, which currently includes 18 open Hawthorn Suites hotels, targets the upscale segment of the rapidly growing extended-stay lodging market, which is defined as guests that stay five or more consecutive nights. Hotels in this segment offer guests the amenities of an apartment with the convenience and flexibility of a hotel. According to an industry study, extended-stay rooms accounted for over 30% of all hotel room nights sold in the United States in 1995. Another industry study indicates that the supply of dedicated extended-stay rooms accounted for only 1.3% of the total number of hotel rooms. Extended-stay properties offer attractive economics to franchisees because of the relatively high occupancy rates in this segment and the lower operating costs relative to similarly priced, full-service hotel properties. Extended-stay hotels experienced occupancy rates of approximately 80% in 1995 compared to approximately 65% for the lodging industry as a whole during the same period.


   Hawthorn Suites hotels offer large suites equipped with full kitchens and work spaces, laundry facilities and exercise rooms, daily housekeeping, 24-hour front-desk service, complimentary hot breakfast and hospitality hours. Hawthorn Suites hotels include both newly constructed properties and conversions of pre-existing hotels and apartment buildings. The Company has also recently developed prototypes for a mid-price, all-suite hotel brand, called Hawthorn Suites LTD, which is designed to meet the needs of both extended-stay and short-term guests. See "Business--Hawthorn Suites".


   The agreement pursuant to which the Company acquired the exclusive worldwide rights to franchise the Hawthorn Suites brand of hotels (the "Hawthorn Acquisition Agreement") limits the Company's ability to franchise certain types of all-suite and full-service lodging brands prior to June 26, 1998 and any non-lodging brands prior to June 26, 1997. For a more complete discussion of the terms and conditions of the Hawthorn Acquisition Agreement, see "Risk Factors--Risks Relating to Hawthorn Acquisition Agreement", "--Limitations on New Brands" and "Business--Acquisition of the Microtel and Hawthorn Suites Systems".


Business Strategy


   The Company's business strategy is to (i) rapidly increase the number of open Microtels and Hawthorn Suites, (ii) operate its administrative and franchisee support departments in order to maximize the operating leverage inherent in the franchising business and (iii) acquire additional lodging or other service-oriented brands that provide attractive unit economics to franchisees and significant growth opportunities for the Company (to the extent permitted under the Hawthorn Acquisition Agreement). See "Business--Acquisition of the Microtel and Hawthorn Suites Systems".

   The Company has developed several programs designed to accelerate the opening of new properties and expand its brands' attractiveness to franchisees. First, in May 1996, the Company reached an agreement in principle with Nomura Asset Capital Corporation ("NACC"), a subsidiary of The Nomura Securities Co., Ltd., one of the world's largest investment banks ("Nomura Securities"), pursuant to which NACC would make available to prospective Microtel and Hawthorn Suites franchisees up to $200 million in construction and long-term mortgage financing, subject to certain terms and conditions. This program is intended to add speed and certainty to the hotel development process, enabling the Company's franchisees to devote more time to identifying acceptable hotel sites and developing properties and less time obtaining financing. There can be no assurance, however, that any loans will be made under this program. See "Business--Special Programs--Franchisee Financing Facility." Second, the Company has reached an understanding in principle with a hotel developer to construct Microtels for lease to prospective franchisees. This program, "American Dream(sm) by Microtel" (the "American Dream Program"), is designed to enable hotel operators with limited capital resources and/or little or no building experience to operate, and possibly to own, a Microtel and thereby increase the number of potential Microtel franchisees. See "Business--Special Programs--American Dream Program." Third, the Company has extended the Microtel and Hawthorn Suites brands from two to five distinct products, which the Company believes increases the appeal and viability of the brands to franchisees by offering multiple formats that can be tailored to specific markets, development requirements and guest preferences. To date, more than 50% of the Microtel franchises sold by the Company relate to Microtel Inn & Suites or Microtel Suites, two formats designed by the Company after its acquisition of the Microtel brand.


   The Company was formed in August 1995 as a Delaware corporation. Its executive offices are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. Its telephone number is (404) 321-4045.

                                 THE OFFERING

 Common Stock
  offered by:
  The Company      1,825,000 shares of Class A Common Stock

 The Selling
  Stockholders       500,000 shares of Class A Common Stock

Common Stock to be
  outstanding
  after
  the Offering      9,872,490 shares of Class A Common Stock

                    2,707,919 shares of Class B Common Stock

                   12,580,409 total shares of Common Stock

Use of Proceeds    The proceeds of the Offering will be used for working
                   capital and general corporate purposes, which may include
                   (i) funding the Company's remaining obligations
                   (approximately $2 million) under the agreement pursuant to which it acquired the Microtel brand (the "Microtel
                   Acquisition Agreement"), (ii) acquiring additional lodging or other service-oriented brands or exclusive franchise rights (to the extent permitted under the Hawthorn
                   Acquisition Agreement), (iii) making initial deposits in connection with the American Dream Program until qualified lessees can be identified, (iv) investing in financing programs developed by its wholly owned subsidiary, US
                   Funding Corp., and (v) investing in entities that make equity investments in hotel properties built and managed by certain franchisees with the potential for multi-unit development. See "Use of Proceeds", "Business--
                   Acquisition of the Microtel and Hawthorn Suites Systems" and "--Special Programs".

Voting Rights      Shares of Class A Common Stock have one vote per share,
                   while shares of Class B Common Stock have ten votes per share. The Class B Common Stock, the holders of which have effective control of the Company, is voted only by Messrs.
                   Leven and Aronson. Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis and, with limited exceptions, will automatically convert into Class A Common Stock upon transfer. The Class B Common
                   Stock is not being offered by this Prospectus. See "Risk
                   Factors--Control by Management and Anti-Takeover Effect of
                   Dual Classes of Stock", "Description of Capital
                   Stock--Common Stock" and "Principal
                   Stockholders--Management's Shares of Common Stock".

Nasdaq National
  Market symbol    USFS

                       SUMMARY FINANCIAL AND OTHER DATA

The following table sets forth consolidated financial information for the Company and its subsidiaries as of December 31, 1995 and June 30, 1996, for the period from August 28, 1995, the date of the Company's inception, to December 31, 1995 and for the six months ended June 30, 1996. The table includes operating data for the Company since its inception and should be read in conjunction with the Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are contained elsewhere in this Prospectus.

                                         Period from
                                      August 28, 1995 to Six Months Ended
                                      December 31, 1995    June 30, 1996
                                      ------------------  ----------------
                                       (In thousands of dollars, except
                                           share and per share data)
Statement of Operations Data:
Revenues                                 $     --          $        395
Operating expenses                              1,327             3,849
Operating loss                                  1,327             3,454
Interest income                                   195               331
Interest expense                                   36                72
Net loss                                        1,168             3,195
Loss applicable to common
  stockholders                                  1,645             4,033
Net loss applicable to common
  stockholders per share (1)                    0.15              0.38
Weighted average number of common
  shares  outstanding (2)                 10,755,409        10,755,409

Balance Sheet Data (at period
  end):
Working capital                          $    13,265       $      8,029
Total assets                                   18,072            19,027
Total liabilities                               1,845             5,992
Redeemable Preferred Stock                     16,759            17,597
Redeemable Common Stock                           330               330
Stockholders' deficit                             862             4,892


(1) Based upon 8,047,490 shares of Class A Common Stock and 2,707,919 shares of Class B Common Stock assumed to be outstanding after the Reclassification but before the Offering.

(2) Includes 3,186,294 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control. See "Principal Stockholders--Management's Shares of Common Stock".

                              Franchised Hotels

                                       Microtel (1)                        Hawthorn Suites (2)
                           ------------------------------------- --------------------------------------
                                 As of              As of               As of              As of
                           December 31, 1995  September 30, 1996  December 31, 1995  September 30, 1996
                           ------------------  ------------------ ------------------ ------------------
Properties Open                   23                  27                 17                  18
Properties Under
  Construction                     0                   7                  0                   2
Executed Franchise
  Agreements                       3                 145                  0                   5
Franchise Applications
  Accepted (3)                    10                  74                  0                  16


(1) The Company will not receive royalties from the 23 Microtels open as of December 31, 1995 and from 26 of the 27 Microtels open as of September 30, 1996, but does receive marketing fees from the franchisees of these properties. See "Business--Microtel" and "Business--Acquisition of the Microtel and Hawthorn Suites Systems".

(2) The Company will not receive royalties from the 17 Hawthorn Suites hotels open as of December 31, 1995 and the 18 Hawthorn Suites hotels open as of September 30, 1996, but does receive reservation and marketing fees from the franchisees of these properties. See "Business--Hawthorn Suites" and "Business--Acquisition of the Microtel and Hawthorn Suites Systems."


(3) Represents franchise applications as to which the Company has approved the proposed site and the prospective franchisee but has not yet executed a franchise agreement.


                              Operating Data(1)


                                     Microtel
                      --------------------------------------
                                          For the Six Months
                                                Ended
                      For the Year Ended  ------------------
                         December 31,     June 30,  June 30,
                             1995           1995      1996
------------------------------------------------------------
Average Daily Room
   Rate ("ADR")             $35.75         $34.32    $35.40
Average Occupancy            69.3 %         66.1 %    66.6 %
Average Revenue Per
   Available Room           $24.77         $22.68    $23.57
Number of Hotels             15             15        15

                                 Hawthorn Suites
                      -------------------------------------
                                         For the Six Months
                         For the Year          Ended
                            Ended        ------------------
                         December 31,    June 30, June 30,
                             1995          1995     1996
-----------------------------------------------------------
Average Daily Room
   Rate ("ADR")             $78.27        $77.50   $82.02
Average Occupancy            78.1 %        77.8 %   80.6 %
Average Revenue Per
   Available Room           $61.13        $60.29   $66.11
Number of Hotels             15            15       15


(1) Includes data only from those Microtels and Hawthorn Suites hotels that have been operating as part of the applicable franchise system for two years or more as of June 30, 1996.

                                 RISK FACTORS

   The following risks should be carefully considered in evaluating the Company and its business before purchasing the Class A Common Stock offered by this Prospectus. Such risks represent all material risks associated with an investment in the Class A Common Stock.


Limited Operating History; Dependence on Hotel Openings


   The Company began operating in October 1995 and therefore has a very limited operating history upon which investors can evaluate the Company's performance. While the Company believes that it has a well-conceived strategy and that it has assembled an experienced and well-qualified management team to implement this strategy, the Company has incurred losses to date and there can be no assurance that the Company will be profitable in the future. As of June 30, 1996, the Company had an accumulated deficit of $4,970,000.

   The Company expects that in the future a principal source of revenues will be royalty fees received from its franchisees. However, the terms of the Microtel Acquisition Agreement and the Hawthorn Acquisition Agreement expressly provide that the Company is not entitled to royalties with respect to Microtels and Hawthorn Suites hotels that were open or under construction, or with respect to which franchise agreements had been executed or applications accepted, at the time of the acquisition by the Company of the right to franchise these brands. Similarly, the Company is not entitled to royalties with respect to the 23 additional Microtels and the 10 Microtel all-suites hotels that Hudson Hotels Corporation, the entity from which the Company acquired the Microtel brand ("Hudson"), its affiliates and certain other persons are entitled to franchise pursuant to the terms of the Microtel Acquisition Agreement. Of the existing Microtel and Hawthorn Suites properties, the Company is entitled to receive royalty fees from one Microtel. Accordingly, the Company is dependent upon future hotel openings to recognize franchise application fees as revenue and to generate franchise royalty fees. There can be no assurance that accepted franchise applications will result in executed franchise agreements or that executed franchise agreements will result in open properties. See "Business--Acquisition of the Microtel and Hawthorn Suites Systems".

Management, By Virtue of Ownership of Supervoting Class B Common Stock, Will Control the Company Following the Offering

   Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and, with limited exceptions, converts automatically upon any transfer thereof. Immediately after the Offering, Mr. Leven and Mr. Aronson will have the right to vote all of the outstanding shares of Class B Common Stock, which, together with their shares of Class A Common Stock, will represent approximately 78% of the combined voting power of the Company's outstanding Common Stock after the Offering. By reason of their right to vote the Class B Common Stock, Messrs. Leven and Aronson will be able to (i) elect all of the Company's directors, (ii) amend the Charter with respect to most matters, (iii) effect a merger, sale of assets or other major corporate transaction, (iv) defeat an unsolicited takeover attempt and (v) generally direct the affairs of the Company. However, Mr. Leven and Mr. Aronson do not have any agreements or other obligations to vote together on matters involving the Company (although Mr. Aronson has granted Mr. Leven the right to vote some of his shares of Class A Common Stock and some of his shares of Class B Common Stock). See "Description of Capital Stock", "Principal Stockholders", and "Certain Relationships and Related Transactions".


Management of Growth

   The Company has experienced rapid growth in the number of its employees and the scope of its operations since its inception. This growth has resulted in, and is expected to continue to create, new and increased responsibilities for management personnel, as well as added demands on the Company's operating and financial systems. The Company's continued growth will depend on its ability to manage this growth while implementing its strategy. The efforts of key management personnel and the Company's ability to attract or develop new management personnel and to integrate these new employees into its overall operations will be crucial to continued growth. If the Company is unable to manage growth effectively, the Company's business and results of operations could be materially and adversely affected. See "Management".

Dependence on Senior Management


   The success of the Company is largely dependent on the efforts and abilities of its senior management and certain other key personnel, particularly Mr. Leven, Chairman, President and Chief Executive Officer, Mr. Aronson,

Executive Vice President and Chief Financial Officer, and Steven Romaniello, Executive Vice President, Franchise Sales and Development. The Company's success will depend in large part on its ability to retain these individuals and other current members of its senior management team and to attract and retain qualified personnel in the future. The loss of members of senior management or of certain other key employees or the Company's inability to retain other qualified employees could have an adverse impact on the Company's business and results of operations. Currently, except with respect to Mr. Leven, the Company does not maintain key person life insurance on behalf of the lives of any of its officers or employees. See "Management".

   The terms of the Company's 10% Cumulative Redeemable Exchangeable Preferred Stock (the "Redeemable Preferred Stock") expressly require the Company to redeem any shares of Redeemable Preferred Stock outstanding in the event the employment of Mr. Leven is terminated by the Company for any reason (including resignation) at a redemption price per share equal to $100 plus all accrued and unpaid dividends thereon. As of June 30, 1996, the aggregate redemption price for all outstanding shares of Redeemable Preferred Stock, including accrued but unpaid dividends thereon, was $17,597,000. In addition, the Hawthorn Acquisition Agreement, by its terms, may be terminated by HSA Properties, L.L.C. ("HSA"), the entity from which the Company acquired the exclusive rights to franchise the Hawthorn Suites brand, if Mr. Leven is no longer employed by the Company, or upon his death or disability, at any time prior to a permitted transfer of the Company's rights thereunder or, if earlier, the satisfaction by the Company of certain hotel development levels set forth in such agreement. See "Risk Factors--Mandatory Redemption of Redeemable Preferred Stock", "Description of Capital Stock--Preferred Stock" and "Business--Acquisition of the Microtel and Hawthorn Suites Systems".


Management's Discretion With Respect to Proceeds of the Offering


   Although the Company intends to apply the net proceeds of the Offering in the manner described under "Use of Proceeds", the Company's management has broad discretion as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. As a result, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds. See "Use of Proceeds".

Risks Relating to Microtel Acquisition Agreement

   The Microtel Acquisition Agreement obligates the Company to execute new franchise agreements and have open or under construction a specified number of Microtels each year. Specifically, the Microtel Acquisition Agreement requires that there are, on a cumulative basis, at least 50 new Microtels open or under construction by December 1997, 100 by December 1998, 175 by December 1999, and 250 by December 2000. The Microtel Acquisition Agreement further provides that if the Company is unable to comply with the development schedule for two consecutive years but opens or has under construction at least 75% of the number of Microtels required by such schedule, the Company may cure the default by paying a $1 million penalty within 30 days of notice of such default. If the Company fails to comply with this development schedule and to make the requisite cure payment or payments, all rights to the Microtel system automatically revert to Hudson. There can be no assurance that the Company will comply with the foregoing development schedule, and the Company's failure to meet such schedule or to pay the requisite cure payments would have a material adverse effect on the Company. See "Business--Acquisition of the Microtel and Hawthorn Suites Systems".


Risks Relating to Hawthorn Acquisition Agreement


   Under the Hawthorn Acquisition Agreement, the Company is obligated to execute a minimum number of Qualified License Agreements (as defined below) for new Hawthorn Suites by certain dates (the "Termination Standard"). Specifically, the Hawthorn Acquisition Agreement requires that the Company have executed, on a cumulative basis, a minimum of 10 Qualified License Agreements by June 26, 1997, 20 by June 26, 1998, 40 by June 26, 1999, 60 by June 26, 2000, 80 by June 26, 2001, and 100 by June 26, 2002. The term
"Qualified License Agreement" is generally defined in the Hawthorn Acquisition Agreement as any license agreement granted by the Company for the use of the Hawthorn Suites brand, provided that (i) the hotel to which such agreement relates is an all-suites hotel (i.e., a hotel in which greater than 50% of the available rooms are suites) with more than 40 suites, (ii) all application fees required to be paid by the franchisee to the Company have been paid, (iii) the licensee owns or controls through long-term lease the land on which the hotel is located or is to be constructed and (iv) the average number of suites in hotels covered by Qualified License Agreements is greater than 50. If the Company fails to meet any of these development milestones and the default has not been cured prior to the delivery of a default notice, HSA may terminate the Hawthorn Acquisition Agreement.

   If the Company meets the Termination Standard, but fails to achieve specified higher development goals (the "Royalty Reduction Standard"), the percentage of franchise royalties payable to HSA will increase. The Hawthorn Acquisition Agreement may also be terminated, at the election of HSA, on the death, disability, retirement, resignation or termination of employment of Mr. Leven as Chief Executive Officer of the Company prior to such time as the Royalty Reduction Standard has been met or such time as there are 75 new Hawthorn Suites with a minimum aggregate total of 11,375 rooms ("Hawthorn Brand Saturation"). See "Business--Acquisition of the Microtel and Hawthorn Suites Systems".


Limitations on New Brands


   Under the Hawthorn Acquisition Agreement, the Company and its affiliates are generally restricted until June 26, 1998 from franchising any lodging brands other than (i) Hawthorn Suites brand hotels, (ii) Microtel brand hotels and (iii) other limited-service, non-suite hotel brands with an ADR of $49 and under. Until June 26, 1997, the Company must also refrain from franchising any brands outside of the lodging industry. In addition, until such time as Hawthorn Brand Saturation has been achieved or, if Hawthorn Brand Saturation is not achieved, for the duration of the term (unless earlier terminated) of the Hawthorn Acquisition Agreement and for six months thereafter, the Company may not franchise another all-suite hotel brand (other than Microtels costing under a certain amount to construct). If the Company decides to franchise another all-suite hotel brand after Hawthorn Brand Saturation has been achieved, HSA has the option to sell its interest in the Hawthorn Suites brand and system of operation to the Company for a sum equal to 10 times the portion of franchise royalty fees earned or accrued by HSA in the 12 months prior to such sale. See "Business--Acquisition of the Microtel and Hawthorn Suites Systems".


Competition for New Franchise Properties and Hotel Guests

   Competition among national brand franchisors and smaller chains in the lodging industry to grow their franchise systems is intense. The Company believes that competition for the sale of lodging franchises is based principally upon (i) the perceived value and quality of the brand, (ii) the nature and quality of services provided to franchisees, (iii) the franchisees' view of the relationship of building or conversion costs and operating expenses to the potential for revenues and profitability during operation and upon sale and (iv) the franchisee's ability to finance and sell the property. The Company's franchisees are generally in intense competition for guests with franchisees of other hotel chains, independent properties and owner-operated chains. The success of the Company's franchisees affects the profitability of the Company, as the Company's receipt of royalty fees under its franchise agreements is tied directly to the gross room revenues earned by its franchisees.

   In choosing a particular hotel or motel, consumers consider differences in room rates, quality and condition of accommodations, name recognition, availability of alternative lodging (including short-term lease apartments), service levels, reputation, safety, reservation systems and convenience of location.

   Both among consumers and potential franchisees, Microtel competes with budget and economy hotels such as Comfort Inn(R), Days Inn(R), Econo Lodge,(R) Fairfield Inn(R), Sleep Inn(R), Red Roof Inn(R), Budgetel Inn(R), Super 8(R), Ramada Limited(R), Motel 6(R), Jameson Inns(R), Travelodge(R), Thriftlodge(R), Knights Inn(R), Red Carpet Inn(R) and Scottish Inns(R). In the upscale, extended-stay sector, Hawthorn Suites hotels compete for consumers and potential franchisees with Residence Inn(R), Homewood Suites(R), Summerfield Suites(R) and Woodfin Suites(R). In the transient suites sector of the lodging industry, where the Company will be competing through its Hawthorn Suites LTD brand, the Company's principal competitors will include AmeriSuites(R), Hampton Inn and Suites(R), Fairfield SuitesSM, MainStaySM, CandlewoodSM, Wingate InnSM, Towne PlaceSM and Courtyard by Marriott(R), among others. Many of the Company's competitors are affiliated with larger chains with substantially more properties, greater marketing budgets and greater brand identity than the Company. There can be no assurance that the Company can franchise a sufficient number of properties to generate operating efficiencies that will enable it to compete with these larger chains.

General Risks of the Lodging Industry

   Although the Company does not currently own hotel properties, because the Company's revenues vary directly with its franchisees' gross room revenues, the Company's business is impacted by the effects of risks experienced by hotel operators generally. The budget, extended-stay and transient suite segments of the lodging industry, the segments in which hotels franchised under the Company's brands currently operate or plan to operate, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of or a reduction in demand for lodging or a scarcity of potential sites in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations that influence or determine wages, prices, construction costs or methods of operation, changes in interest rates, the availability of financing for operating or capital needs and changes in real estate tax rates and other operating expenses. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. Downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies could have a material adverse impact on the Company's ability to locate new franchisees.

   As a hotel franchisor, the Company expects to experience seasonal revenue patterns similar to those experienced by participants in the lodging industry generally. Accordingly, the summer months, because of increases in leisure travel, are expected to produce higher franchise royalty revenues for the Company than other periods during the year. In addition, developers of new hotels typically attempt, whenever feasible, to schedule the opening of a new property to occur prior to the spring and summer seasons. This may have a seasonal impact on the Company's revenues, a significant portion of which is not recognized until the opening of a property. Accordingly, the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

Development Risk

   Although the Company does not currently own hotel properties, because its revenues are dependent on the revenues of its franchisees, the Company is subject to risks associated with developing hotel properties. These risks, which are applicable to Microtels as new construction properties and Hawthorn Suites as both new construction and conversion properties, include delays in completion of construction, failure to obtain all necessary zoning and construction permits, discovery of environmental hazards, unavailability of financing on favorable terms, if at all, the failure of developed properties to achieve desired revenue or profitability levels once opened, competition for suitable development sites from competing franchise chains, the risk of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations and interpretations and general economic and business conditions. The Company's revenues may also be adversely affected by increases in interest rates, which could increase the costs of financing new hotel construction or the conversion of existing hotels. Any one of these risks could discourage or prohibit potential franchisees from beginning or completing hotel projects. In addition, in connection with the American Dream Program, the Company may in the future lease and, ultimately, own Microtels. To the extent the Company leases and/or owns hotel properties it would be subject to risks experienced by hotel operators generally.

Risks Relating to the Franchisee Financing Facility

   In May 1996, the Company reached an agreement in principle with NACC, pursuant to which NACC would make available to the Company's franchisees over a two-year period up to $200 million in construction and long-term mortgage financing, subject to certain terms and conditions (the "Franchisee Financing Facility"). Under the Franchisee Financing Facility, the ultimate decision regarding the provision of loans to franchisees will be made by NACC. There can be no assurance that any loans will be made in connection with the Franchisee Financing Facility or any other financing facility. See "Business--Special Programs--Franchisee Financing Facility".

   The Company generally does not make construction or mortgage loans to its franchisees. However, in connection with the Franchisee Financing Facility, the Company may in the future participate in construction loans and long-term mortgage loans made to franchisees, including through direct subordinated loans to such franchisees. In such cases, the Company would be subject to the risks experienced by lenders generally, including risks of franchisee/borrower defaults and bankruptcies. In the event of a default under such loans, the Company, as a subordinated lender, would bear the risk of loss of principal to the extent the value of the collateral was not sufficient to pay both the senior lender and the Company, as subordinated lender. See "Risk Factors--Regulation" and "Business--Special Programs--Franchisee Financing Facility".

Regulation

   The sale of franchises is regulated by various state laws, as well as by the Federal Trade Commission (the "FTC"). The FTC requires that franchisors make extensive disclosure to prospective franchisees, although it does not require registration of offers to prospective franchisees. A number of states require registration and disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations currently are not materially adversely affected by such regulations, the Company cannot predict the effect any future legislation or regulation may have on its business operations or financial condition.


   Additionally, various national, state and local laws and regulations may affect activities undertaken by the Company in connection with the Franchisee Financing Facility and under an agreement with PMC Commercial Trust ("PMC"), pursuant to which the Company has agreed to, among other things, make available to potential Microtel franchisees information regarding PMC's financing programs for land acquisition and construction costs (the "PMC Agreement"). In particular, the Company may be required to obtain a license or to register in certain states in order to arrange loans to be made by NACC or PMC, as the case may be, under such programs or in the event the Company determines to make loans itself under the Franchisee Financing Facility. See "Business--Special Programs--Franchisee Financing Facility" and "--PMC Agreement".


Mandatory Redemption of Redeemable Preferred Stock


   As of June 30, 1996, there were 163,500 shares of the Company's Redeemable Preferred Stock outstanding. Pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation (the "Charter"), the Company is required, upon the earlier of (i) September 29, 2007 or (ii) a Change of Control (as defined below) of the Company, to redeem each outstanding share of Redeemable Preferred Stock at a cash price per share equal to $100 plus all accrued and unpaid dividends thereon. A "Change of Control" is defined generally as (A) the sale of all or substantially all of the Company's assets, (B) the transfer of more than 50% of its Common Stock to persons who are not employees of the Company and were not stockholders prior to the Offering or (C) the termination of the employment of Mr. Leven for any reason by the Company (including resignation). If Mr. Leven's employment were to be terminated by the Company for any reason or the Company were to otherwise experience a Change of Control, the Company would be obligated to redeem all outstanding shares of Redeemable Preferred Stock at a cost, as of June 30, 1996, of $17,597,000. See "Description of Capital Stock--Preferred Stock".


No Prior Market for Class A Common Stock; Possible Volatility of Stock Price

   Prior to the Offering, there has been no public market for the Class A Common Stock, and there can be no assurance that a regular trading market for the Class A Common Stock will develop after the Offering or that, if developed, it will be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiation between the Company and the Underwriters based on several factors and will not necessarily reflect the market price of the Class A Common Stock after the Offering or the price at which the Class A Common Stock may be sold in the public market after the Offering.

   The market price for the Class A Common Stock may be significantly affected by such factors as the Company's operating results, changes in any earnings estimates publicly announced by the Company or by analysts, announcements of new brands acquired by the Company or its competitors, seasonal effects on revenues and various factors affecting the economy in general. In addition, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, especially newly public companies, have experienced wide price fluctuations not necessarily related to the fundamentals or operating performance of such companies.

Dilution


   The amount by which the initial public offering price per share of Class A Common Stock exceeds the pro forma net tangible book value per share of Common Stock after the Offering constitutes dilution to investors in the Offering. Based on an assumed initial public offering price of $13.00 per share (the midpoint of the range of prices set forth on the cover of this Prospectus), purchasers of shares of Class A Common Stock in the Offering would experience an immediate and substantial dilution of net tangible book value of $12.06 per share. See "Dilution".


Absence of Dividends

   The Company intends to retain any earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of the Company's Redeemable Preferred Stock contain, and future financing agreements may contain, limitations on the payment of cash dividends or other distributions of assets to the holders of Common Stock. See "Dividend Policy".

Anti-Takeover Devices


   Certain provisions of the Charter and the Company's Amended and Restated By-Laws (the "By-laws") that will become operative prior to or simultaneously with the closing of the Offering may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that stockholders might otherwise consider in their best interests. These provisions (i) allow only the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company to call special meetings of the stockholders, (ii) eliminate the ability of stockholders to take any action without a meeting, (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (iv) generally authorize the issuance of one or more classes of "blank check" preferred stock (in addition to the Redeemable Preferred Stock), with such designations, rights and preferences as may be determined from time to time by the Board of Directors, (v) require approval of holders of 75% of the outstanding Class B Common Stock for the Board of Directors to create a series of Preferred Stock with general voting rights or with the right to elect a majority of directors under any circumstances and (vi) require approval of holders of 75% of the outstanding voting power to amend or repeal items (i), (ii), (v) and (vi) above. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions".


Shares Eligible for Future Sale


   Upon the consummation of the Offering, the Company will have 9,872,490 shares of Class A Common Stock outstanding and 2,707,919 shares of Class B Common Stock outstanding. Of these shares, the 2,325,000 shares of Class A Common Stock offered hereby will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"). In addition, approximately 9,425,000 shares of Class A Common Stock (including shares of Class A Common Stock into which the Class B Common Stock is convertible) will be eligible for sale under Rule 144 beginning on September 29, 1997 (subject to certain volume limitations and other restrictions prescribed by Rule 144). At such time as at least 20% of the outstanding Common Stock has been registered for public sale, certain holders of Common Stock (who, following the Offering, will own in the aggregate 7,547,490 shares of Class A Common Stock and 2,707,919 shares of Class B Common Stock) will have "piggyback" registration rights permitting such holders to include a portion of their shares (including, in the case of Class B Common Stock, the shares of Class A Common Stock into which such shares are convertible), at the Company's expense, in certain registration statements filed by the Company (the "piggyback shares"). The maximum number of shares of Class A Common Stock that may be included in such registration by such holders is determined by multiplying all of the piggyback shares by a fraction, the numerator of which is the number of shares being registered by the Company and the denominator of which is the number of shares to be outstanding after such registration (excluding the piggyback shares). In addition, subsequent to September 29, 2000, holders of a majority of such shares will have the right to request on one occasion (subject to certain limitations) that such shares (including, in the case of Class B Common Stock, the shares of Class A Common Stock into which such shares are convertible) be registered for resale under the Securities Act at the Company's expense. See "Certain Relationships and Related Transactions" and "Description of Capital Stock--Registration Rights". No prediction can be made as to the effect, if any, that sales of shares of Class A Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. The Company, its officers and directors and certain of its other stockholders have agreed with the Underwriters not to sell or otherwise dispose of any of their shares of Class A Common Stock or Class B Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the representatives of the Underwriters. Nevertheless, the possibility that substantial amounts of Class A Common Stock (including those shares into which the Class B Common Stock is convertible) may be sold in the public market may adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's ability to raise equity capital in the future.

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of the shares of Class A Common Stock offered hereby are estimated to be approximately $21,364,000 ($24,673,887 if the Underwriters' over-allotment option is exercised in full), based on an initial public offering price of $13.00 per share (the midpoint of the range of prices set forth on the cover of this Prospectus), after deducting the underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.


   The proceeds of the Offering will be used for working capital and general corporate purposes, which may include (i) funding the Company's remaining obligations (approximately $2 million) under the Microtel Acquisition Agreement , (ii) acquiring additional lodging or other service-oriented brands or exclusive franchise rights (to the extent permitted under the Hawthorn Acquisition Agreement), (iii) making initial deposits in connection with the American Dream Program until qualified lessees can be identified,
(iv) investing in financing programs developed by its wholly owned subsidiary, US Funding Corp., and (v) investing in entities that make equity investments in hotel properties built and managed by certain franchisees with the potential for multi-unit development. The Company currently has no agreements, commitments or formal understandings with respect to any acquisitions and, accordingly, is unable to estimate the aggregate amount of the net proceeds that may be used for any such purposes. Pending such uses, the Company intends to invest such funds in cash and marketable securities; provided that the Company intends to invest and to use the net proceeds of the Offering so as not to be considered an investment company within the meaning of the Investment Company Act of 1940. See "Business--Acquisition of the Microtel and Hawthorn Suites Systems", "--Business Strategy--Acquisitions" and "--Special Programs".

   The Offering is also intended to increase the Company's equity base, provide a public market for the Company's Class A Common Stock, facilitate future access by the Company to the public equity markets and possibly provide an additional form of currency for future acquisitions.

                               DIVIDEND POLICY

   The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain its earnings to provide funds for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. The terms of the Company's Redeemable Preferred Stock prohibit the Company from declaring or paying dividends on its Common Stock at any time when dividends have not been paid in full with respect to its Redeemable Preferred Stock (although dividends are payable in additional shares of Redeemable Preferred Stock). Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Stock--Preferred Stock".

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company at June 30, 1996 on a historical basis and on a pro forma basis reflecting the Reclassification, certain amendments (collectively, the "1996 Amendment") to be made to the agreements pursuant to which Messrs. Leven and Aronson purchased shares of Old Common Stock (the "Old Stock Purchase Agreements"), and the Offering (including the application of the proceeds therefrom), assuming an initial public offering price per share of $13.00 (the midpoint of the range of prices set forth on the cover of this Prospectus). The table should be read in conjunction with the Selected Financial Data and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. See "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders--Management's Shares of Common Stock".


                                                       June 30, 1996
                                                -----------------------------
                                                 Historical      Pro Forma
                                               --------------  --------------
Long Term Debt

Due to Hudson                                   $   731,000     $   731,000

Redeemable Stock

10% Cumulative Redeemable Exchangeable
  Preferred Stock, par value $.01 per share;
  up to 525,000 authorized; 163,500 shares
  issued and outstanding as of June 30, 1996     17,597,000      17,597,000

Redeemable shares of Class A Common Stock, par
  value $.01 per share; 3,186,294 shares
  issued and outstanding as of June 30,
  1996(1)                                           330,000

Redeemable shares of Class A Common Stock, par
  value $0.01 per share; 2,006,559 shares
  issued and outstanding after the
  Reclassification, the 1996 Amendment and the
  Offering(1)                                            --         208,000

Stockholders' Equity (Deficit)

Common Stock, par value $.01 per share;
  7,569,115 shares of Class A Common Stock
  issued and outstanding as of June 30, 1996         78,000

Common Stock, par value $0.01 per share;
  30,000,000 shares of Class A Common Stock and
  5,000,000 shares of Class B Common Stock
  authorized; 7,865,931 shares of Class A
  Common Stock and 2,707,919 shares of
  Class B Common Stock issued and outstanding
  after the Reclassification, the 1996 Amendment
  and the Offering(2)                                               106,000

Capital in excess of par                                         21,458,000

Accumulated Deficit                              (4,970,000)     (4,970,000)
                                               --------------  --------------

Total Stockholders' Equity (Deficit)             (4,892,000)     16,594,000
                                               --------------  --------------

Total Capitalization                            $13,766,000     $35,130,000
                                               ==============  ==============


(1) These shares are redeemable under certain conditions by the Company for reasons not under the Company's control. See "Principal
    Stockholders--Management's Shares of Common Stock".

(2) Excludes 325,000 shares of Class A Common Stock reserved for issuance under the U.S. Franchise Systems, Inc. 1996 Stock Option Plan (the "Option Plan") and 125,000 shares of Class A Common Stock reserved for issuance under the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors ("The Directors Plan").

                                   DILUTION


   At June 30, 1996, the net tangible book value of the Company was a deficit of $9,569,000 or ($0.89) per share of outstanding Common Stock (taking into account the Reclassification). After giving effect to the Reclassification and to the sale of the 1,825,000 shares of Class A Common Stock being offered by the Company hereby at an assumed initial offering price of $13.00 per share (the midpoint of the range of prices set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom (after deducting estimated offering expenses and underwriting discounts and commissions), the pro forma net tangible book value of the Company at June 30, 1996 would have been $11,795,000, or $0.94 per share, representing an immediate increase in net tangible book value of $1.83 per share to existing stockholders and an immediate dilution of $12.06 per share to persons purchasing shares of Class A Common Stock in the Offering. The following table illustrates this per share dilution:


 Assumed initial public offering price per share (1)                 $13.00

Net tangible book value per share of
  Common Stock at June 30, 1996
  (adjusted for the Reclassification
  but excluding the Offering)                             $(0.89)

Increase in net tangible book value per
  share of Common Stock attributable to
  new investors in the Offering                             1.83

Pro forma net tangible book value per share
  of Common Stock after the Offering                                   0.94

                                                                   ---------

Dilution per share to purchasers of Class A
  Common Stock in the Offering                                       $12.06

                                                                   ---------

(1) Before deduction of underwriting discounts and commissions and offering expenses.


   The following table sets forth, as of June 30, 1996, and after giving effect to the Reclassification and the Offering, the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid by existing stockholders and to be paid by purchasers of shares in the Offering, assuming that shares purchased in the Offering are sold at $13.00 per share (the midpoint of the range of prices set forth on the cover page of this Prospectus) and before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company:



                              Shares Purchased         Total Consideration
                         -------------------------- -------------------------  ------------
                                                                                Average
                                                                                 Price
                              Number       Percent      Amount      Percent    Per Share
                         ---------------  --------- --------------  ---------  ------------
Existing Stockholders       10,755,409       85.0%    $ 1,112,000      5.0%      $ 0.10
New Investors                1,825,000(1)    15.0      23,725,000     95.0       $13.00
                         ---------------  --------- --------------  ---------  ------------
                            12,580,409      100.0%    $24,837,000    100.0%
                         ===============  ========= ==============  =========


(1) Does not include shares of Class A Common Stock to be purchased in the Offering from the Selling Stockholders, as the Company will not receive any proceeds from the sale of such shares.

                           SELECTED FINANCIAL DATA

   Set forth below is certain selected consolidated historical financial information of the Company and its subsidiaries as of December 31, 1995 and June 30, 1996, for the period from August 28, 1995, the date of the Company's inception, to December 31, 1995 and the six months ended June 30, 1996. Such information has been derived from the Company's Consolidated Financial Statements and related Notes thereto as of such dates and with respect to such periods, which financial statements have been audited by Deloitte & Touche LLP, independent auditors. Their report on the Company's financial statements as of such dates and for such periods is included elsewhere in this Prospectus. See the Consolidated Financial Statements and related Notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                           Period from
                                        August 28, 1995 to   Six Months Ended
                                        December 31, 1995     June 30, 1996
                                     ----------------------  ----------------
                                      (in thousands of dollars, except share
                                                and per share data)
Statement of Operations Data:
Revenues  ....................................$     --         $       395
Operating expenses .......................       1,327               3,849
Operating loss  ............................      1,327              3,454
Interest income ...........................        195                 331
Interest expense ..........................         36                  72
Net loss  ....................................      1,168            3,195
Loss applicable to common
  stockholders .............................      1,645              4,033
Net loss applicable to common
  stockholders per share (1) ..........           0.15                0.38
Weighted average number of common
  shares
   outstanding (2)  ....................... 10,755,409          10,755,409

Balance Sheet Data (at period end):
Working capital ...........................$    13,265         $     8,029
Total assets ...............................     18,072             19,027
Total liabilities  ........................      1,845               5,992
Redeemable Preferred Stock  ............        16,759              17,597
Redeemable Common Stock  ................          330                 330
Stockholders' deficit ...................          862               4,892


(1) Based upon 8,047,490 shares of Class A Common Stock and 2,707,919 shares of Class B Common Stock assumed to be outstanding after the Reclassification but before the Offering.

(2) Includes 3,186,294 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control. See "Principal Stockholders--Management's Shares of Common Stock".

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


   The Company was formed in August 1995 to acquire, market and expand high-quality, well-positioned brands with potential for rapid unit growth through the sale of franchises to third-party operators. The Company commenced operations in October 1995 and has since focused on acquiring brands and developing the infrastructure necessary to increase the size and scope of each brand.

   Since October 1995, the Company has acquired two lodging brands--Microtel (October 1995) and Hawthorn Suites (March 1996). The Company has hired and trained a staff of 73 employees, including a franchise sales force of 28, which management believes is the third largest franchise sales organization in the lodging industry. In addition, the Company has hired executive and other management employees to head its marketing, administration, construction and design, finance, training, personnel, national accounts purchasing and public relations departments. As a result of these hirings, the Company believes that it has established the infrastructure sufficient to support significant growth of its brands without further large increases in its senior management team. Most of the Company's employees have extensive experience with franchise companies in general and lodging companies specifically.


   In addition, the Company has prepared documentation required under various federal and state laws for the sale of new franchises under both the Microtel and Hawthorn Suites brands, including a Uniform Franchise Offering Circular (a "UFOC"), a form of Franchise Agreement and an application form for each brand. Subsidiaries of the Company are currently registered to sell Microtels and Hawthorn Suites hotels in all 50 states. The Company has also developed the marketing materials, architectural and construction plans, training programs, reservation systems and franchisee assistance programs to support the sale of Microtel and Hawthorn Suites franchises.

   In order to support its franchise sales effort, the Company has arranged for a third party to make financing available to its franchisees. In May 1996, the Company reached an agreement in principle with NACC with respect to the Franchisee Financing Facility, pursuant to which NACC would make available to the Company's franchisees, over a two-year period, up to $200 million in construction and long-term mortgage financing, subject to certain terms and conditions. Under the Franchisee Financing Facility, the ultimate decision regarding the provision of loans to franchisees will be made by NACC. See "Business--Special Programs--Franchisee Financing Facility".

Results of Operations

   Comparison of the four month period ended December 31, 1995 to the six month period ended June 30, 1996


   General. Although the Company was formed in August 1995, it did not begin operations until October 1995, making the period from August 28, 1995 (inception) to December 31, 1995 (the "1995 Period") effectively a three month time period from an operations perspective. During the 1995 Period, the Company's primary focus was the hiring of its executive staff and the acquisition of the Microtel brand. The Company experienced a three to four month period between the closing of its acquisition of the exclusive worldwide franchising rights of the Microtel hotel system (the "Microtel Acquisition") and the beginning of significant franchise sales activities, during which time the Company (i) hired and trained its key executive staff and franchise sales personnel, (ii) developed sales materials, prototypical architectural drawings and various employee and franchisee training manuals and (iii) completed legal documentation and filings necessary to allow the Company to sell franchises in all states. The Company experienced a similar three to four month lag period between the closing of its acquisition of the exclusive worldwide rights to franchise hotels under the Hawthorn Suites brand (the "Hawthorn Acquisition") and the beginning of significant franchise sales activities. Accordingly, the full-time franchise sales efforts for the Microtel and Hawthorn Suites brands did not begin until January 1996 and July 1996, respectively. The Company did not acquire the rights to royalties related to properties that were open or under development at the time of the Microtel Acquisition or the Hawthorn Acquisition, although the Company will receive reservation and marketing fees from the franchisees of such properties. See "Business--Acquisition of the Microtel and Hawthorn Suites Systems".

   The table below summarizes the results of the Company's franchise sales efforts as of the dates below.

                             Executed        Franchise        Properties
                            Franchise      Applications          Under
        Microtel            Agreements     Accepted (1)      Construction
------------------------ --------------- ----------------  -----------------
December 31, 1995                3              10                 0
March 31, 1996                  47              32                 1
June 30, 1996                   93              63                 1
September 30, 1996             145              74                 7

     Hawthorn Suites
------------------------
June 30, 1996                    0               1                 0
September 30, 1996               5              16                 2


(1) Represents franchise applications as to which the Company has approved the proposed site and the prospective franchisee but has not yet executed a franchise agreement.

   Revenue. The Company generated $395,000 of revenues, representing reservation and marketing fees collected from franchisees, during the six months ended June 30, 1996. The Company began collecting such fees from Microtel and Hawthorn Suites franchisees in February 1996 and April 1996, respectively, and, accordingly, no such revenues were earned during the 1995 Period. While the Company recognizes reservation and marketing fees as revenues, such fees are intended to reimburse the Company for the expenses associated with providing support services to its franchisees and do not produce any profit for the Company. The Company also received franchise application fees of $2,722,000 for the six months ended June 30, 1996, compared to $120,000 for the 1995 Period. However, such fees are recognized as revenue only when the applicable hotel opens, and therefore, the Company did not recognize revenues related to such fees during the applicable periods.

   Expenses. Reservation and marketing costs were $13,000 for the 1995 Period and $490,000 for the six months ended June 30, 1996. The increase in marketing and reservation costs in the latter period reflects the availability of reservation and marketing fees paid to the Company by franchisees, as well as additional spending by the Company to promote the Microtel brand to travelers. In the second half of 1996 and through 1997 as well, the Company expects to spend more on marketing and reservations than it receives from its franchisees, as it continues its efforts to build recognition and acceptance of its newly-acquired brands among the traveling public. Sales commissions of $41,000 were paid during the 1995 Period for the three license agreements executed during such period compared to commissions of $1,241,000 which were paid with respect to the 90 license agreements executed during the six months ended June 30, 1996, reflecting the higher level of sales activity in the latter period. Such payments will not be recognized as expenses until the applicable hotel opens and the related application fee is recognized as revenue. Other franchise sales and advertising costs, which are costs related to the Company's franchise sales effort, were $550,000 for the 1995 Period and $1,263,000 for the six months ended June 30, 1996. This increase primarily relates to the addition of six sales people in connection with the Hawthorn Acquisition. Corporate salaries, wages and benefits, which are non-selling personnel costs, were $423,000 during the 1995 Period and $993,000 for the six months ended June 30, 1996. Approximately $120,000 of this increase was the result of 11 hirings made necessary by the Hawthorn Acquisition. The remainder reflects the comparison of the six months ended June 30, 1996 with the 1995 Period, which was effectively a three-month operating period. Other general and administrative expenses were $215,000 during the 1995 Period compared to $835,000 (including a $200,000 non-recurring charge related to the anticipated termination of the Company's corporate office lease) for the six months ended June 30, 1996. In addition to the $200,000 non-recurring charge, the difference reflects the increased activity experienced by the Company during the first six months of 1996 as compared to the last three months of 1995, when it was in its start-up phase. Depreciation and amortization expense includes depreciation of equipment for the corporate and regional sales offices, amortization of the cost of acquiring the Microtel brand and the exclusive rights to franchise the Hawthorn Suites brand, amortization of consulting payments made to Hudson under the Microtel Acquisition Agreement and amortization of costs related to the formation of the Company. Such costs were $126,000 in the 1995 Period and $268,000 in the six months ended June 30, 1996.


   Other Income/Expense. During the 1995 Period and the six months ended June 30, 1996, interest expense of $36,000 and $72,000, respectively, was accrued on the remaining portion of the purchase price of the Microtel brand. Interest income of $195,000 in the 1995 Period and $331,000 in the six months ended June 30, 1996 resulted from investments in cash and marketable securities held by the Company.

   Net Loss. The Company had a net loss of $1,168,000 and net loss applicable to common stockholders of $1,645,000 (including $477,000 of accumulated but undeclared and unpaid dividends on Redeemable Preferred Stock) for the 1995 Period. For the six months ended June 30, 1996, the net loss was $3,195,000 and the loss applicable to common stockholders was $4,033,000 (including $838,000 of accumulated but undeclared and unpaid dividends on the Redeemable Preferred Stock). The Company had a net operating loss carryforward for income tax purposes on December 31, 1995 and June 30, 1996 of $1,037,000 and $2,792,000, respectively. Given the limited operating history of the Company, management has recorded a valuation allowance for the full amount of the deferred tax asset on December 31, 1995 and June 30, 1996 .


Liquidity and Capital Resources


   The Company has financed its operations since its inception primarily through a private placement of securities, franchise application fees and interest income. In October 1995, the Company raised approximately $17.5 million in gross proceeds through sales of shares of Old Common Stock and Redeemable Preferred Stock. Franchise application fees and interest income generated cash of $120,000 and $195,000, respectively, for the 1995 Period and $2,306,000 and $331,000, respectively, for the six months ended June 30, 1996. In the 1995 Period, the Company invested $3,720,000, of which $3,428,000 related to the Microtel Acquisition, $137,000 went toward the acquisition of equipment and $155,000 was for organization costs. Of the approximately $3.4 million spent to acquire the Microtel brand, $1,437,000 was paid in the form of a note, with the remainder paid in cash. In the six months ended June 30, 1996, the Company spent a total of $388,000, $271,000 of which was used to purchase equipment and $117,000 was spent primarily on legal costs relating to the Hawthorn Acquisition.

   In the future, the Company will support the American Dream Program by committing to make initial deposits under such program until qualified lessees can be identified. In the event a qualified lessee is not identified for a particular property, the Company may become the lessee under the program. If the Company becomes the lessee with respect to a particular property, it may also acquire the Microtel from the franchisee under the terms of the American Dream Program. See "Business--Special Programs--American Dream Program". The Company anticipates that the net proceeds of the Offering, together with cash on hand and interest thereon, will be sufficient to fund the Company's working capital requirements and to carry out part of the Company's business strategy. See "Business--Business Strategy". The Company may fund its future cash needs through additional equity or debt offerings, although there can be no assurance that the Company will be able to do so. The Company had outstanding indebtedness related to the Microtel Acquisition of $1,437,000 as of both December 31, 1996 and June 30, 1996.

   As of June 30, 1996, there were 163,500 shares of the Company's Redeemable Preferred Stock outstanding. Pursuant to the terms of the Charter, the Company is required, upon the earlier of (i) September 29, 2007 or (ii) a Change of Control of the Company, to redeem each outstanding share of Redeemable Preferred Stock at a cash price per share equal to $100 plus all accrued and unpaid dividends thereon. If Mr. Leven's employment were to be terminated by the Company for any reason (including resignation) or the Company were to otherwise experience a Change of Control, the Company would be obligated to redeem all outstanding shares of Redeemable Preferred Stock at a cost, as of June 30, 1996, of $17,597,000. See "Risk Factors--Mandatory Redemption of Redeemable Preferred Stock" and "Description of Capital Stock--Preferred Stock".

Seasonality

   As a hotel franchisor, the Company expects to experience seasonal revenue patterns similar to those experienced by participants in the lodging industry generally. Accordingly, the summer months, because of increases in leisure travel, are expected to produce higher franchise royalty revenues for the Company than other periods during the year. In addition, developers of new hotels typically attempt, whenever feasible, to schedule the opening of a new property to occur prior to the spring and summer seasons. This may have a seasonal impact on the Company's revenues, a significant portion of which is not recognized until the opening of a property. Accordingly, the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

Inflation

   The rate of inflation has not had a material effect on the revenues or operating results of the Company since its inception.

                                   BUSINESS

Overview

   U.S. Franchise Systems, Inc. ("USFS" or the "Company") was formed in August 1995 to acquire, market and expand high-quality, well-positioned brands with potential for rapid unit growth through the sale of franchises to third-party operators. The Company's initial brands, which are in the lodging industry, are the Microtel budget hotel brand ("Microtel") and the Hawthorn Suites upscale, extended-stay hotel brand ("Hawthorn Suites"). The Company acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, their profitability for franchisees at the property level and their positions in attractive segments of the lodging industry.


   The Company has assembled an experienced management team and sales force led by its Chairman, President and Chief Executive Officer, Michael A. Leven, who has 35 years of experience in the lodging industry, and its Executive Vice President and Chief Financial Officer, Neal K. Aronson, a former principal of the New York investment firm Odyssey Partners, L.P. Mr. Leven most recently served as President and Chief Operating Officer of Holiday Inn Worldwide (1990-95) and President and Chief Operating Officer of Days Inn of America, Inc. (1985-90), franchisors of the two largest lodging brands in the world. The Company has hired and trained a staff of 73 employees, including a 28-person sales force, which management believes is the third largest franchise sales organization in the lodging industry. Mr. Leven and the Company's sales force have collectively sold over 2,200 hotel franchises on behalf of other hotel chains. Since acquiring the Microtel brand in October 1995 and establishing a sales force by January 1996, the Company has executed 145 franchise agreements and accepted applications for an additional 74 hotels as of September 30, 1996, expanding the number of states in which Microtels are or may be located from 10 to 44. Since acquiring the exclusive rights to franchise the Hawthorn Suites brand in March 1996 and establishing a sales force by July 1996, the Company has executed five franchise agreements and accepted applications for 16 additional hotel sites as of September 30, 1996.


   As a franchisor, USFS licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). The Company provides its franchisees with a variety of benefits and services designed to (i) decrease development costs, (ii) shorten the time frame and reduce the complexity of the construction process and (iii) increase the occupancy rates, revenues and profitability of the franchised properties. The Company offers prospective franchisees access to financing, a business format, design and construction assistance (including architectural plans), uniform quality standards, training programs, national reservations systems, national and local advertising and promotional campaigns and volume purchasing discounts. The Company does not currently build, own or manage properties.

   The Company expects that its future revenues will consist primarily of (i) franchise royalty fees, (ii) franchise application fees, (iii) reservation and marketing fees, (iv) various fees and other revenues from third-party financing arranged by the Company for its franchisees and (v) payments made by vendors who supply the Company's franchisees with various products and services. Currently, the Company derives substantially all of its revenues from reservation and marketing fees collected from its franchisees. The Company also receives cash from its franchisees in the form of application fees, which are recognized as revenue only upon the opening of the underlying hotels. See the Consolidated Financial Statements and the related Notes included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Business Strategy

   The Company's business strategy is to (i) rapidly increase the number of open Microtels and Hawthorn Suites, (ii) operate its administrative and franchisee support departments in order to maximize the operating leverage inherent in the franchising business and (iii) acquire additional lodging or other service-oriented brands that provide attractive unit economics to franchisees and significant growth opportunities for the Company (to the extent permitted under the Hawthorn Acquisition Agreement). See "--Acquisition of the Microtel and Hawthorn Suites Systems".


   Growth of the Franchise Systems. The Company is focused on accelerating the growth of the Microtel and Hawthorn Suites franchise systems through the sale of franchises to third-party owners and operators. To this end, the Company has hired a 28-person sales force (which the Company believes is the third largest in the lodging industry) whose members have sold 150 franchises and secured an additional 90 franchise applications on behalf of the Company since its inception. The Company also benefits from the extensive experience of Mr. Leven, who has served as President and Chief Operating Officer of the franchisors of the world's two largest lodging brands. The sales force targets a broad pool of potential franchisees, including both franchisees with experience developing and operating multiple hotel properties and single-unit franchisees, including first-time hotel owners.

   In addition to direct sales, management is actively developing programs designed to accelerate the growth of the Microtel and Hawthorn Suites systems. For example, the Company has developed a financing program through which NACC would make construction and long-term mortgage financing available to franchisees. This program is intended to add speed and certainty to the hotel development process, enabling franchisees to spend more time identifying hotel locations and developing properties and less time obtaining financing. The Company has also created the American Dream Program, which is designed to enable first-time hotel owners to lease and own a Microtel with a low initial investment and thereby increase the number of potential Microtel franchisees. The Company expects to participate in the American Dream Program by committing to make initial deposits on and to lease Microtels under this program until qualified lessees can be identified. See "--Special Programs".


   Finally, the Company has extended the Microtel and Hawthorn Suites brands from two products at the time of their respective acquisitions (Microtel Inn and Hawthorn Suites) to five products currently (including Microtel Inn & Suites, Microtel Suites and Hawthorn Suites LTD). The Company believes that brand extensions allow it to capitalize on the recognition of its brands among consumers and franchisees and to compete in new markets without the costs associated with acquiring an existing brand. Of the 145 Microtel franchise agreements executed by the Company since the Microtel Acquisition, over 50% relate to Microtel Inn & Suites or Microtel Suites, two of the products that the Company developed since acquiring the Microtel brand.


   Operating Leverage. The Company expects to benefit in the future from the operating leverage inherent in its cost structure. As new Microtels and Hawthorn Suites open, the Company expects that recurring royalty revenues (derived from its franchisees' gross room revenues) will represent an increasing percentage of the Company's total revenues. At the same time, the Company expects to incur relatively limited incremental expenses associated with these royalty revenues because the Company (i) has hired and trained the sales force and has staffed teams of marketing, franchise administration, construction and design, reservations and other professionals at levels it believes are necessary to support the intended expansion of the Microtel and Hawthorn Suites brands and (ii) earns reservation and marketing fees from franchisees to offset a large portion of its expenditures on these activities. At the same time, the Company, as a franchisor, does not incur the significant capital costs and operating expenses associated with owning hotels.


   Acquisitions. A principal focus of the Company's business strategy is on the acquisition of additional lodging and other service-oriented franchise brands. In evaluating potential acquisitions, the Company seeks brands that have clear market positions and significant multi-unit expansion potential, are profitable and relatively easy to manage at the unit level and, at the same time, can be integrated on a cost-effective basis into the Company's franchise sales and franchisee support organization. From time to time, the Company engages in discussions with owners of various lodging and non-lodging brands. However, under the terms of the Hawthorn Acquisition Agreement, the Company is generally prohibited until June 26, 1998 from franchising any lodging brand other than (i) Hawthorn Suites brand hotels, (ii) Microtel brand hotels and (iii) other limited-service, non-suite hotel brands with an ADR of $49 and under. In addition, until June 26, 1997, the Company generally may not franchise any non-lodging brands. Also, until 175 Hawthorn Suites with 11,375 rooms have been developed, the Company may not franchise another all-suite hotel brand (other than Microtels costing under a certain amount to construct). As of September 30, 1996, the Company did not have any agreements, commitments or formal understandings with third parties regarding possible acquisitions. See "--Acquisition of the Microtel and Hawthorn Suites Systems".


The Hotel Franchising and Lodging Industries

Hotel Franchising. In recent years, owners of hotels not affiliated with regional or national lodging companies have increasingly chosen to join hotel franchise chains. The Company and other hotel franchise chains provide a number of services designed to directly or indirectly increase hotel occupancy rates, revenues and profitability. The Company believes that hotel operators often view franchise chain membership as an important means of remaining competitive with hotels that are either owned by or affiliated with national or regional lodging companies. In determining whether to affiliate with a franchise chain, hotel operators will compare costs of affiliation with the incremental revenues anticipated to be derived from chain membership. Costs of affiliation include capital expenditures and operating costs required to meet a chain's quality and operating standards, plus the ongoing payment of franchise royalties and assessments for the reservations system and marketing programs maintained by the franchisor.

Lodging Industry. The lodging industry has traditionally been divided into five segments, each of which is identified by the average daily room rate generally charged by hotel operators in the segment (the "ADR"). According to an industry study, in 1995 the various segments and their respective ADRs were: budget (approximately $36), economy (approximately $47), mid-price (approximately $61), upscale (approximately $80) and luxury (approximately $118). Hotels are further segmented into limited-service and full-service, depending on the degree of food and beverage and other services offered, and hotels are also segmented into transient hotels, which serve short-term guests, and extended-stay hotels, which serve guests on multiple night or multiple week stays. The Company's franchised properties operate in the budget segment of the limited-service sector through its Microtel brand and the extended-stay segment through its Hawthorn Suites brand.


The lodging industry as a whole has shown significant improvement in recent years. Industry reports indicate that the lodging industry marked its third consecutive year of profitability in 1995, resulting from a favorable supply/ demand relationship, with increases in room demand exceeding increases in room supply in 1992, 1993, 1994 and 1995. According to a study prepared in January 1996, these trends are expected to continue, with demand projected to increase at 2.5% annually from 1996 to 1998 compared to projected supply growth of 2.0% for this same period. However, demand historically has been sensitive to shifts in economic activity, which has resulted in cyclical changes in room and occupancy rates, and there can be no assurance that industry projections will be met.

The Company believes that the budget and the extended-stay segments of the lodging industry offer particularly attractive industry dynamics relative to other segments of the lodging industry, for the reasons set forth below.

Budget Segment.

   Room supply growth in the budget segment has been and is expected to continue to be lower than in the other segments of the market. Growth since 1994 in the numbers of rooms in the various segments, according to an industry report, was as follows:

Annual Room Supply Growth (in %)
                               1996 (through
Segment         1994   1995        June)
 ------------- ------  ------ ---------------
Luxury          1.0%    0.9%        1.4%
Upscale         2.0     1.9         2.7
Mid-price       2.0     2.4         2.7
Economy         1.1     2.0         1.7
Budget          0.3     0.6         0.5

Another study indicates that room supply growth in the budget segment through 1998 is expected to be the lowest of all five segments. The industry report referred to above also shows that the relationship between growth in room demand and room supply in the budget segment continues to be favorable relative to other segments of the lodging industry. The following table compiled from such report compares the ratio of room demand growth to room supply growth since 1994.

      Ratio of Change in Room Demand to
            Change in Room Supply
                               1996 (through
Segment         1994   1995        June)
 ------------- ------  ------ ---------------
Luxury          4.4x   2.4x        2.0x
Upscale          1.9    1.4         1.1
Mid-price        2.1    1.6         1.3
Economy          2.4    1.5         1.5
Budget           4.0    2.2         3.4

   Extended-Stay Segment.

   The extended-stay segment consists of hotels that offer rooms with full kitchen facilities and that target travelers staying five or more consecutive nights. This segment is a growing segment of the lodging industry, as travelers' demand for better value and for environments that feel more like home have contributed to increased demand for extended-stay rooms. Corporate downsizing has resulted in an increasing need for consultants, long-term project work and growth in corporate training programs. Moreover, with extensive corporate relocations each year, more people are away from home on longer trips. Leisure and vacation travelers are also discovering the value of extended-stay hotels. According to lodging consultant D.K. Shifflet & Associates Ltd., approximately 292 million extended-stay room nights were sold in the United States in 1995, representing over 30% of all hotel room nights sold in the United States during the year. However, dedicated extended-stay rooms constituted only 1.3% of the lodging industry's total rooms at the end of 1995. While growth in room supply in the extended-stay sector is expected to outpace room supply growth in other segments of the lodging industry in the next several years, management believes that the projected growth in supply will be insufficient to meet demand for extended-stay rooms.


   Extended-stay properties offer attractive economics to franchisees because of the relatively high occupancy rates in this segment and the lower operating costs relative to similarly priced, full-service hotel properties. According to an industry survey, in 1995, extended-stay properties experienced an average occupancy rate of 80.8%, compared to an overall average occupancy rate for the lodging industry of 65.5%. Due to the longer average stay of the extended-stay guest and lower guest turnover, operators of extended-stay hotels enjoy reduced staffing needs, both at the front desk and in housekeeping, relative to operators of transient hotels. At the same time, reduced guest turnover contributes to lower supply costs, as hotel operators are not required to replenish amenities such as soap and shampoo on a daily basis. These factors, combined with the elimination of the high costs of operating full service restaurants, allow extended-stay hotels to realize higher profit margins than typical full-service hotels.


Microtel


   Microtels include three types of properties: Microtel Inns, which have single and double rooms; Microtel Suites, which are all-suite properties; and Microtel Inn & Suites, which contain singles, doubles and suites. All Microtels operate in the budget segment of the lodging industry, which is the lowest priced segment in the industry with an average daily room rate in 1995 of approximately $36. Microtels are distinctively styled hotels with a residential look that offer travelers an attractive and consistent appearance, clean, comfortable rooms and the safety of interior corridor room access, all for a competitive room rate. Management believes that the Microtel system is one of the only brands in the budget segment that franchises only newly constructed, interior corridor properties. In contrast, many other budget hotels are older properties with rooms that are accessible only through outside entrances and that may have been converted from independent hotels or other brands. Management believes that Microtels' strict new construction and interior corridor requirements provide travelers with a brand that is among the safest, most consistent and highest quality in the budget segment.

   The Company believes that Microtels offer financial advantages to franchisees. Microtels feature a distinctive architectural design that minimizes construction costs and maintenance expenses through smaller room sizes, limited common areas, smaller land requirements and built-in standardized furniture, all of which enable franchisees to own and operate a Microtel at a lower cost. These lower costs may reduce a franchisee's equity investment and may broaden its debt financing alternatives, thereby expanding the appeal of the Microtel brand to prospective franchisees.


   Today's security conscious, value oriented travelers have shown their approval of Microtels. Although there were no national advertising or significant promotional campaigns prior to the Company's acquisition of the Microtel brand, the 15 properties open more than two years as of June 30, 1996 achieved a 69.3% occupancy rate in 1995 compared to an approximately 61.9% occupancy rate for the budget sector as a whole. Further evidence of the appeal of Microtels is found in its "intent-to-return" rating, which measures customers' overall satisfaction and willingness to return to a Microtel in the future. Based on surveys of approximately 5,000 Microtel guests conducted by franchisees from 1989 to 1994, more than 95% of Microtel guests expressed an intent to return to a Microtel in the future.

   Since acquiring the Microtel brand in October 1995 and establishing its sales force by January 1996, the Company has realized franchise sales growth as follows:

                                          As of              As of
                                    December 31, 1995  September 30, 1996
                                    ------------------ ------------------
Microtel Franchise Data(1)
Properties Open                            23                  27
Properties Under Construction               0                   7
Executed Franchise Agreements               3                 145
Franchise Applications Accepted            10                  74


(1) The Company will not receive royalties from the 23 Microtels open as of December 31, 1995 and from 26 of the 27 Microtels open as of September 30, 1996, but does receive reservation and marketing fees from the franchisees of these properties. See "--Acquisition of the Microtel and Hawthorn Suites Systems".

   Microtels are designed to offer the following advantages to franchisees:


   Lower Construction Costs. Compact and consistently designed rooms, vinyl exteriors, minimal public space and the elimination of low profit margin areas such as kitchen and restaurant facilities, exercise rooms and expansive lobbies combine to lower total development costs. As a result, a Microtel can be completed for as little as $23,000 per room (including soft costs, furniture, fixtures and equipment, but excluding land costs). These lower construction costs may reduce a franchisee's equity investment and may broaden its debt financing alternatives, thereby expanding the appeal of the Microtel brand to prospective franchisees.


   Lower Land Costs/More Available Sites. Microtels' innovative architectural designs, particularly their smaller room size, built-in standardized furniture and limited public areas, eliminate wasted space, enabling Microtels to be built on as little as one acre of land. In addition to minimizing development costs, the ability to build a Microtel on smaller parcels of land significantly increases the number of available sites, some of which have traditionally been unsuitable for hotel projects.


   Shorter Construction Time. The Company provides Microtel franchisees with a detailed construction prototype (including mechanical and electrical working drawings) that requires a local architect only to make changes related to site adaptation and local zoning codes. Microtel franchisees may choose from among several different prototypes depending upon the size of the property and the number and type of rooms. The Company also provides its franchisees with ongoing construction and design assistance during the building phase. The result is a shorter construction period (estimated at a total of 120 to 151 days), which reduces construction period interest costs and accelerates market entry and the growth of the Microtel system.

   Lower Operating Costs. Compact rooms, built-in standardized furniture and minimal public space lower the number of people required to clean and maintain a Microtel, reduce heat, light and power consumption, minimize repair and maintenance costs and reduce capital expenditures.

   Lower Reservation Costs. The Company maintains a toll-free referral system on behalf of its franchisees, which is designed to generate guest reservations at a lower cost. The toll-free number connects callers to an operator who refers callers directly to the appropriate Microtel. By reducing the need for complex and high-cost computer hardware, software and training at the property level, less of the franchisees' reservation and marketing fees must be dedicated to maintaining a reservation system, allowing a greater portion of such fees to fund brand marketing expenditures to end consumers.

   For the hotel guest, Microtel provides a high quality, aesthetically appealing, safe and secure property at a competitive room rate, as described in greater detail below:

   Strong Price/Value Relationship. A Microtel has a residential-looking exterior, attractive landscaping and interior corridor design, differentiating it from other budget properties, many of which are older and have exterior guest room entrances. As one of the only 100% interior corridor, new construction brands in the budget segment, Microtel provides the safety and price conscious customer with an appealing alternative to other budget hotels.

   High Quality/Consistent Product. All Microtels are newly constructed in accordance with working drawings provided by the Company. The Company does not allow conversions from existing properties, as is permitted by many of its competitors. Strict adherence to these construction standards is monitored by Microtel's in-house design and construction department, which must approve all franchisee building plans. Management believes that the result is one of the most consistent chains in the budget segment.


   Focus on Safety and Security. Microtels are designed with security in mind, featuring interior corridors, well-lit lobbies, hallways and parking areas and a single general access entrance through the lobby to all guest rooms. All Microtels that have been built subsequent to the Microtel Acquisition contain, and all Microtels built in the future will contain, electronic door-locking systems as an additional security feature. These features, particularly popular with women travelers, combine to provide enhanced safety for Microtel guests.

Hawthorn Suites

   As an upscale, extended-stay hotel, Hawthorn Suites provide the traveler with the convenience of a hotel and the amenities typically found in an apartment. Hawthorn Suites' hotel rooms contain full-service kitchens with appliances, cookware and utensils, video cassette players, modem ports, exercise facilities and valet service. Hawthorn Suites hotels also offer a hot breakfast buffet every morning and guests are invited to an evening social hour held four times a week. A center courtyard, an outdoor pool, a multi-use sport court, a barbecue area and a retail store selling sundry and meal items, snacks and beverages, will also be part of newly constructed Hawthorn Suites hotels.

   In addition to participating in the upscale, extended-stay segment through its Hawthorn Suites brand, the Company has recently developed a prototype called Hawthorn Suites LTD. Hawthorn Suites LTD is a mid-price, all-suites hotel brand that is designed to meet the needs of both the extended-stay and transient guests. The prototype developed by the Company for Hawthorn Suites LTD targets development costs and average daily rates approximately 20% below those for Hawthorn Suites hotels.


   Hotels that are part of the Hawthorn Suites system use the Spirit Reservation System ("Spirit"), a system operated by Regency Systems Solutions ("Regency"), which receives and processes calls made to a toll-free number dedicated to Hawthorn Suites. The Spirit system is directly linked by computer to all Hawthorn Suites hotels. Regency, which is owned by Hyatt Hotel Corporation ("Hyatt"), also currently operates the reservation system for Hyatt hotels. The Company benefits from a unique relationship with Hyatt. Persons calling the Hyatt toll-free number who experience a sold out Hyatt or no Hyatt in their desired market are automatically referred to the closest Hawthorn Suites hotel. Revenue generated from reservations made through the Spirit system accounted for 25% of Hawthorn Suites' total room sales in 1995. Management believes its franchisees derive substantial benefits from use of the Spirit system at a low cost. As and when Hawthorn Suites LTD properties are opened, these properties will also be linked to the Spirit system and will benefit in the manner described above from any overflow at Hyatt hotels. There can be no assurance, however, that Regency will continue to service the Company's or Hyatt's reservation needs in the future or that the Company will continue to use the reservation services of Regency.


Operations

   The following departments of the Company are responsible for identifying potential franchisees and locations, obtaining franchise applications, executing franchise agreements, assisting franchisees in building and opening properties and providing ongoing support, training and services:


   Franchise Sales. The Company employs a national franchise sales force consisting of 28 people who, collectively with Mr. Leven, have sold over 2,200 hotel franchises as employees of other hotel chains. The primary objectives of the Company's franchise sales strategy are to identify potential franchisees and possible locations for each of the Company's brands and to create an awareness and general acceptance of its products with numerous participants in the hospitality industry, including hotel owners, lodging consultants, vendors, operators and educational institutions. The sales force seeks to achieve these objectives through the implementation of a multi-faceted sales strategy, which includes cold calling, telemarketing, direct mail, trade advertising and public relations. The compensation program is structured so that each franchise salesperson is expected to earn at least 50% of his or her annual income in sales commissions.


   Design and Construction. The Company's design and construction department provides development expertise in the disciplines associated with new construction and renovation, with emphasis on low development costs, low maintenance expense, quality construction and profit maximization for its franchisees. The Company provides detailed architectural plans, CAD-CAM computer files, specifications, system standards and manuals, and makes the services of the department available to franchisees at various stages of the development process. In addition, in order to maintain consistent product quality and brand identity, the design and construction department approves, among other things, all architectural plans of Microtel and Hawthorn Suites franchisees.

   Quality Assurance. Quality control is essential to maintaining and increasing the value of the Company's brands and in generating repeat business among travelers. Franchise quality control is accomplished through inspections prior to a franchisee's entry into the system and on an ongoing basis. Quality assurance programs promote uniform standards throughout each of the Company's franchise systems, an important factor in increasing consumer demand for lodging facilities. The Company inspects each property two times per year. Hotels that fail to meet certain franchise standards are notified and are generally given 30 days to either correct the conditions that led to the failure or to implement a plan to correct the failure. If they do not correct the deficiencies, the Company can rescind the franchise. Since the Company acquired the Microtel brand, one property has been terminated from the Microtel system due to quality deficiencies.

   Marketing. The Company's marketing strategy is designed to increase brand awareness among potential franchisees and consumers. In the franchise community, the Company's marketing campaign is focused on publications that target the hospitality industry, direct mail and attendance at industry trade shows. In targeting the end consumer, the Company supplies franchise properties with a marketing guide, local radio spots, print advertising, outdoor billboard designs and rack cards. In addition, national directories are published for each brand and made available to hotel guests at the property level, through advertising and via the Internet. In 1996, the primary vehicles for advertising the Microtel brand to end consumers and reinforcing Microtel's national message that "There's Room for Everyone" have been USA Today, the Internet and billboards at 20 major airports in the communities where Microtels are located (including two prominently displayed billboards at Atlanta's Hartsfield Airport during the 1996 Olympic games). Microtel's Internet address is http://www.microtelinn.com. Due to the nature of the extended-stay market, direct sales (i.e. sales and marketing efforts by the hotel operator targeted at local demand generators) plays a major role in marketing for Hawthorn Suites. Specialized pre-opening and post-opening collateral material is targeted to travel agents, travel planners and buyers of extended-stay rooms, instead of the end consumer. Hawthorn Suites' Internet address is http://www.hawthorn.com.


   Public Relations. A targeted public relations program supports both the marketing and franchise sales efforts by promoting awareness of the Company generally. Since its inception, the Company has been featured in such national publications as in USA Today, Business Week and National Business Employment Weekly (a subsidiary of The Wall Street Journal), as well as industry trade publications such as Hotel & Motel Management, Hotel Business, Lodging, Lodging Hospitality, Hotels, Travel Weekly, Crittenden/Hotel & Motel Real Estate News and Real Estate Forum.


   Training. The Company maintains mandatory training programs for its franchisees that are designed to teach franchisees how to best utilize the Company's reservations system and marketing programs, as well as the fundamentals of hotel operations, such as recruiting, housekeeping, repairs and maintenance and personnel policies. The Company also provides special on-site training upon request. The Company has developed and maintains a library of training videos, cassettes and tapes, as well as printed training material, which are available to franchisees. In addition, each franchise sales person must complete a structured initial training program and regular retraining.

   Franchise Services. The franchise services department functions as a single point of contact for all franchisees to call for support on all issues prior to, during and after construction. Franchise services acts as a liaison between the franchisee and all departments of the Company. The Company recognizes the personal service aspect of the franchising business and intends to assign a designated member of the franchise service department to each franchisee.

   Purchasing. The Company provides its franchisees with volume purchasing discounts for products, services, furnishings and equipment used in construction and ongoing operations. The Company has established relationships with vendors to the lodging industry and negotiates discounts for purchases by its customers. In certain cases, the Company receives payments from the vendors as well. Currently, the Company does not maintain inventory, directly supply any of the products or extend credit to franchisees for such purchases.

Franchise Agreements

   The Company's franchise agreements grant hotel owners the right to utilize one of the brand names associated with the Microtel or Hawthorn Suites hotel systems under long-term franchise agreements. In order to qualify for a franchise from the Company, a candidate must undergo a screening process, which typically includes a review of the potential franchisee's operational ability and financial condition and the proposed lodging location. A representative of the Company conducts a site inspection to determine whether the location meets standards and whether the brand name selected is appropriate at that location. The Company considers such factors as accessibility, visibility, location, economics, demographics, the extent of commercial development and, in the case of Hawthorn Suites conversions, facility condition. When executed, both Microtel and Hawthorn Suites franchise agreements offer an area of exclusivity to each location, the degree of which is negotiated individually with each franchisee.

   The Company's current standard agreements are for 20-year terms for new construction properties and 10-year terms for conversion properties (in the case of Hawthorn Suites only). The standard franchise agreements generally require franchisees to satisfy certain development milestones, including a requirement that construction begin within six to nine months of execution of the franchise agreement, although generally there exists a 30-day cure period. Franchisees are required to pay royalty fees to the Company based upon the gross room revenues of the franchised hotel during the term of the agreement and an application fee. Franchise application fees are non-refundable and are generally collected from potential franchisees by the time the franchise agreement is executed.

   Franchise fees are comprised of two components: a royalty portion and a reservation and marketing portion, both of which are based upon a percentage of the franchisee's gross room revenues. The royalty portion of the franchise fee is intended to cover the operating expenses of the franchisor, such as costs incurred in providing quality assurance, administrative support and other franchise services, and to provide the Company with operating profits. The reservation and marketing portion of the franchise fee is intended to reimburse the Company for the expenses associated with providing such franchise services as a reservation system, national advertising and certain promotional programs. Marketing and reservation fees do not produce any profit for the Company, but mitigate a significant cost of business for franchisees and are an important consideration for potential franchisees when evaluating competing brands. The Company does not receive royalty fees from those Microtels and those Hawthorn Suites hotels that were open or under development at the time the Company acquired the right to franchise the respective brands. The Company does, however, receive reservation and marketing fees from the franchisees of these properties.


   The terms of the Company's current standard forms of franchise agreements state that, by year of operation, franchisees are required to pay the following ongoing royalty fees and reservation and marketing fees (each, as a percentage of gross room revenues), although the actual fees may vary:

                                         Microtel      Hawthorn Suites
                                      ------------- ---------------------
Franchise Royalty Fees
-------------------------------------
Year 1                                     4.0%              5.0%
Year 2                                     5.0%              5.0%
Year 3 and thereafter                      6.0%              5.0%

Reservation and Marketing Fees
-------------------------------------
Year 1                                     3.0%              2.5%
Year 2                                     2.5%              2.5%
Year 3 and thereafter                      2.0%              2.5%

Total Franchise Fees
-------------------------------------
Year 1                                     7.0%              7.5%
Year 2                                     7.5%              7.5%
Year 3 and thereafter                      8.0%              7.5%


   During the first quarter of 1996, when the Company began its full-time franchise sales efforts, prospective franchisees were offered a three month royalty-free period during Year 1 as an inducement to join the Company's franchise system. The Company is no longer offering this discount and currently has no intention to do so in the future. With respect to Hawthorn Suites, two franchisees have received discounts from the Company's standard fee structure. Discounts were granted in these two instances due to the unique property size and accelerated opening schedule of these franchises. With respect to both Microtel and Hawthorn Suites, the Company also has agreed in certain situations to dedicate a portion of a particular franchisee's marketing fees to local (as opposed to national) promotion of the applicable brand.

   The Company has modified its standard forms of license agreements in an attempt to reduce negotiations with potential franchisees, modifications that the Company believes have reduced the burden on its sales force and administrative staff. The Company believes that these changes make the Company's franchise agreements more attractive to potential franchisees without sacrificing the protection typically afforded to franchisors under franchise agreements. The Company's standard form of franchise agreement is terminable by the Company if the franchisee fails to maintain certain quality standards or to pay royalties, reservation and marketing fees or other charges. In the event of termination, the Company is generally entitled to liquidated damages.


Special Programs

   American Dream Program. American Dream by Microtel is a unique program that the Company has developed to enable potential first-time hotel owners with limited financial resources and/or little or no building experience to lease and ultimately acquire a Microtel (the "American Dream Program"). Under the American Dream Program, qualified potential Microtel franchisees would lease a Microtel for an initial deposit and, at the lessees' option, acquire the hotel for additional payments over a fixed period. The American Dream Program is designed to accelerate the growth of the Microtel system by permitting those who otherwise could not afford to build a Microtel an opportunity to become a hotel owner. Although the Company did not begin marketing this program until August 1996, five franchise agreements were executed under this program by September 30, 1996.

   The Company has reached an understanding in principle with TAD Properties, L.L.C. ("TAD"), an affiliate of Motels of America, Inc. ("MOA"), pursuant to which TAD or one of its affiliates will be the exclusive developer, franchisee and owner-lessor of properties under the American Dream Program. MOA owns and manages more than 140 hotels, making it one of the largest owners of limited-service hotel properties in the United States. The Company will support the American Dream Program by committing to make initial deposits on individual properties and to lease the hotels until qualified lessees can be identified. In the event a qualified lessee is not identified for a particular property, the Company may become the lessee under the program. If the Company becomes the lessee with respect to a particular property, it may also acquire the Microtel from the franchisee under the terms of the American Dream Program. However, no specific amount of capital has been committed to this program. The Company's UFOC is being amended to describe the American Dream Program. See "--Regulation".

   Franchisee Financing Facility. In May 1996, the Company reached an agreement in principle with NACC, pursuant to which NACC would make available to the Company's franchisees, over a two year period, up to $200 million in construction and long-term mortgage financing, subject to certain terms and conditions (the "Franchisee Financing Facility"). The Company believes that the Franchisee Financing Facility can add speed and certainty to the development process by enabling the Company's franchisees to devote more time to identifying acceptable hotel locations and constructing properties and less time obtaining financing. The Company is currently revising its UFOC to describe the Franchisee Financing Facility. See "--Regulation".


   Under the Franchisee Financing Facility, neither the Company nor the subsidiary through which the Company operates the program, US Funding Corp., is obligated to provide any credit or credit support. Rather, it is expected that US Funding Corp. will provide the Company's franchisees with access to financing from NACC. Under the Franchisee Financing Facility, NACC is expected to provide eligible franchisees with 27-to-30 month construction loans, which convert into 10-year mortgage loans at maturity or earlier under certain circumstances. The program is expected to be subject to a comprehensive underwriting process, which will be conducted by US Funding Corp. and NACC and which will be separate from the franchise application process. The ultimate decision as to whether to make any loan will be made by NACC. There can be no assurance that applications preliminarily approved by US Funding Corp. under this program will ultimately result in loans being made. To date, no loans have been made to franchisees under the Franchisee Financing Facility. Franchisees will be required to contribute at least 30% of the development cost (through the contribution of cash or other assets), financing the remaining portion from the facility. During the construction phase, interest will accrue and principal payments will be deferred. The loans will become secured by the hotel property and will be non-recourse to the franchisee once the franchisee has received a certificate of occupancy for the property.

   In addition to facilitating the development process, the Company expects to earn revenues when its franchisees borrow under the Franchisee Financing Facility. Specifically, the Company expects to receive to a portion of certain upfront fees payable by the franchisee to NACC, plus a portion of certain ongoing interest charges payable by the franchisee during the construction phase. For many reasons, a loan preliminarily approved under this program may not be made, including if NACC does not approve the loan or if conditions to lending are not satisfied.

   Although the Company generally does not make construction or mortgage loans to its franchisees, the Company is considering becoming a participant in both the construction loans and the long-term mortgage loans made to franchisees under this program, including by making direct subordinated loans to franchisees. In such cases, the Company would be subject to the risks ordinarily experienced by lenders, including risks of franchisee/borrower defaults and bankruptcies. In the event of a default in construction and/or long-term mortgage loans, the Company, as a subordinated lender, would bear the risk of loss of principal to the extent the value of the collateral was not sufficient to pay both the senior lender and the Company, as subordinated lender. If the Company were to make loans directly, its UFOC would have to be further amended before any such loans could be offered or made. See "--Regulation".

   PMC Agreement. Under an agreement with PMC Commercial Trust, a Texas real estate investment trust ("PMC"), the Company has also agreed to make available to potential Microtel franchisees information regarding PMC's financing programs for land acquisition and construction costs (the "PMC Agreement"). The Company earns a marketing fee based on the average principal amount of the outstanding and performing loans extended by PMC to Microtel franchisees. The Company and PMC jointly agree as to which franchisee loan applications will be covered by the PMC Agreement, but the Company may not participate in the approval or underwriting of any loan applications, and PMC, in its sole discretion, determines whether and the terms under which loans will be made. The PMC Agreement may be terminated by either party upon 30 days' notice. The Company is currently updating its UFOC to describe this program. See "--Regulation".

Acquisition of the Microtel and Hawthorn Suites Systems


   Microtel Acquisition. On September 7, 1995, the Company entered into the Microtel Acquisition Agreement with Hudson, a public company then called Microtel Franchise and Development Corporation, to acquire the exclusive worldwide franchising rights and operating assets of the Microtel hotel system. The purchase price for these franchise rights and operating assets was $3,037,000, of which the Company paid $1,600,000 at the closing on October 5, 1995 and agreed to pay a total of $1,437,000 over the following three years, plus interest at 10% (for a total payment of approximately $1,700,000). In addition, royalties are payable to Hudson, as described below, for the right to all trade names, trademarks, service marks and other intellectual property used in connection with the Microtel business, including the Microtel name (the "Proprietary Marks").


   The operating assets of the Microtel system acquired from Hudson included
(i) all prototype architectural plans and designs used in connection with the Microtel business and (ii) the Microtel reservation referral system, directories, manuals and marketing materials.


   Pursuant to the Microtel Acquisition, the Company also acquired Hudson's rights under then existing Microtel franchising agreements relating to the 27 Microtels open or under development at the time of the acquisition. Although the Company acquired the existing franchises from Hudson and is obligated to fulfill all of the obligations of the franchisor thereunder, Hudson retained the right to receive all franchise royalties and franchise renewal fees payable by the existing franchisees under such agreements. The Microtel Acquisition Agreement does, however, permit the Company to retain any reservation and marketing fees and any other one-time or non-recurring fees or charges payable to the franchisor under the applicable franchise agreement, such as those relating to the initial placement, substitution, amendment, organization, termination or transfer of the franchise.


   The Microtel Acquisition Agreement also grants Hudson, its affiliates and certain other persons the right to acquire from the Company up to an additional 23 Microtel hotel franchises and up to an additional 10 Microtel all-suites hotels and to retain the franchise application fees and the franchise royalties from such franchises (provided Hudson, its affiliates or such other persons own and operate the hotels covered by such franchises). Since the closing of the Microtel Acquisition, Hudson, its affiliates or such other persons have executed franchise agreements for eight additional Microtels, which, when opened, will be included in the 23 Microtel franchises referred to above.

   In consideration for the transfer of the Proprietary Marks, the Microtel Acquisition Agreement provides that, for each new Microtel or Microtel all-suites hotel (collectively, the "Microtel Properties") opened after the closing of the Microtel Acquisition, other than the additional franchises referred to in the preceding paragraph, the Company is required to pay monthly royalties to Hudson as follows: 1.0% of the "revenues subject to royalties" on the first 100 Microtels opened after the closing, 0.75% of such revenues for the next 150 Microtels opened, and 0.50% of such revenues for each Microtel opened after the first 250 have opened. "Revenues subject to royalties" generally are those payable by the franchisees to the Company based on gross room revenues, as well as other royalty payments payable by such franchisees under the applicable franchise agreement. The Company is entitled to all other fees (other than termination fees, which must be shared with Hudson) payable by the Microtel franchisees, including the franchise application fees, all of the remaining royalties, reservation and marketing fees and fees applicable to any financing arranged through the Company.

   The Microtel Acquisition Agreement requires the Company to satisfy a development schedule, which requires that new Microtel Properties be opened or under construction in the following numbers, on a cumulative basis, by December of each of the following years:

                                               Number of
                                                Microtel
                             Year            Properties(1)
                      ------------------ ---------------------
                      1996                          0
                      1997                         50
                      1998                        100
                      1999                        175
                      2000                        250


(1) Excluding (i) the 27 Microtels that were open or under construction or with respect to which franchise agreements had been executed or applications accepted at the time of the Microtel Acquisition and (ii) the 23 additional Microtels

    (with respect to which eight franchise agreements have been executed since the closing of the Microtel Acquisition) and the 10 Microtel all-suites hotels that Hudson, its affiliates and certain other persons are entitled to franchise under the Microtel Acquisition Agreement.


   Under the Microtel Acquisition Agreement, the development schedule is deemed to have been complied with unless such schedule has not been met for two consecutive years (including 1996, where applicable). That is, the Company will not violate its development obligations under the Microtel Acquisition Agreement unless it has failed to meet the targets for two consecutive years. If, however, at the end of any two year period, at least 75% (but less than 100%) of the number of Microtel Properties scheduled to have been opened by such date have been opened, the Microtel Acquisition Agreement permits the Company to cure the default by paying a fee of $1 million. Upon such payment, the Company will be deemed to have fully complied with the development schedule for such two year period (including when determining whether it complies with such schedule in future periods).

   The Microtel Acquisition Agreement further provides that, in the event the Company fails to satisfy the development schedule, fails to pay any monies due to Hudson or otherwise fails to fulfill its material obligations under the Microtel Acquisition Agreement, in each case subject to the Company's right to cure such breach within the applicable notice and cure periods, all of the rights to the Microtel system and all operating assets associated therewith will revert to Hudson. In such instance, the Company will, however, retain the rights to any franchise royalty payments due to it under franchise agreements entered into by the Company after the closing of the Microtel Acquisition, less a servicing fee payable to Hudson in an amount equal to 0.75% of all revenues subject to royalties under such agreements.

   Also in connection with the Microtel Acquisition, Hudson agreed to provide consulting services to the Company over the three-year period beginning October 5, 1995, for which the Company agreed to pay Hudson a total of $700,000 ($400,000 of which was paid at the closing of the Microtel Acquisition). The Company also received warrants to purchase 100,000 common shares of Hudson at an exercise price of $8.375 per share. The warrants expire on September 1, 2000.


   Hawthorn Acquisition. On March 27, 1996, the Company entered into the Hawthorn Acquisition Agreement with HSA, an entity indirectly controlled by the Pritzker family, pursuant to which the Company acquired the exclusive, worldwide rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels (the "Hawthorn Acquisition"). In connection with the Hawthorn Acquisition, HSA also assigned to the Company all of HSA's rights in the licenses (other than the right to receive royalty payments) for the then existing Hawthorn Suites brand hotels (the "Existing Hawthorn Hotels"), HSA's agreement with Regency to provide reservation support services and certain other agreements relating to the operation of the Hawthorn Suites brand hotels. No money was paid by the Company at the closing of the Hawthorn Acquisition. The Company is, however, required to make royalty payments to HSA under circumstances described below.


   Under the Hawthorn Acquisition Agreement, the Company remits to HSA all franchise royalty fees paid to the Company by franchisees of the Existing Hawthorn Hotels, with the Company and HSA generally dividing royalty fees paid with respect to any Hawthorn Suites brand hotels opened subsequent to the Hawthorn Acquisition (the "New Hotels"), as described below. All other fees and other charges payable under the licenses for the Existing Hawthorn Hotels or New Hotels, including marketing and advertising fees and origination or initial franchise application fees, will be retained by the Company. Pursuant to the Hawthorn Acquisition Agreement, as indicated on the chart below, the percentage of such royalties payable to HSA will decrease as the aggregate number of rooms in New Hotels increases.

                       Division of Franchise Royalties

                      Rooms(1)                 HSA    Company
                      ---------------------  ------- ----------
                      First 3,600 Rooms:      66.7%     33.3%
                      Next 3,150 Rooms:       50.0%     50.0%
                      Next 2,160 Rooms:       37.5%     62.5%
                      Next 4,410 Rooms:       33.3%     66.7%
                      Above 13,320 Rooms:     25.0%     75.0%


(1) For this purpose, a suite is considered to be one "room".

   In the event, however, that the Company fails to achieve certain specified development milestones (the "Royalty Reduction Standard"), the royalty fees payable to HSA will increase. Specifically, the amount of additional royalty fees payable to HSA during the period that the Company fails to comply with the Royalty Reduction Standard is determined by multiplying the Company's share of royalty fees (in dollars) for the calendar quarter in which the default occurs by a fraction, the numerator of which is the number of additional Qualified License Agreements required in order for the Company to comply with the Royalty Reduction Standard and the denominator of which is the minimum number of Qualified License Agreements required in order for the Company to have complied with the Royalty Reduction Standard. The Hawthorn Acquisition Agreement further provides that if the franchise royalty payable by a New Hotel is less than 4% of that hotel's gross room revenue, the percentage of the royalty payable to HSA for that particular hotel will increase.

   The Hawthorn Acquisition Agreement also restricts the Company's ability to franchise other hotel brands for certain periods if the Company fails to meet certain development targets. Specifically, the agreement provides that unless and until such time as the Company's franchisees have opened 175 Hawthorn Suites with a minimum aggregate total of 11,375 rooms ("Hawthorn Brand Saturation"), the Company generally may not franchise another all-suite hotel brand. The Company's new combined extended-stay/transient all-suite hotel property, Hawthorn Suites LTD, may be counted toward Hawthorn Brand Saturation so long as they are "all suite" hotels, as defined below. The Company may, however, franchise Microtel Suites at any time so long as they cost $40,000 (subject to adjustment for inflation) or less per suite to build, excluding the cost of land. For purposes of the Hawthorn Acquisition Agreement, a hotel that is at least 50% suites or uses "suites" in its name is an "all-suite" hotel. If the Company decides to franchise or license another all-suite hotel brand after Hawthorn Brand Saturation is achieved, HSA retains the option within a limited period to sell its right and interest in the Hawthorn Suites brand and system of operation, including the relevant intellectual property and the royalty stream, to the Company for a sum equal to 10 times the franchise royalty fees earned or accrued by HSA in the 12 months prior to such sale.

   Until the earlier of June 26, 1998 and the date on which Hawthorn Brand Saturation is achieved, the Company is restricted from franchising any lodging brand other than (i) Hawthorn Suites hotels, (ii) Microtel hotels and
(iii) other limited-service, non-suite hotels with an ADR of $49 and under. In addition, until June 26, 1997, the Company must also refrain from franchising any non-lodging brands.

   Until Hawthorn Brand Saturation is achieved, the Company is obligated to receive HSA's approval for any material changes in its approved standard form franchise agreement, and all UFOCs and related materials delivered to prospective franchisees. The Hawthorn Acquisition Agreement also requires that the Company have a total of at least 15 full-time sales persons selling licenses for the Hawthorn Suites and Microtel brands and that the Company spend more than $100,000 in each of 1996 and 1997 to promote the Hawthorn Suites brand.

   The Hawthorn Acquisition Agreement requires that the Company adhere to a development schedule under which a minimum number of Qualified License Agreements must be executed as of certain dates (the "Termination Standard"). The term Qualified License Agreements is defined in the Hawthorn Acquisition Agreement to mean a license granted by the Company to use the Hawthorn brand, provided that (i) the licensed hotel is an all-suites hotel (i.e., a hotel in which at least 50% of the rooms are suites or that uses "suites" in its name) with more than 40 suites, (ii) the Company has received all application fees from the licensee and (iii) the licensee either owns or controls through long-term lease the land on which the hotel is located or to be constructed. If any of these development milestones are not met and the default has not been cured prior to the delivery of a default notice, HSA may elect to terminate the Hawthorn Acquisition Agreement. If HSA opts to terminate the Hawthorn Acquisition Agreement, the Company may only retain a percentage of the franchise royalties to which it would otherwise be entitled on previously opened hotels. The portion retained by the Company ranges from 15% to 40% of the franchise royalties it would have received but for the termination, depending on the percentage of the Termination Standard achieved. As noted above, in the event that the Company surpasses the Termination Standard, but fails to meet the higher Royalty Reduction Standard, or for such time as HSA opts not to terminate for failure to achieve the Termination Standard, the percentage of franchise royalties payable to HSA increases.

   The minimum development requirements are as follows:

                             Development Schedule

                        (Qualified License Agreements)

                               Royalty Reduction
                   Date             Standard      Termination Standard
            ------------------  ---------------------------------------
           June 27, 1997               20                   10
           December 27, 1997           30                  N/A
           June 27, 1998               40                   20
           June 27, 1999               65                   40
           June 27, 2000               90                   60
           June 27, 2001              115                   80
           June 27, 2002              140                  100


  The Hawthorn Acquisition Agreement may also be terminated by the mutual agreement of the parties or in various other circumstances, including, at the election of HSA, on the death, disability, retirement, resignation or termination of the employment of Michael A. Leven as Chief Executive Officer of the Company prior to a permitted transfer of the Company's rights under such agreement or, if earlier, prior to such time as the Royalty Reduction Standard has been met or the Hawthorn Brand Saturation achieved. If the Hawthorn Acquisition Agreement is terminated for any reason, HSA has the right to require the Company to continue to administer the licenses for Hawthorn Suites brand hotels then in effect as of the date of such termination for up to one year in exchange for a fee equal to 0.5% of the gross room revenues of such hotels.


Seasonality

   In the future, royalties generated by gross room revenues of franchised properties are expected to be the principal source of revenue for the Company. As a result, the Company expects to experience seasonal revenue patterns similar to those experienced by the lodging industry generally. Accordingly, the summer months, because of increases in leisure travel, are expected to produce higher revenues for the Company than other periods during the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Competition

   Competition among national brand franchisors and smaller chains in the lodging industry to grow their franchise systems is intense. The Company believes that competition for the sale of lodging franchises is based principally upon (i) the perceived value and quality of the brand, (ii) the nature and quality of services provided to franchisees, (iii) the franchisee's view of the relationship of building or conversion costs and operating expenses to the potential for revenues and profitability during operation and upon sale and (iv) the franchisee's ability to finance and sell the property. The Company's franchisees are generally in intense competition for guests with franchisees of other hotel chains, independent properties and owner-operated chains. The success of the Company's franchisees affects the profitability of the Company, as the Company's receipt of royalty fees under its franchise agreements is tied directly to the gross room revenues earned by its franchisees.

   In choosing a particular hotel, consumers consider differences in room rates, quality and condition of accommodations, name recognition, availability of alternative lodging (including short-term lease apartments), service levels, reputation, safety, reservation systems and convenience of location.

   Both among consumers and potential franchisees, Microtel competes with budget and economy hotels such as Comfort Inn(R), Days Inn(R), Econo Lodge(R), Fairfield Inn(R), Sleep Inn(R), Red Roof Inn(R), Budgetel Inn(R), Super 8(R), Ramada Limited(R), Motel 6(R), Jameson Inns(R), Travelodge(R), Thriftlodge(R), Knights Inn(R), Red Carpet Inn(R) and Scottish Inns(R). In the upscale, extended-stay sector, Hawthorn Suites hotels compete for consumers and potential franchisees with Residence Inn(R), Homewood Suites(R), Summerfield Suites(R) and Woodfin Suites(R). In the transient suites sector of the lodging industry, where the Company will be competing through its Hawthorn Suites LTD brand, the Company's principal competitors will include AmeriSuites(R), Hampton Inn and Suites(R), Fairfield SuitesSM, MainStaySM, CandlewoodSM, Wingate InnSM, Towne PlaceSM and Courtyard by Marriott(R), among others. Many of the Company's competitors are affiliated with larger chains with substantially more properties, greater marketing budgets and greater brand identity than the Company. There can be no assurance that the Company can franchise a sufficient number of properties to generate the operating efficiencies to enable it to compete with these larger chains.

Regulation

The sale of franchises is regulated by various state laws, as well as by the FTC. The FTC requires that franchisors make extensive disclosure to prospective franchisees, although it does not require registration of offers to prospective franchisees. The required disclosure is made through a Uniform Franchise Offering Circular (a "UFOC"), which must be provided to potential franchisees at least 10 days prior to execution of a franchise agreement. A number of states require registration and disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations currently are not materially adversely affected by such regulations, the Company cannot predict the effect any future legislation or regulation may have on its business operations or financial condition.

Additionally, various national, state and local laws and regulations may affect activities undertaken by the Company in connection with the Franchisee Financing Facility and the PMC Agreement. In particular, the Company may be required to obtain a license or to register in certain states in order to underwrite or promote loans to be made by NACC and PMC under such programs or in the event the Company determines to make loans itself under the Franchisee Financing Facility. See "--Special Programs--Franchisee Financing Facility" and "--PMC Agreement."

Trademarks and Licenses

   The Company owns and uses certain trademarks and service marks, including, among others, US FRANCHISE SYSTEMS, USFS, US FUNDING CORP., MICROTEL, MICROTEL with design, MICROTEL INN, MICROTEL SUITES, MICROTEL INN & SUITES, AMERICAN DREAM, AMERICAN DREAM BY MICROTEL, "FIRST THE HOTEL, THEN THE MOTEL, NOW MICROTEL" and "SAVINGS YOU CAN SLEEP ON". The Company's rights to such trademarks and service marks will last indefinitely so long as the Company continues to use and police the marks and, with respect to registered marks, to renew filings with the applicable government agencies. Pursuant to the Hawthorn Acquisition Agreement, the Company is the exclusive licensee of the Hawthorn Suites brand of hotels. Pursuant to such right, the Company uses certain other marks, including, among others, HAWTHORN SUITES, the tree logo, HAWTHORN SUITES with the tree logo and the Company's newly created brand, HAWTHORN SUITES LTD. Upon the expiration of the 99-year term of the Hawthorn Acquisition Agreement (unless sooner terminated), HSA will transfer all of its right, interest and title in those marks to the Company. The Company considers the foregoing marks to be material to its business and certain of such marks are registered with or applications for registration are pending in the United States Patent and Trademark Office. Certain of the marks are also registered with or applications for registration are pending with various state and foreign government agencies. The Company is not aware of any adverse claim concerning its owned or licensed marks.

Employees


   As of October 7, 1996, the Company had 73 employees. None of the Company's employees are represented by unions. The Company considers its employee relations to be satisfactory.


Properties

   The principal executive and administrative offices of the Company are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. The Company currently leases 10,083 square feet of office space at the foregoing address, pursuant to a lease that expires September 30, 2000. The Company expects to leave its current office space due to its growth and therefore is in the process of discussing with its landlord the possibility of leasing additional space in the office park in which its current office is located.

Legal Proceedings

   The Company is not a party to any material litigation. However, claims and litigation may arise in the normal course of business.

                                    MANAGEMENT

Directors and Executive Officers


The following table sets forth certain information with respect to the directors and executive officers of the Company and their ages as of October 1, 1996.


          Name           Age               Office or Position Held
-----------------------  ----- -----------------------------------------------
Michael A. Leven          58  Chairman, President and Chief Executive Officer

Neal K. Aronson           31  Executive Vice President, Chief Financial
                              Officer and Director

David E. Shaw, Sr.        53  Executive Vice President--Administration

Steven Romaniello         29  Executive Vice President--Franchise Sales and
                              Development

Dean S. Adler             39  Director

Irwin Chafetz             60  Director

Richard D. Goldstein      44  Director

Jeffrey A. Sonnenfeld     42  Director

Barry S. Sternlicht       35  Director


Each director is elected to serve until a successor is elected and qualified or, if earlier, until the director's death, resignation or removal. Officers, subject to the terms of their respective employment agreements, serve at the pleasure of the Board of Directors. See "--Employment Agreements". Each of the directors of the Company, other than Dean Adler and Jeffrey A. Sonnenfeld, has served as such since September 30, 1995. Messrs. Adler and Sonnenfeld were elected to the Board of Directors on October 11, 1996, effective as of the effective date of the Registration Statement of which this Prospectus is a part.


Certain additional information concerning the persons listed above is set forth below.


Michael A. Leven, Chairman, President and Chief Executive Officer. Mr. Leven has been Chairman, President and Chief Executive Officer of the Company since October 1995. From October 1990 to September 1995, Mr. Leven was President and Chief Operating Officer for Holiday Inn Worldwide in Atlanta, Georgia. From April 1985 to May 1990, he was President and Chief Operating Officer of Days Inn of America, Inc. in Atlanta, Georgia. Mr. Leven is a director of Starwood Lodging Trust, the nation's largest hotel REIT. Mr. Leven is also a member of the Board of Governors of the American Red Cross, a Director of the Biomedical Services Board of the American Red Cross and a Trustee of National Realty Trust, the largest franchisee of Coldwell Banker Corporation, a subsidiary of HFS Incorporated. On September 27, 1991, approximately 16 months after Mr. Leven resigned from Days Inn, Days Inn filed a voluntary petition under Chapter 11 of Title 11 of the United States Bankruptcy Code. Mr. Leven is an uncle of Mr. Aronson.

Neal K. Aronson, Executive Vice President, Chief Financial Officer and Director. Mr. Aronson has been Executive Vice President and Chief Financial Officer of the Company since October 1995. Mr. Aronson was the founding partner of Growth Capital Partners in New York, New York, and was with the partnership from September 1994 to October 1995. From December 1993 to September 1994, he was Managing Director of Rosecliff, Inc., a private equity investment group in New York, New York. From January 1992 to December 1993, he was a principal of Odyssey Partners, L.P. in New York, New York. From June 1989 to December 1991, Mr. Aronson was a principal of Acadia Partners, L.P. in New York, New York. Mr. Aronson is a nephew of Michael A. Leven.

David E. Shaw, Sr., Executive Vice President, Administration. Mr. Shaw has been Executive Vice President, Administration of the Company since October 1995. From January 1991 to September 1995 he was Vice President of Operations Administration for Holiday Inn Worldwide in Atlanta, Georgia. From July 1990 to January 1991, Mr. Shaw was Executive Vice President, Administration for Hospitality Franchise Systems, Inc. (now known as HFS Incorporated) in Wayne, New Jersey.

Steven Romaniello, Executive Vice President, Franchise Sales and Development. Mr. Romaniello has been Executive Vice President, Franchise Sales and Development of the Company since August 1996. From October 1995 through July 1996, he served as Senior Vice President, Franchise Sales and Development of the Company. From March 1991 through September 1995, Mr. Romaniello was Vice President, Franchise Sales and Services for Holiday Inn Worldwide in Atlanta, Georgia. From December 1988 to March 1991 he was Regional Vice President, Franchise Sales for Days Inn of America, Inc. in Atlanta, Georgia and in Boston, Massachusetts.

Dean S. Adler, Director. Since 1988, Mr. Adler has been a principal and Managing Director of private equity investments for CMS Companies ("CMS"), a Philadelphia based investment firm that manages approximately $1.7 billion of assets. Mr. Adler is a member of the Board of Directors of the Lane Company, which specializes in the management and development of multifamily housing, Jacoby Development, Inc., which specializes in shopping center development, and RMS Technologies, a leading provider of information technology services to federal and other governmental institutions.

Irwin Chafetz, Director. Since 1990, Mr. Chafetz has been the President and a Director of Interface Group-Massachusetts, Inc., a privately held company that owns and operates GWV International, New England's largest tour operator. From 1990 until April 1995, Mr. Chafetz was a Vice President and Director of the Interface Group-Nevada, Inc., which owned and operated COMDEX, a computer trade show that is the largest American trade show. From 1989 to 1995, Mr. Chafetz was also a Vice President and a director of Las Vegas Sands, Inc., which owned the Sands Hotel and Casino in Las Vegas and the adjacent Sands Expo and Convention Center. Mr. Chafetz is a member of the Board of Directors of Syratech Corporation, a New York Stock Exchange listed company, and of Back Bay Restaurants Group, Inc., a Nasdaq company.

Richard D. Goldstein, Director. Since 1990, Mr. Goldstein has been a Managing Director of Alpine Capital Group Inc., a specialized investment banking firm located in New York. Prior to joining Alpine, Mr. Goldstein was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Goldstein serves as Trustee, member of the Executive Committee and Treasurer of the Queens College Foundation, Trustee of the North Shore Hospital System and a member of the Corporate Advisory Board of the State University of New York at Stony Brook.


Jeffrey A. Sonnenfeld, Director. Since 1989, Mr. Sonnenfeld has been a Professor of Organization and Management at the Goizueta Business School of Emory University in Atlanta, Georgia, where Mr. Sonnenfeld is currently the Director of the Center for Leadership & Career Studies. Mr. Sonnenfeld has published five books and numerous articles in the areas of career management, executive training and development, and the management of corporate social performance. Mr. Sonnenfeld serves on the Board of Directors of the American Association of Retired Persons, Moseley Securities Corporation, National Council on the Aging, Transmedia-CBS, Inc., and the Hyatt Executive Travel Council.


Barry S. Sternlicht, Director. Since 1993, Mr. Sternlicht has been the President and Chief Executive Officer of Starwood Capital Group, L.P. ("Starwood Capital"), a real estate investment firm that he founded in 1993. From 1991 to 1993, Mr. Sternlicht was the President of Starwood Capital Partners, L.P., predecessor of Starwood Capital. Mr. Sternlicht is the Chairman of the Board of Starwood Lodging Trust, the nation's largest hotel REIT, in which Starwood Capital controls 30% of the stock. He is the co-Chairman of the Board of Westin Hotel & Resorts Company, which Starwood purchased in 1995 for $537 million. Mr. Sternlicht is also a trustee of Equity Residential Properties Trust, a multi-family REIT, and of Angeles Participating Mortgage Trust, which is also a REIT.

Agreements Regarding Board Positions

Pursuant to the terms of a Stockholders' Agreement entered into in connection with the initial capitalization of the Company (the "Old Stockholders' Agreement"), the original investors in the Company (the "Original Investors"), which included Messrs. Leven and Aronson, agreed to cause the Board of Directors to consist of five members and to vote their shares of Old Common Stock to elect as a director the stockholder of the Company or his nominee (other than Messrs. Leven and Aronson) holding, together with his immediate family members, the largest number of shares of Old Common Stock. Irwin Chafetz, together with his two sons, has been the largest stockholder of the Company (other than Messrs. Leven and Aronson) since the initial capitalization of the Company and was elected to the Board pursuant to this provision. Pursuant to the Old Stockholders' Agreement, the Original Investors also agreed to vote their shares of Old Common Stock in favor of the election of Messrs. Leven and Aronson as directors of the Company and granted Mr. Leven the right to nominate persons to fill the remaining two board positions. Pursuant to this provision, Mr. Leven nominated Messrs. Goldstein and Sternlicht to serve as directors, who were then elected to serve as such by the Original Investors. The foregoing governance provisions were deleted as part of amendments to the Old Stockholders' Agreement that will become effective simultaneously with the completion of the Offering. See "Certain Relationships and Related Transactions--Transactions Entered into in Connection with the Offering--Restated Stockholders' Agreement".

Compensation of Directors


   In 1995, directors of the Company were not paid any cash compensation for their services but were reimbursed for their out-of-pocket expenses. The Company recently adopted a stock option plan for its non-employee directors, the material terms of which are described in "--Stock Option Plans--Directors Plan" below, and authorized the payment of $5,000 annually to each director as compensation for services provided. Messrs. Leven and Aronson, as employees of the Company, are not eligible to participate in the Directors Plan (as defined below), and accordingly, will receive no compensation as directors other than $5,000 in annual compensation and reimbursement for out-of-pocket expenses incurred in connection with their service as directors.


Executive Compensation

   The following table sets forth information with respect to the compensation of Michael A. Leven, the Company's Chairman, President and Chief Executive Officer, and Neal K. Aronson, Executive Vice President and Chief Financial Officer of the Company. No other executive officers of the Company received salary and bonus in excess of $100,000 for the period from August 28, 1995, the date of the Company's inception, through December 31, 1995. The Company anticipates that during 1996, its most highly compensated officers and their estimated salaries will be: Mr. Leven ($375,000), Mr. Aronson ($200,000), Steven Romaniello ($100,000) and David Shaw, Sr. ($150,000). In
addition to their respective base salaries, Messrs. Leven, Aronson and Romaniello will each receive a bonus based on the number of franchises sold during 1996. See "--Employment Agreements". The Company may also pay discretionary bonuses.

                          Summary Compensation Table

                                                                   Long Term Compensation
                                                              ----------------------------------
                                     1995                             Awards           Payouts
                                                              ----------------------- ---------
                              Annual Compensation             Restricted
                    ----------------------------------------
Name and Principal                            Other Annual                  Options/    LTIP       All Other
     Position       Salary       Bonus        Compensation   Stock Awards     SARs     Payouts    Compensation
------------------  ----------------------- ---------------  -------------  --------- ---------  ---------------
Michael A. Leven
------------------
 Chairman,
  President and
   Chief Executive
  Officer           $93,750    $153,000(1)(2)      $0             --           --        --            --
------------------
Neal K. Aronson
------------------
 Executive Vice
  President  and
  Chief Financial
   Officer          $50,000    $151,500(1)(2)      $0             --           --        --            --
------------------

(1) Mr. Leven and Mr. Aronson each received a transaction bonus of $150,000 for their efforts in organizing the Company and successfully negotiating and completing the Microtel Acquisition on behalf of the Company.

(2) Mr. Leven and Mr. Aronson, pursuant to the terms of their respective employment agreements with the Company, are each entitled to receive bonuses based upon the number of franchises sold each year. See "--Employment Agreements". During 1995, neither Mr. Leven nor Mr. Aronson received a bonus for the three franchises sold during 1995, although the Company accrued $3,000 and $1,500 for bonuses owed to Mr. Leven and Mr. Aronson, respectively, with respect to such franchise agreements.

Employment Agreements

   The Company has entered into employment agreements with Messrs. Leven and Aronson, the material terms of which are described below.

   Michael A. Leven. Mr. Leven's employment agreement with the Company provides for his employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company for a 10-year term expiring on September 30, 2005. Mr. Leven is entitled to a base salary of at least $375,000 per year, subject to annual cost of living increases and other annual increases determined by the Company based on the performance of Mr. Leven and the Company and on prevailing economic circumstances.

   Certain insurance benefits, if available on commercially reasonable terms, are to be provided to Mr. Leven under his Employment Agreement, including term life insurance in the amount of $1,500,000, executive health, dental and medical insurance, long term disability and long term home care. The Company has obtained all of the foregoing benefits for Mr. Leven. In addition, Mr. Leven is entitled to a monthly automobile allowance in the amount of $1,000.

   Mr. Leven's employment agreement provides for a performance bonus of (i) $1,000 for each franchise agreement executed in a given Year (defined as each 12 month period commencing October 1st and ending on September 30th of each year during the term of such agreement) up to 150 franchise agreements and
(ii) $2,000 for each franchise agreement above the first 150 franchise agreements entered into in a given Year.

   Mr. Leven's employment agreement also contains confidentiality provisions that prohibit him from disclosing company trade secrets at any time in the future and from disclosing any confidential information relating to the Company for a period extending five years after the termination of his employment agreement. In addition, the agreement contains non-competition provisions that prohibit Mr. Leven from competing in the franchising business generally and in the business of franchising, operating or managing of hotels and motels for a period of five years following the termination of his employment for "cause" or his resignation without "good reason". The enforceability of these non-disclosure and non-competition provisions under Georgia law, which governs Mr. Leven's agreement, is uncertain.


   In addition to allowing Mr. Leven to resign at any time for "good reason", his employment agreement provides that, after the first five years of such agreement and provided the Redeemable Preferred Stock has been redeemed, Mr. Leven may resign at any time upon six months notice. If his resignation is without "good reason", the Company is required to pay Mr. Leven only his base salary, unused vacation time, and performance bonus actually earned through the effective date of resignation. The employment agreement further provides that if Mr. Leven resigns without good reason during the first five years, he will not be liable for any consequential damages or damages for loss of economic opportunity or profits to the Company. If Mr. Leven resigns for "good reason", or if his employment is terminated "without cause", he is entitled to severance pay in accordance with the terms of his employment agreement. For the purpose of Mr. Leven's employment agreement, "good reason" includes, but is not limited to, the failure to elect and continue Mr. Leven's membership on the Board of Directors of the Company or his involuntary relocation outside of Atlanta, Georgia. In addition, pursuant to the Company's By-Laws, Mr. Leven's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Leven).

   Neal K. Aronson. Mr. Aronson's employment agreement, pursuant to which he is to serve as Chief Financial Officer of the Company, is substantially similar to Mr. Leven's agreement, except that (i) his base salary is $200,000 per year, (ii) the term life insurance benefit is $500,000, (iii) his automobile allowance is $750 per month, (iv) the bonus is $500 for each franchise agreement executed within a Year (as defined above) up to 150 franchise agreements, and $1,000 for each agreement executed in any Year in excess of 150 and (v) Mr. Aronson is not entitled to receive long-term disability or long-term home care insurance coverage from the Company. Pursuant to the Company's By-Laws, Mr. Aronson's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Aronson).


   See "Principal Stockholders--Management's Shares of Common Stock" as to the effect of termination of employment on the Class A Common Stock held by Messrs. Leven and Aronson.

Stock Option Plans


   1996 Stock Option Plan. On September 27, 1996, the Board of Directors of the Company (the "Board") adopted, subject to the approval of the Company's stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan (the "Option Plan"). The Company's stockholders approved the Option Plan on October 11, 1996. The following is a summary of the material features of the Option Plan.


   The purpose of the Option Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers and other key employees of the Company and its subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Any officer or other key employee of the Company or any of its subsidiaries who is not a member of the committee that administers the Option Plan (the "Option Committee") shall be eligible to participate under the Option Plan.

   The Option Committee consists of two or more members of the Board designated by the Board to administer the Option Plan, each of whom is intended to be a "Non-Employee Director" (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and an "outside director" (within the meaning of Internal Revenue Code (the "Code") section 162(m)) to the extent Rule 16b-3 and section 162(m), respectively, are applicable to the Company.

   The Option Plan authorizes the grant of awards to participants of a maximum of 325,000 shares of the Company's Class A Common Stock ("Shares"), which maximum number is subject to adjustment in certain circumstances to prevent dilution or enlargement. Awards under the Option Plan may be made in the form of (i) nonqualified stock options and (ii) stock options intended to qualify as incentive stock options under section 422 of the Code; provided that the maximum number of Shares with respect to which stock options may be granted to any participant in the Option Plan in any calendar year may not exceed 250,000. If, after the effective date of the Option Plan, any Shares covered by an award granted under the Option Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the Option Plan.


   Non-qualified and incentive stock options granted under the Option Plan shall be subject to such terms, including exercise price and timing of exercise, and conditions as may be determined by the Option Plan Committee and specified in the applicable award agreement or thereafter; provided that stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by section 422 of the Code. Payment in respect of the exercise of an option granted under the Option Plan may be made in cash, or its equivalent, or if, and to the extent permitted by the Option Plan Committee,
(i) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months) or (ii) subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares being acquired upon exercise of the option and to deliver promptly to the Company an amount equal to the aggregate exercise price, or by a combination of the foregoing.

   The Board may amend, alter, suspend, discontinue or terminate the Option Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from section 16(b) of the Exchange Act or Code section 162(m) (provided that the Company is subject to the requirements of section 16 of the Exchange Act or Code section 162(m), as the case may be, as of the date of such action).


   Directors Plan. On September 27, 1996, the Board of Directors adopted, subject to the approval of the Company's stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan was approved by the Company's stockholders on October 11, 1996.


   The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Shares by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. To the extent, if any, that questions of administration arise, such issues will be resolved by the Board of Directors. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company ("Outside Directors").


   A maximum of 125,000 Shares has been reserved by the Company for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. If, after the effective date of the Directors Plan, any Shares covered by an award granted under the Directors Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the Directors Plan.

   As of the effective date of the Offering, each Outside Director will be granted an option to purchase 2,000 shares of Class A Common Stock. Thereafter, each person who is an Outside Director as of January 1st of each calendar year during the term of the Directors Plan shall receive an option to purchase 2,000 shares of Class A Common Stock as of such date. All options granted under the Directors Plan shall be "nonqualified" stock options subject to the provisions of section 83 of the Code.


   Options shall become exercisable on the first anniversary of the date of grant provided that the optionee shall continue to serve as a director of the Company on such date, and shall terminate on the earliest of the following:
(i) the expiration of ten years from the date of grant, (ii) the expiration of one year from the termination of the optionee's service as an Outside Director due to death or disability, (iii) the date the optionee's service as an Outside Director terminates for cause (as defined in the Directors Plan) and (iv) the expiration of three months from the date the optionee's service as an Outside Director terminates other than by reason of death, disability or cause.

   The exercise price per share of Class A Common Stock purchasable under each option granted upon the consummation of the Offering shall be the initial public offering price per share, and the exercise price per share of Class A Common Stock purchasable under all other options granted under the Directors Plan shall be the Fair Market Value (as defined in the Directors
Plan) of a share of Class A Common Stock on the date the option is granted. Shares of Class A Common Stock purchased upon the exercise of an option are to be paid for in cash, check or money order or by shares of Class A Common Stock owned by the optionee for at least six months prior to exercise.

   The Directors Plan may be terminated or amended at any time by the Board of Directors; provided that (i) such amendment complies with all applicable laws and applicable stock exchange listing requirements, (ii) the provisions of the Directors Plan with respect to eligibility for participation or the timing or amount of grants of awards and the option price shall not be amended more than once every six months (other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended) and (iii) any amendment for which stockholder approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from section 16(b) of the Exchange Act (provided that the Company is subject to the requirements of such section as of the date of such action), shall not be effective until such approval has been obtained.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Entered into in Connection with the Offering


   Reclassification. In connection with the Offering, the Company intends to effect the Reclassification. Pursuant to the Reclassification, each share of Old Common Stock will be converted into 9.67 shares of Class A Common Stock. Also in connection with the Offering, pursuant to the 1996 Amendment (see "Principal Stockholders--Management's Shares of Common Stock"), Mr. Leven, his wife, Andrea Leven, and Mr. Aronson will exchange 2,707,919 shares of Class A Common Stock held directly by them (which shares do not include those shares of Class A Common Stock that will continue to be held as Restricted Shares (as defined herein) pursuant to the 1996 Amendment) for the same number of shares of Class B Common Stock. See "Description of Capital Stock--Common Stock" for a description of the relative rights of holders of Class A Common Stock and Class B Common Stock.

   Voting. Simultaneously with the completion of the Offering, Mr. Leven will enter into a voting agreement with his wife, Andrea, pursuant to which she will grant him the right to vote all of the 233,032 shares of Class A Common Stock and all of the 770,801 shares of Class B Common Stock to be owned by her following the Offering. At the same time, Mr. Leven will enter into a voting agreement with Mr. Aronson, pursuant to which Mr. Aronson will grant Mr. Leven the right to vote 111,347 shares of his Class A Common Stock and 311,007 shares of his Class B Common Stock. Mr. Aronson will continue to vote the remaining 1,198,466 shares of his Class B Common Stock. As a result of these agreements, Mr. Leven will vote a total of 942,440 shares of Class A Common Stock and 1,509,453 shares of Class B Common Stock, which shares together represent approximately 43.4% of the total outstanding voting power of the Company immediately following the Offering.

   Immediately following the Offering, Messrs. Leven and Aronson will have the right to vote a total of 1,773,533 shares of Class A Common Stock and 2,707,919 shares of Class B Common Stock, which will represent approximately 78% of the outstanding voting power of the Common Stock after the Offering. Accordingly, Messrs. Leven and Aronson will be able to (i) elect all of the Company's directors, (ii) amend the Charter with respect to most matters,
(iii) effect a merger, sale of assets or other major corporate transaction,
(iv) defeat an unsolicited takeover attempt and (v) generally direct the affairs of the Company. However, Mr. Leven and Mr. Aronson do not have any agreements or other obligations to vote together on matters involving the Company. See "Risk Factors--Management, By Virtue of Ownership of Supervoting Class B Common Stock, Will Control the Company Following the Offering" and "Principal Stockholders--Management's Shares of Common Stock".


   Restated Stockholders' Agreement. Effective simultaneously with the closing of the Offering, the Company will amend and restate the Old Stockholders' Agreement that was entered into with the Original Investors in connection with the initial capitalization of the Company (the "Restated Stockholders' Agreement"). The purpose of the amendment is to remove certain voting and corporate governance provisions that were determined to be more suitable for a private company, including provisions (i) restricting the transfer of shares of Old Common Stock, (ii) authorizing each of the Original Investors to cause the Company's remaining stockholders to sell their interests in the Company in certain circumstances, (iii) fixing the size of the Board of Directors at five, (iv) pursuant to which the Original Investors agreed to vote for Messrs. Leven and Aronson and the Original Investor (other than Messrs. Leven and Aronson) owning the most shares of Old Common Stock (or his nominee) as directors of the Company, (v) that generally prohibited Messrs. Leven and Aronson from transferring their shares of Old Common Stock for a three-year period ending in September 1998 and (vi) granting the Original Investors preemptive rights in certain circumstances. The Restated Stockholders' Agreement continues only to grant the Original Investors certain piggy-back registration rights, although such rights are not exercisable until 20% of the Company's outstanding Common Stock has been registered under the Securities Act, and the right to cause the Company to file a registration statement under the Securities Act on one occasion, commencing September 29, 2000. See "Shares Eligible for Future Sale" and "Description of Capital Stock--Registration Rights".

   1996 Amendment. See "Principal Stockholders--Management's Shares of Common Stock--1996 Amendment" for a description of amendments to Messrs. Leven's and Aronson's Old Stock Purchase Agreements and those of certain other executive officers of the Company.

Miscellaneous

   In consideration for their efforts in organizing the Company and negotiating and consummating the Microtel Acquisition, Messrs. Leven and Aronson each received a bonus of $150,000 from the Company.

   The Company has obtained $15 million of key man life insurance on the life of Mr. Leven.


   Howard and Lawrence Chafetz, sons of Irwin Chafetz, a director of the Company, have established a limited liability company to acquire and operate Microtels. To date, the limited liability company has not acquired any Microtel franchises or entered into any agreements with the Company regarding the same.

   The Company expects to invest from time to time in entities that make investments in Microtel and Hawthorn Suites franchisees with a successful track record of multi-unit development. The Company will receive management fees and other fees based on the total investments made by these entities. To date, no investments have been made by these entities.

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth (i) as of October 1, 1996 and (ii) as adjusted for the Reclassification and the 1996 Amendment and for the sale by the Company of the shares of Class A Common Stock pursuant to the Offering, certain information regarding the beneficial ownership of the Class A Common Stock and the Class B Common Stock by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Class A Common Stock or Class B Common Stock, by each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons listed below have sole investment and sole voting power with respect to the shares of Class A Common Stock and Class B Common Stock listed across from their names in the table below. See "--Management's Shares of Common Stock" for a discussion of restrictions on certain shares of Class A Common Stock held by Mr. Leven and Mr. Aronson.


                              Beneficial Ownership
                                      Prior
                               to the Offering and            Beneficial Ownership Subsequent
                              the Reclassification                    to the Offering
                              --------------------- ---------------------------------------------------
                               Shares of                Shares          Shares                   Total
Name and Address of              Common                   of              of          Total     Voting
Beneficial Owner                 Stock         %        Class A        Class B       Equity**    Power
 -----------------------------------------  ------- -------------- --------------- ----------- --------
                                                                                  (Class A and Class B)
Michael A. Leven
  13 Corporate Square
  Suite 250
  Atlanta, Georgia 30329        185,031(1)   16.6%       942,440(2)   1,509,453(3)     19.5%     43.4%

Neal K. Aronson
  13 Corporate Square
  Suite 250
  Atlanta, Georgia 30329        233,223(4)   21.0%       942,440(5)   1,509,453(6)     19.5%     34.7%

Dean Adler
  CMS Companies
  1926 Arch Street
  Philadelphia, PA 19103              0       *                0              0         *         *

Irwin Chafetz (7)
  c/o The Interface Group
  300 First Avenue
  Needham, MA 02194              30,000       2.7%       290,100              0         *         *

Richard D. Goldstein (8)
  c/o Alpine Microtel LLC
  1285 Avenue of the
  Americas
  New York, NY 10019             16,500       1.5%       159,555              0         *         *

Andrea Leven c/o U.S.
  Franchise Systems, Inc. 13
  Corporate Square Suite 250
  Atlanta, Georgia 30329        103,809(9)    9.3%       233,032(10)    770,801(11)     8.0%      *

Jeffrey A. Sonnenfeld
  1602 Mizell Drive
  Room 310
  Atlanta, Georgia 30322              0       *                0              0         *         *

Barry Sternlicht (12)
  c/o Starwood Capital Group
  3 Pickwick Plaza
  Greenwich, CT 06830            31,000       2.8%       299,770              0         *         *

All officers and
  directors as a group
  (9 persons)**                 526,340      47.3%     2,818,725      2,707,919        43.9%     80.9%

* Represents less than 1% of the outstanding Common Stock, both in number and in terms of voting power.

** Duplications eliminated.

(1) Consists of (i) 31,422 shares held directly by Mr. Leven as Unrestricted Shares under his Old Stock Purchase Agreement, over which Mr. Leven has sole voting and investment power, (ii) 55,612 shares held by Mr. Leven's wife as Unrestricted Shares, (iii) 24,192 shares that were designated as Unrestricted Shares under the Old Stock Purchase Agreement, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Leven votes his Unrestricted Shares, (iv) 25,608 shares that were designated as Restricted Shares under Mr. Leven's Old Stock Purchase Agreement, which are voted by Mr. Leven in the same proportion as the Original Investors (other than Messrs. Leven and Aronson) vote their shares and (v) 48,197 shares that were designated as Restricted Shares under Mr. Leven's Old Stock Purchase Agreement, which were given by Mr. Leven to his wife and are voted in the same proportion as the Original Investors (other than Messrs. Leven and Aronson) vote their shares. Mr. Leven disclaims beneficial ownership of the shares owned by his wife. The number shown in the table does not include 103,806 shares that have been transferred by Mr. Leven to his adult sons.


(2) Consists of (i) 123,815 shares held directly by Mr. Leven, which will continue as Restricted Shares following the 1996 Amendment and as to which Mr. Leven has sole voting power, (ii) 233,032 Restricted Shares held by Mr. Leven's wife, which are voted by Mr. Leven, (iii) 365,012 Unrestricted Shares, which have been reallocated to other members of management and are voted in the same manner that Mr. Leven votes his shares, (iv) 109,234 shares that were designated as Restricted Shares pursuant to Mr. Leven's Old Stock Purchase Agreement, which have been reallocated to other members of management and by virtue of the 1996 Amendment are voted in the same manner that Mr. Leven votes his Unrestricted Shares, and (v) 111,347 Restricted Shares owned by Mr. Aronson, which are voted by Mr. Leven.

(3) Consists of (i) 427,665 Unrestricted Shares, as to which Mr. Leven has sole voting power, (ii) 770,801 shares held by Mr. Leven's wife as Unrestricted Shares, which are voted by Mr. Leven, and (iii) 311,007 Unrestricted Shares owned by Mr. Aronson, which are voted by Mr. Leven.


(4) Consists of (i) 95,097 shares held directly by Mr. Aronson as Unrestricted Shares under his Old Stock Purchase Agreement, over which Mr. Aronson has sole voting and investment power, (ii) 16,127 shares that were designated as Unrestricted Shares under the Old Stock Purchase Agreements, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his Unrestricted Shares and (iii) 121,999 shares that were designated as Restricted Shares under Mr. Aronson's Old Stock Purchase Agreement, which are voted by Mr. Aronson in the same proportion as the Original Investors (other than Messrs. Leven and Aronson) vote their shares.


(5) Consists of (i) 589,865 shares held directly by Mr. Aronson, which will continue as Restricted Shares following the 1996 Amendment and as to which Mr. Aronson has sole voting power, (ii) 109,234 shares that were designated as Restricted Shares pursuant to Mr. Aronson's Old Stock Purchase Agreement, which have been reallocated to other members of management and by virtue of the 1996 Amendment are voted by them in the same manner that Mr. Aronson votes his shares and (iii) 243,341 shares that were designated as Unrestricted Shares under the Old Stock Purchase Agreements, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his shares. Mr. Aronson has transferred voting power to Mr. Leven with respect to 111,347 of such shares.

(6) Consists of 1,509,453 shares designated as Unrestricted Shares, of which Mr. Aronson has sole voting power as to 1,198,466 shares and has transferred voting power to Mr. Leven as to 311,007 shares.

(7) Prior to the 1996 Amendment, Mr. Chafetz, by virtue of provisions in the Old Stock Purchase Agreements that required Messrs. Aronson and Leven to vote their Restricted Shares in the same manner and the same proportion as the Original Investors (other than Messrs. Leven and Aronson), effectively had the right to vote a portion of such Restricted Shares. These provisions were eliminated in the 1996 Amendment.

(8) Such shares are owned by G(2) Investment Partners, an investment partnership of which Mr. Goldstein is a general partner. Mr. Goldstein shares voting and investment power with respect to such shares. Prior to the 1996 Amendment, G(2) Investment Partners, by virtue of provisions in the Old Stock Purchase Agreements that required Messrs. Aronson and Leven to vote their Restricted Shares in the same manner and the same proportion as the Original Investors (other than Messrs. Leven and Aronson), effectively had the right to vote a portion of such Restricted Shares. These provisions were eliminated in the 1996 Amendment.

(9) Consists of (i) 55,612 Unrestricted Shares of Old Common Stock received from Mr. Leven and (ii) 48,197 Restricted Shares of Old Common Stock received from Mr. Leven.

(10) Represents shares that were designated under Mr. Leven's Old Stock Purchase Agreement as Restricted Shares, which will continue as the same following the 1996 Amendment and which have been transferred to Mrs. Leven. Pursuant to a voting agreement to be entered into simultaneously with the closing of the Offering, Mrs. Leven has transferred voting power with respect to these shares to Mr. Leven.

(11) Represents shares of Class B Common Stock that were originally designated as Unrestricted Shares under Mr. Leven's Old Stock Purchase Agreement, which were subsequently transferred to Mrs. Leven and which, pursuant to a voting agreement to be entered into simultaneously with the closing of the Offering, are voted by Mr. Leven.

(12) Such shares are owned by Starwood Opportunity Fund II, L.P., a Delaware limited partnership whose general partner is Starwood Capital, which is indirectly controlled by Mr. Sternlicht. Prior to the 1996 Amendment, the holder of such shares, by virtue of provisions in the Old Stock Purchase Agreements that required Messrs. Aronson and Leven to vote their Restricted Shares in the same manner and the same proportion as the Original Investors (other than Messrs. Leven and Aronson), effectively had the right to vote a portion of such Restricted Shares. These provisions were eliminated in the 1996 Amendment.


   Personal Holding Company Tax. Under section 541 of the Code, a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income (the "PHC Tax"). In order to be considered a personal holding company in any taxable year, a corporation must satisfy two tests. First, at any time during the last half of the taxable year more than 50% in value of its outstanding stock must be owned, directly or indirectly, by or for not more than five individuals (the "Stock Ownership Test"). Second, at least 60% of its adjusted ordinary gross income for the taxable year must be personal holding company income, which generally consists of passive forms of income such as dividends, interest, rents and royalties, as defined for tax purposes, but generally does not include income from the provision of services (the "Income Test"). Certain attribution rules that are included as part of the Stock Ownership Test could be interpreted in such a manner as to result in the Stock Ownership Test being satisfied in the case of the Company. While there can be no assurance that the Company will not satisfy both the Stock Ownership Test and the Income Test, the Company believes that the nature of its activities and its expected sources of income will be such that the PHC Tax will not apply.

Management's Shares of Common Stock


   Background. On October 5, 1995, simultaneously with the closing of the Microtel Acquisition, Messrs. Leven and Aronson purchased 51% of the then outstanding Old Common Stock for an aggregate purchase price of $567,245 or $1.00 per share (the "Original Issue Price") (equal to approximately $.10 per share, as adjusted for the Reclassification). Twenty-five percent (25%) of the then outstanding Old Common Stock was acquired by Messrs. Leven and Aronson outright (i.e., without restriction on their ability to vote or receive dividends with respect to such shares and free of any risk of forfeiture), although a limited number of such shares were reallocable to other employees under certain circumstances described below (the "Unrestricted Shares"). Immediately following such acquisition, Mr. Leven owned 15% and Mr. Aronson owned 10% of the then outstanding Old Common Stock in the form of Unrestricted Shares.


   The remaining shares of Old Common Stock acquired by Messrs. Leven and Aronson, representing 26% of the then outstanding Old Common Stock, were subject to significant restrictions with respect to voting and dividend rights and substantial risks of forfeiture (the "Restricted Shares"), as described below. Mr. Leven and Mr. Aronson each acquired 13% of the then outstanding Old Common Stock in the form of Restricted Shares. Messrs. Leven and Aronson elected to be taxed on such shares pursuant to section 83(b) of the Code and therefore the Company will not be entitled to a deduction if the fair market value of such shares at the time the restrictions or the risks of forfeiture lapse is greater than the Original Issue Price.


   On August 23, 1996, the Board of Directors voted to amend the respective Employee Stock Purchase Agreements pursuant to which Messrs. Leven and Aronson purchased the Old Common Stock (the "Old Stock Purchase Agreements") to eliminate the restrictions with respect to one-half of the Restricted Shares, so that an additional 13% of the pre-Offering outstanding Old Common Stock will become Unrestricted Shares, effective as of the completion of the Offering (the "1996 Amendment"). See "--1996 Amendment" below for a description of the amendment.


   Reallocation of Shares. The Old Stock Purchase Agreements provide that Unrestricted Shares representing 5% of the Old Common Stock then outstanding and Restricted Shares representing 6% of the Old Common Stock then outstanding are reallocable to other members of the Company's management. Such agreements further provide for the appointment of a Compensation Committee (which has subsequently been renamed the Stock Allocation Committee) to determine the exact allocation of shares to other members of the Company's management. The Stock Allocation Committee, which will continue in effect following the Offering, currently consists of Messrs. Leven, Aronson and Chafetz. By virtue of the 1996 Amendment, no further reallocations will be made.


   To date, the Stock Allocation Committee has allocated shares of Old Common Stock representing a total of approximately 7.7% of the pre-Offering outstanding Old Common Stock (approximately 3.6% from the Unrestricted Shares and approximately 4.1% from the Restricted Shares) to other members of management. By virtue of the 1996 Amendment, these holders are required to vote those reallocated shares that are Restricted Shares, on a one vote per share basis, one-half in the same manner as Mr. Leven votes his shares and one-half as Mr. Aronson votes his shares (prior to the 1996 Amendment, such management members were required to vote those reallocated shares that were Restricted Shares in the same manner and the same proportions as the Original Investors in the Company (other than Messrs. Leven and Aronson) voted their shares of Old Common Stock). With respect to those reallocated shares that are Unrestricted Shares, the holders continue to be required to vote 60% of such shares in the manner that Mr. Leven votes his shares and 40% in the manner that Mr. Aronson votes his shares. The Company's right to cause the redemption and reallocation of the remaining reallocable shares (approximately 3.3% of the pre-Offering Old Common Stock) was eliminated by the 1996 Amendment. All shares which have been reallocated to other members of management pursuant to the Old Stock Purchase Agreements are subject to a vesting schedule, which provides that Unrestricted Shares vest over a five year period and Restricted Shares vest over a 10 year period, in each case provided that the management employee remains employed by the Company (and with Restricted Shares subject to further vesting requirements based on the Company's performance). Any unvested shares that are forfeited upon the termination of such employment are to be repurchased by the Company and resold to Mr. Leven or Mr. Aronson, as the case may be (depending on who owned the shares originally), at the Original Issue Price. Upon such resale, the shares continue as Unrestricted Shares or Restricted Shares in the same manner as had they not been so forfeited.


   Unrestricted Shares. Following the 1996 Amendment, there will be no restrictions on the Unrestricted Shares and such shares will not be subject to the risk of reallocation.

   Restricted Shares. The Old Stock Purchase Agreements imposed, and the Old Stock Purchase Agreements as amended by the 1996 Amendment (the "Amended Stock Purchase Agreements") will impose, substantial risks of forfeiture on Restricted Shares. Prior to the 1996 Amendment, the Old Stock Purchase Agreements provided that, until such shares became "Earned Shares", there were substantial limitations on the holders' right to vote and to receive dividends with respect to such shares. For example, Messrs. Leven and Aronson and their permitted transferees were required to vote their Restricted Shares (other than those that become Earned Shares) in the same manner and the same proportions as the Original Investors (excluding Messrs. Leven and Aronson) voted their shares, and were generally not entitled to receive dividends with respect to Restricted Shares. Such limitations will be removed by the 1996 Amendment, so that Messrs. Leven and Aronson will be entitled to vote all Restricted Shares (on a one vote per share basis), including Restricted Shares which have been reallocated to other members of management as provided above, prior to such shares being "earned" by the holders thereof, and to receive dividends thereon. See "--1996 Amendment".

   Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Restricted Shares become Earned Shares upon the Company's attaining certain performance criteria. However, notwithstanding that they have been "earned", Earned Shares (other than the 13% of the pre-Offering outstanding Old Common Stock that is deemed to have been earned by virtue of the 1996 Amendment) will be forfeited if the management holder of such shares (including either of Messrs. Leven or Aronson) resigns from his or her employment with the Company without "good reason" or is terminated for "cause" prior to the tenth anniversary of the date such shares were acquired by the holder thereof from the Company ("Termination Forfeiture"). See "--1996 Amendment".

   The performance criteria that had to be achieved under the Old Stock Purchase Agreements in order for Restricted Shares to become Earned Shares were as follows:

    (1) 1/26 of the Restricted Shares would become Earned Shares for every $1,000,000 of annual "Adjusted EBITDA" of the Company (defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges, adjusted to exclude one-time or non-recurring expenses or credits), although no Restricted Shares would become Earned Shares until Adjusted EBITDA for a fiscal year reached or exceeded $3,000,000.

    (2) The amount of Restricted Shares that could become Earned Shares was based on the highest annual Adjusted EBITDA at any time and from time to time. In all calculations, increments less than $1,000,000 were ignored. For example, if Adjusted EBITDA in a fiscal year was $3,000,000 to $3,999,999.99, then 3/26 of the Restricted Shares would become Earned Shares; if, thereafter, Adjusted EBITDA for a fiscal year was $10,100,000, then 10/26 (i.e., an additional 7/26) would become Earned Shares. Accordingly, all of the Restricted Shares would become Earned Shares only at such time as the Company had Adjusted EBITDA of $26,000,000 or more in a fiscal year.

    (3) Once Restricted Shares become Earned Shares, such shares are not affected by a decline in annual Adjusted EBITDA in subsequent fiscal years. However, once Adjusted EBITDA of $3,000,000 or more had been attained, if the annual Adjusted EBITDA declined in a subsequent fiscal year from the highest level at which Restricted Shares had become Earned Shares, additional Restricted Shares would not become Earned Shares until the average annual Adjusted EBITDA for the fiscal years including and following the year of such decline in annual Adjusted EBITDA was greater than the level of annual Adjusted EBITDA at which Restricted Shares were last earned.

   As of the date hereof, except pursuant to the 1996 Amendment, as described below, no Restricted Shares had become Earned Shares. Pursuant to the 1996 Amendment, one-half (i.e., 13/26) of the Restricted Shares will be deemed to be Earned Shares and will no longer be subject to the risk of Termination Forfeiture.

   Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Earned Shares (other than the 13% referred to above that were deemed to have been earned by virtue of the 1996 Amendment) will be permanently vested (i.e., they will no longer be subject to Termination Forfeiture) on September 29, 2005. Any Restricted Shares that have not become Earned Shares by September 29, 2005 will be redeemed by the Company at the Original Issue Price and offered to the Original Investors (other than Messrs. Leven and Aronson) pro rata at the Original Issue Price based on their original holdings of Old Common Stock.

   Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, in the event that all or substantially all of the Company's stock or all or substantially all assets are transferred or sold, or upon a merger or other business combination, Earned Shares automatically become Unrestricted Shares. In addition, under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, any remaining Restricted Shares will automatically become Unrestricted Shares to the extent that value for the entire Company indicated by the gross sale price in such transaction results in an internal rate of return to the Original Investors of at least 40% on a compounded annual basis (after taking into account the amount and timing of all distributions and payments received by such Original Investors from the Company, after considering Unrestricted and Earned Shares then held by Messrs. Leven and Aronson, and after giving effect to Restricted Shares that become Unrestricted Shares as a result of such transaction).

   1996 Amendment. The Company and Messrs. Leven and Aronson have agreed to amend their respective Old Stock Purchase Agreements, effective upon the completion of the Offering. The 1996 Amendment provides that (i) one-half of their Restricted Shares (representing approximately 11% of the Old Common Stock outstanding before the Offering) will be deemed to be Unrestricted Shares, notwithstanding the fact that performance criteria relating to Adjusted EBITDA have not been met, (ii) their remaining Restricted Shares (which constitute, in the aggregate, approximately 9% of the Old Common Stock outstanding before the Offering) will become Earned Shares at the rate of 1/13 of all of the remaining number of Restricted Shares (including the approximately 4% held by other members of management) for every $1,000,000 of annual Adjusted EBITDA, but only after Adjusted EBITDA for a fiscal year equals or exceeds $14,000,000, (iii) the Unrestricted Shares referred to in clause (i) above, will be vested and not subject to Termination Forfeiture,
(iv) the Unrestricted Shares held by Messrs. Leven and Aronson and by Mr. Leven's wife, including the Unrestricted Shares referred to in clause (i) above, will be shares of Class B Common Stock (with ten votes per share), (v) the remaining Restricted Shares held by Messrs. Leven and Aronson will be Class A Common Stock (with one vote per share), including if and when such shares become Earned Shares, and will continue to be subject to Termination Forfeiture, (vi) Messrs. Leven and Aronson will have the right to vote their Restricted Shares and to receive dividends, if any, declared thereon before they become Earned Shares, (vii) no additional shares will be subject to reallocation to other members of management and (viii) in calculating Adjusted EBITDA for any given year, there generally shall be subtracted 10% of the consideration paid by the Company in connection with any future acquisitions by the Company and/or its subsidiaries of another corporation or other entity.As part of the 1996 Amendment, one-half of the Restricted Shares previously allocated to other members of management will also be deemed to be Earned Shares. Such shares, representing approximately 2% of the Old Common Stock outstanding before the Offering, will be shares of Class A Common Stock and will be voted by the management holders thereof in the same manner that Mr. Leven votes his shares, as will any Restricted Shares still held by such management holders.

   Current Ownership. The following table sets forth, as of August 1, 1996, the ownership of the Unrestricted Shares and Restricted Shares, as a percentage of the then outstanding Common Stock prior to the Offering, and adjusted to take into account the 1996 Amendment.

                                Prior to the              As Adjusted for the
                               1996 Amendment                1996 Amendment
                       ----------------------------- -----------------------------
                         Unrestricted    Restricted    Unrestricted    Restricted     Total
                       --------------- ------------- --------------- ------------- ----------
Michael A. Leven (1)        12.825%        10.969%        18.310%         5.480%     23.794%
Neal K. Aronson              8.550         10.969         14.030          5.480      19.518
Other Members of
  Management (2)             3.625          4.062          5.660          2.040       7.688
                       --------------- ------------- --------------- ------------- ----------
                            25.000%        26.000%        38.000%        13.000%     51.000%
                       =============== ============= =============== ============= ==========

(1) Includes shares transferred from Mr. Leven to members of his immediate family in transactions permitted under his Old Stock Purchase Agreement.

(2) Includes certain shares that were not included in the numbers referenced in note 1 above and that have been reallocated to Jonathan Leven and Robert Leven (employees of the Company and sons of Mr. Leven), as members of the Company's management, in accordance with the terms of Mr. Leven's Old Stock Purchase Agreement.


See "Principal Stockholders" for details regarding the beneficial ownership of the foregoing shares, as adjusted for the Reclassification, the 1996 Amendment and the Offering.

                             SELLING STOCKHOLDERS


   The following table sets forth certain information regarding (i) the beneficial ownership of Class A Common Stock by the Selling Stockholders as of October 1, 1996 (adjusted for the Reclassification), (ii) the number of shares of Class A Common Stock being offered hereby by each Selling Stockholder and (iii) their beneficial ownership of the Class A Common Stock after the Offering. Unless otherwise indicated, each Selling Stockholder listed below has sole voting and investment power with respect to the shares listed across from its name in the table.

   No members of the Company's management or its Board of Directors will be selling shares pursuant to the Offering.

                              Beneficial Ownership
                                     Prior                                     Beneficial Ownership
                                to the Offering                                 After the Offering
                             ----------------------
                                                       Shares of
                                 Shares                 Class A          Shares                      %
                               of Class A            Common Stock      of Class A       %         of Total
            Name              Common Stock     %      Being Sold      Common Stock   Equity     Voting Power
Ronald N. Beck                   48,350         *        17,471          30,879          *           *
H. Pierre Eilian, M.D.            9,670         *         2,195           7,475          *           *
Jonathan D. Eilian                9,670         *         2,195           7,475          *           *
Nancy B. and Howard
  Feinglass                      38,680         *         3,800          34,880          *           *
Sonia E. Gardner                 38,680         *         8,782          29,898          *           *
Glenbrook Partners, L.P.         77,360         *        17,563          59,797          *           *
Goolock Associates              299,770       2.8%       68,057         231,713        1.8%          *
Indenture of Trust F/B/O
   Alyssa Michelle Berlin        49,955         *        11,342          38,613          *           *
Indenture of Trust F/B/O
   Elana Danielle Berlin         49,964         *        11,343          38,621          *           *
Indenture of Trust F/B/O
   Nicole Amy Berlin             49,964         *        11,343          38,621          *           *
Indenture of Trust F/B/O
   Jeremy J. Kaufthal            49,964         *        11,343          38,621          *           *
Indenture of Trust F/B/O
   Jonathan S. Kaufthal          49,964         *        11,343          38,621          *           *
Indenture of Trust F/B/O
   Joshua M. Kaufthal            49,955         *        14,343          38,612          *           *
Jeffrey J. Keenan               154,720       1.4%        5,269         149,451        1.2%          *
Marc Lasry                       38,680         *         8,782          29,898          *           *
Leon Levy                       145,050       1.4%       32,931         112,119          *           *
Microtopp Associates            328,780       3.1%       74,643         254,137        2.0%          *
David A. Mintz                   19,340         *         3,866          15,474          *           *
Nash Grandchildren 1986
  Trust                         299,770       2.8%      100,000         199,770        1.6%          *
Donald Rechler                   29,101         *         1,647          27,454          *           *
Rodger Rechler                   29,101         *         1,317          27,784          *           *
Schwartz Microtel
  Investors, L.L.C.             336,266       3.1%       83,425         252,841        2.0%          *
  Total                                                 500,000

* Represents less than 1% of the outstanding Common Stock, both in number and in terms of voting power.

                         DESCRIPTION OF CAPITAL STOCK

   The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Charter and By-laws, as amended, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


   The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, par value $0.01 per share, of which 30,000,000 shares have been designated as Class A Common Stock and 5,000,000 shares have been designated as Class B Common Stock, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which up to 525,000 have been designated as Redeemable Preferred Stock. Immediately after the completion of the Offering, 9,872,490 shares of Class A Common Stock will be outstanding and 2,707,919 shares of Class B Common Stock will be outstanding. In addition, 450,000 shares of Class A Common Stock will be reserved for issuance under the Option Plans and 2,707,919 shares of Class A Common Stock will be reserved for issuance upon conversion of Class B Common Stock. Currently, 163,500 shares of Redeemable Preferred Stock are outstanding.


Common Stock

   Holders of the Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. Holders of Class A Common Stock and Class B Common Stock do not have cumulative voting rights and, therefore, holders of shares possessing a majority of the voting power can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

   Holders of Class A Common Stock and Class B Common Stock are entitled to share ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of the Redeemable Preferred Stock and of agreements governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy". In the event of the liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and any accrued but unpaid dividends with respect to any then outstanding Preferred Stock.


   In the event of any merger or consolidation of the Company with or into any other corporation pursuant to which shares of Class A Common Stock and Class B Common Stock are converted into other securities, cash or other property, shares of Class A Common Stock and shares of Class B Common Stock shall be converted into the identical consideration at the same rate per share, except that any voting securities into which Class B Common Stock shall be converted shall have ten times the voting power of any otherwise identical securities into which Class A Common Stock is converted, unless the holders of a majority of the shares of each such class shall have approved such merger or consolidation.

   Shares of Class B Common Stock are convertible at the option of the holder into shares of Class A Common Stock on a share-for-share basis. In addition, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon any transfer thereof, other than a transfer by a holder of Class B Common Stock to (i) an immediate family member of such holder or (ii) any trust or partnership of which all of the beneficiaries or partners, as the case may be, are such holder and/or immediate family members of such holder, so long as the transferee authorizes Mr. Leven or Mr. Aronson to vote such transferred shares. Holders of Class A Common Stock and Class B Common Stock have no preemptive or redemption rights and are not subject to further calls or assessments by the Company, except as otherwise provided in the Amended Stock Purchase Agreements.


   Application has been made for quotation of the Class A Common Stock, subject to official notice of issuance, on the National Market System of The Nasdaq Stock Market ("Nasdaq") under the symbol "USFS".

   The Transfer Agent and Registrar for the Class A Common Stock is Wachovia Bank of North Carolina, N.A.

Preferred Stock


   The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series;

provided, however, that the Board of Directors may not create a series of Preferred Stock with general voting rights or with the right to elect more than 50% of the Board under any circumstances without the approval of holders of 75% of the outstanding Class B Common Stock.


   On September 29, 1995, pursuant to the "blank-check" authority vested in the Board by the Company's Charter, the Board of Directors adopted a resolution creating the Redeemable Preferred Stock, consisting of up to 525,000 shares (which number may be decreased, but not increased, by the Board without a vote of the stockholders). By its terms, the Redeemable Preferred Stock ranks prior to the Common Stock and all other classes of the Company's capital stock with respect to dividend rights and rights upon the liquidation, dissolution or winding up of the Company. Shares of Redeemable Preferred Stock accrue dividends cumulatively in additional shares of Redeemable Preferred Stock at an annual rate of 10% on the $100 liquidation preference. The Company may redeem the Redeemable Preferred Stock in whole or in part at its discretion at any time and must redeem any outstanding shares of the Redeemable Preferred Stock on September 29, 2007 or within 10 business days of a Change of Control (as defined below) of the Company, at a redemption price per share equal to $100 plus all accrued but unpaid dividends thereon. A Change of Control is defined generally as (i) the sale or transfer of all or substantially all of the Company's assets to any person that is not an affiliate of the Company, (ii) the sale or transfer (whether by merger, consolidation or otherwise) of a majority of the Common Stock, in the aggregate to persons who (a) were not Original Investors, (b) are not employees of the Company or (c) are not members of the immediate family or of a trust or partnership for the benefit of any person described in clauses (a) or (b) above or an affiliate of any of the foregoing or (iii) the termination of employment for any reason by the Company (including by way of resignation) of Mr. Leven. In addition, the Company may, at any time, elect to require the holders of shares of Redeemable Preferred Stock to exchange all or part of their shares of Redeemable Preferred Stock for Subordinated Debentures due September 29, 2007 in the aggregate principal amount per share equal to $100 plus all accrued but unpaid dividends thereon. Interest on the Subordinated Debentures is payable one-half in cash and one-half through the issuance of additional Subordinated Debentures.

Certain Effects of Authorized but Unissued Stock

   Authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, except as may otherwise be required under Nasdaq rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

   The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

Registration Rights


   Pursuant to the terms of the Restated Stockholders' Agreement, the Company has granted the Original Investors piggyback and demand registration rights, which permit such persons to cause the Company to register their shares of Class A Common Stock (including shares of Class A Common Stock into which shares of Class B Common Stock are convertible) under the Securities Act in certain circumstances. The demand registration rights generally provide that, at any time after September 29, 2000, the holders of a majority of the shares of Class A Common Stock (including the shares of Class B Common Stock referred to above) registrable under such Agreement have the right to cause the Company to file one registration statement under the Securities Act covering all or part of such shares of Class A Common Stock (including the shares into which the shares of Class B Common Stock are convertible) and that the Company will use its best efforts to effect such registration. With respect to piggyback registration rights, at any time following such time that greater than 20% of the outstanding Common Stock has been registered under the Securities Act, the Company is required to notify the holders of Common Stock registrable under such Agreement that the Company intends to register some of its securities and, if requested by such holder, to include a portion of their shares of Common Stock in such registration ("piggyback shares"). The maximum number of shares of Class A Common Stock that may be included in such registration is determined by multiplying all of the piggyback shares by a fraction, the numerator of which is the number of shares being registered by the Company and the denominator of which is the number of shares to be outstanding after such registration (excluding the piggyback shares). The Company generally is obligated to bear the expenses, other than underwriting discounts, sales commissions and transfer taxes, if any, of the registration of such shares. Any exercise by the holders of such registration rights may hinder efforts by the Company to arrange future financings and may have an adverse impact on the market price of the Class A Common Stock.

Delaware Law and Certain Charter and By-Law Provisions

   The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in such section) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Messrs. Leven and Aronson are interested stockholders under the DGCL. However, since their acquisition of the Company's securities was approved in advance by the Company's Board of Directors, they would not be prohibited from engaging in a business combination with the Company.

   In addition, certain provisions of the Company's Charter and By-laws summarized in the following paragraphs will become operative prior to or simultaneously with the completion of the Offering and may be deemed to have an anti-takeover effect and may delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.


   Special Meeting of Stockholders. The Charter provides that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company. This provision of the Charter may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

   Stockholder Action by Written Consent. The Charter provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company. This provision of the Charter may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

   Prohibition on Issuance of Voting Preferred Stock. The Charter provides that the Board of Directors cannot create a series of Preferred Stock with general voting rights or with the right to elect more than 50% of the Board under any circumstances without the approval of holders of 75% of the outstanding Class B Common Stock. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.


   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to the meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be received no earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.


   Termination of Employment Agreements. The By-laws provide that approval of 75% of the Board of Directors is required to terminate the employment agreements of Messrs. Leven or Aronson.


Limitation of Liability and Indemnification Agreements

   The Charter provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Charter provides that the Company shall indemnify its directors, officers, employees and agents to the extent not prohibited by Delaware law.

   In addition, prior to the completion of the Offering, the Company intends to enter into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company will agree to indemnify each such director against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such director and arising out of his capacity as a director, executive officer, employee and/or agent of the Company to the maximum extent permitted by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors insuring against all liabilities that may be incurred by such director in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

   To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and with executive officers of the Company.

                                 UNDERWRITING


   Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below, and each of the Underwriters for whom Schroder Wertheim & Co. Incorporated and Montgomery Securities are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders an aggregate of 2,325,000 shares of Class A Common Stock at the Price to Public less the underwriting discounts and commissions set forth on the cover page of this Prospectus, in the amounts set forth below opposite their respective names.


                                                         Number of
                                                         Shares of
         Underwriter                               Class A Common Stock
         ---------------------------------------- ----------------------
         Schroder Wertheim & Co. Incorporated
         Montgomery Securities

                                                  ----------------------
         Total                                           2,325,000
                                                  ======================


   The Underwriting Agreement provides that the Underwriters' obligation to pay for and accept delivery of the shares of Class A Common Stock offered hereby is subject to certain conditions precedent and that the Underwriters will be obligated to purchase all such shares, excluding shares covered by the over-allotment option, if any are purchased. The Underwriters have informed the Company and the Selling Stockholders that no sales of Class A Common Stock will be confirmed to discretionary accounts.

   The Company and the Selling Stockholders have been advised by the Underwriters that they propose initially to offer the Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in
excess of $       per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $       per share to certain other
brokers and dealers. After the Offering, the public offering price, the concession and reallowances to dealers and other selling terms may be changed by the Underwriters.

   The Company and the Selling Stockholders have granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 348,750 additional shares of Class A Common Stock to cover overallotments, if any, at the same price per share to be paid by the Underwriters for the other shares of Class A Common Stock offered hereby. If the Underwriters purchase any such additional shares pursuant to the overallotment option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Class A Common Stock proportionate to such Underwriter's initial commitment.

   The Company, its directors and executive officers, and certain other stockholders have agreed with the Representatives, for a period of 180 days after the date of this Prospectus, not to issue, sell, offer to sell, grant any options for the sale of, or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock or any rights to purchase shares of the same (other than stock issued or options granted pursuant to the Company's stock incentive plans), without the prior written consent of the Representatives. See "Shares Eligible for Future Sale."

   The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the sale of the Class A Common Stock, including liabilities arising under the Securities Act, and to contribute to payments that the Underwriters may be required to make with respect thereto.

   Prior to the Offering, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among other factors considered in determining the Price to Public will be prevailing market and economic conditions, projected revenues and earnings of the Company, the state of the Company's business operations, an assessment of the Company's management, and consideration of the above factors in relation to market valuation of companies in related businesses and other factors deemed relevant. There can be no assurance, however, that the prices at which the Class A Common Stock will sell in the public market after the Offering will not be lower than the Price to Public.

                         SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of the Offering, 9,872,490 shares of Class A Common Stock will be outstanding and 2,707,919 shares of Class B Common Stock will be outstanding. Of these shares, the 2,325,000 shares of Class A Common Stock sold in the Offering will be freely tradeable by persons other than "affiliates" of the Company, without restriction under the Securities Act. Further, 8,047,490 shares of Class A Common Stock and all 2,706,557 shares of Class B Common Stock will be "restricted" securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. However, approximately 9,425,000 shares of Class A Common Stock (including 2,707,919 shares of Class A Common Stock into which the Class B Common Stock is convertible) will be eligible for sale under Rule 144 beginning on September 29, 1997 (subject to certain volume and other restrictions prescribed by Rule 144). As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.


   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an "affiliate" as that term is defined below, who has paid for shares is entitled, beginning two years from the later of the date of acquisition of the shares from the Company or from an affiliate of the Company, to sell within any three-month period up to that number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the then outstanding shares during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company and who has paid for his shares is entitled, beginning three years from the later of the date of the acquisition from the Company or from an affiliate of the Company, to sell such shares under Rule 144(k) without regard to the volume limitations described above. Affiliates continue to be subject to such volume limitations after the three-year holding period.


   The Company, its officers and directors and certain of its other current stockholders, who collectively hold 2,818,725 shares of Class A Common Stock and 2,707,919 shares of Class B Common Stock, have agreed that they will not dispose of any shares of Class A Common Stock or Class B Common Stock, or any securities convertible or exchangeable for shares of Class A Common Stock, for a period of 180 days after the date of this Prospectus without the written consent of the Representatives of the Underwriters. After the Offering, certain holders of shares of Common Stock will be entitled to have shares included in certain registration statements filed by the Company. See "Description of Common Stock--Registration Rights".

   Following the Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock issuable upon the exercise of stock options granted under the Option Plans. Shares of Class A Common Stock issued upon the exercise of stock options after the effective date of such registration statement generally will be available for sale in the open market. Immediately
following the Offering, options to purchase       shares of Class A Common
Stock will be outstanding under the Option Plans.



                     VALIDITY OF THE CLASS A COMMON STOCK


   The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York.



                                   EXPERTS

The Consolidated Financial Statements included in this Prospectus and the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each such instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. The Registration Statement, as well as all periodic reports and other information filed by the Company pursuant to the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 7th Floor, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the World Wide Web site that the Commission maintains at http://www.sec.gov. and from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

                            INDEX TO CONSOLIDATED
                             FINANCIAL STATEMENTS

                                                                    Page
                                                                 ---------
INDEPENDENT AUDITORS' REPORT ...................................    F-2
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND
  JUNE 30, 1996 AND FOR THE PERIOD FROM AUGUST 28, 1995
  (INCEPTION)
  TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS ENDED JUNE 30,
  1996:
Consolidated Statements of Financial Position ..................    F-3
Consolidated Statements of Operations ..........................    F-4
Consolidated Statements of Stockholders' Deficit ...............    F-5
Consolidated Statements of Cash Flows ..........................    F-6
Notes to Consolidated Financial Statements .....................    F-7

                         INDEPENDENT AUDITORS' REPORT


Board of Directors
and Stockholders of U.S. Franchise Systems, Inc.:

   We have audited the accompanying consolidated statements of financial position of U.S. Franchise Systems, Inc. and subsidiaries (the "Company") as of December 31, 1995 and June 30, 1996 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the periods from August 28, 1995 (inception) to December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and June 30, 1996 and the results of its operations and its cash flows for the periods from August 28, 1995 (inception) to December 31, 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

August 9, 1996
(October 11, 1996 as to Note 11)

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                               December 31,     June 30,
                                                   1995           1996
                                             ---------------  --------------
                   Assets
CURRENT ASSETS:
  Cash and temporary cash investments          $13,893,000    $12,732,000
  Accounts receivable                                             122,000
  Deposits                                          87,000         87,000
  Prepaid expenses                                 399,000        349,000
                                              --------------  -------------
   Total current assets                         14,379,000     13,290,000
PROMISSORY NOTES RECEIVABLE                                       416,000
EQUIPMENT--Net                                     134,000        389,000
FRANCHISE RIGHTS                                 3,371,000      3,369,000
DEFERRED COMMISSIONS                                41,000      1,282,000
OTHER ASSETS                                       147,000        281,000
                                              --------------  -------------
                                               $18,072,000    $19,027,000
                                              ==============  =============
   Liabilities and Stockholders' Deficit
CURRENT LIABILITIES:
  Accounts payable                             $   201,000    $   375,000
  Commissions payable                               22,000        572,000
  Deferred application fees                        120,000      2,842,000
  Accrued expenses                                  65,000        376,000
  Royalties due to HSA Properties                                 390,000
  Due to Hudson Hotels Corporation                 706,000        706,000
                                              --------------  -------------
   Total current liabilities                     1,114,000      5,261,000
DUE TO HUDSON HOTELS CORPORATION                   731,000        731,000
                                              --------------  -------------
   Total liabilities                             1,845,000      5,992,000
                                              --------------  -------------
REDEEMABLE STOCK:
Preferred shares, par value $0.01 per
  share; authorized 525,000 shares; issued
  and outstanding 163,500 shares;
  cumulative, exchangeable (entitled in
  redemption to $16,759,000 and
  $17,597,000 at December 31, 1995 and
  June 30, 1996, respectively)                  16,759,000     17,597,000
                                              --------------  -------------
Common shares, par value $0.01 per share;
  issued and outstanding 3,186,294 Class A
  shares (see Note 11) entitled in
  redemption (under certain conditions) to
  $330,000 at December 31, 1995 and June
  30, 1996                                         330,000        330,000
                                              --------------  -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
Common shares, par value $0.01 per share;
  authorized 30,000,000 shares of Class A
  Common Stock and 5,000,000 shares of
  Class B Common Stock; issued and
  outstanding 4,861,196 Class A shares and
  2,707,919 Class B shares (see Note 11)            78,000         78,000
  Capital in excess of par                         228,000
  Accumulated deficit                           (1,168,000)    (4,970,000)
                                              --------------  -------------
   Total stockholders' deficit                    (862,000)    (4,892,000)
                                              --------------  -------------
                                               $18,072,000    $19,027,000
                                              ==============  =============


See notes to consolidated financial statements.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                Period From
                                              August 28, 1995   Six Months
                                              (Inception) to      Ended
                                               December 31,      June 30,
                                                   1995            1996
                                             ----------------  -------------
REVENUES                                        $     --       $   395,000
                                             ----------------  -------------
EXPENSES:
 Marketing and reservations                          13,000        490,000
 Other franchise sales and advertising              550,000      1,263,000
 Corporate salaries, wages, and benefits            423,000        993,000
 Other general and administrative                   215,000        835,000
 Depreciation and amortization                      126,000        268,000
                                             ----------------  -------------
                                                  1,327,000      3,849,000
                                             ----------------  -------------
LOSS FROM OPERATIONS                              1,327,000      3,454,000
OTHER INCOME (EXPENSE):
 Interest income                                    195,000        331,000
 Interest expense                                   (36,000)       (72,000)
                                             ----------------  -------------
NET LOSS                                        $ 1,168,000    $ 3,195,000
                                             ================  =============
LOSS APPLICABLE TO COMMON STOCKHOLDERS          $ 1,645,000    $ 4,033,000
                                             ================  =============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING                                     10,755,409     10,755,409
                                             ================  =============
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS
  PER SHARE                                     $      0.15    $      0.38
                                             ================  =============


See notes to consolidated financial statements.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
         PERIOD FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995
                    AND THE SIX MONTHS ENDED JUNE 30, 1996


                                      Common Stock
                                  ----------------------
                                                                                            Total
                                                          Capital in    Accumulated     Stockholders'
                                    Shares      Amount  Excess of Par     Deficit          Deficit
                                 ------------  ---------------------- ---------------  ----------------
BALANCE--August 28, 1995                 --    $   --      $   --       $     --         $     --
 Issuance of capital stock        7,569,115     78,000      705,000                          783,000
 Undeclared dividends on
  redeemable preferred stock                               (477,000)                        (477,000)
 Net loss                                                                (1,168,000)      (1,168,000)
                                 ------------  ---------------------- ---------------  ----------------
BALANCE--December 31, 1995        7,569,115     78,000      228,000      (1,168,000)        (862,000)
 Redemption of capital stock       (322,669)    (3,000)     (33,000)                         (36,000)
 Issuance of capital stock          322,669      3,000       36,000                           39,000
 Undeclared dividends on
  redeemable preferred stock                               (231,000)       (607,000)        (838,000)
 Net loss                                                                (3,195,000)      (3,195,000)
                                 ------------  ---------------------- ---------------  ----------------
BALANCE--June 30, 1996            7,569,115    $78,000     $   --       $(4,970,000)     $(4,892,000)
                                 ============  ====================== ===============  ================


See notes to consolidated financial statements.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Period From        Six Months
                                                                 August 28, 1995        Ended
                                                                  (Inception) to       June 30,
                                                                December 31, 1995        1996
                                                                 ------------------ ---------------
OPERATING ACTIVITIES:
 Net loss                                                          $(1,168,000)      $(3,195,000)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization                                        126,000           268,000
  Increase in accounts receivable, prepaid expenses and
  deposits                                                            (699,000)         (189,000)
  Increase in promissory notes receivable                                               (416,000)
  Increase in deferred commissions                                     (41,000)       (1,241,000)
  Increase in other assets                                                              (150,000)
  Increase in accounts payable and accrued expenses                    266,000           485,000
  Increase in commissions payable                                       22,000           550,000
  Increase in deferred application fees                                120,000         2,722,000
  Increase in royalties due to HSA Properties                                            390,000
                                                                 ------------------ ---------------
  Net cash used in operating activities                             (1,374,000)         (776,000)
                                                                 ------------------ ---------------
INVESTING ACTIVITIES:
 Acquisition of equipment                                             (137,000)         (271,000)
 Acquisition of franchise rights                                    (1,991,000)         (117,000)
                                                                 ------------------ ---------------
  Net cash used in investing activities                             (2,128,000)         (388,000)
                                                                 ------------------ ---------------
FINANCING ACTIVITIES:
 Issuance of redeemable preferred stock (net of $67,000
  issuance cost)                                                    16,283,000
 Issuance of capital stock                                           1,112,000            36,000
 Redemption of capital stock                                                             (33,000)
                                                                 ------------------ ---------------
  Net cash provided by financing activities                         17,395,000             3,000
                                                                 ------------------ ---------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY
 CASH INVESTMENTS                                                   13,893,000        (1,161,000)
CASH AND TEMPORARY CASH INVESTMENTS--Beginning of period                    --        13,893,000
                                                                 ------------------ ---------------
CASH AND TEMPORARY CASH INVESTMENTS--End of period                 $13,893,000       $12,732,000
                                                                 ================== ===============
NONCASH ACTIVITIES:
 Undeclared dividends accrued on redeemable preferred stock        $   477,000       $   838,000
                                                                 ================== ===============
Portion of purchase price due to Hudson Hotels Corporation
  in future years, discounted at 10%                               $ 1,437,000       $     --
                                                                 ================== ===============

See notes to consolidated financial statements.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

1. BASIS OF PRESENTATION AND ORGANIZATION

   U.S. Franchise Systems, Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 28, 1995 to acquire, market, and license distinct franchise brands principally within the United States. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Microtel Inns and Suites Franchising, Inc. (and its wholly owned subsidiary Microtel International, Inc.); Hawthorn Suites Franchising, Inc. ("HSF"); and US Funding Corp. ("US Funding"). The consolidated financial statements also include the accounts of the marketing and reservation funds of the Microtel and Hawthorn hotel systems. All significant intercompany balances and transactions have been eliminated in consolidation.1. BASIS OF PRESENTATION AND ORGANIZATION

Microtel Inns and Suites Franchising, Inc.


   On October 5, 1995, the Company entered into an agreement (the "Microtel Agreement") with Hudson Hotels Corporation ("Hudson") to acquire the exclusive worldwide franchising rights and operating assets of the Microtel hotel system (the "Microtel Acquisition") for $3,037,000. The Company paid $1,600,000 at closing and agreed to pay $1,437,000 (see Note 6) over the next three years with interest at 10%. The Company also agreed to pay $700,000 for consulting services, $400,000 of which was paid at closing, with the remainder payable over two years. As part of the Microtel Agreement, the Company received warrants to purchase 100,000 common shares of Hudson through September 1, 2000 at an exercise price of $8.375 per share. The Microtel Agreement requires the Company to pay a royalty for the right to use, and license others to use, certain trademarks, service marks, and trade names (the "Microtel Proprietary Marks") associated with the Microtel hotel system (see Note 10). This acquisition was accounted for as a purchase of franchise rights.

   The Company did not acquire physical facilities, employee base, sales force, production techniques or an existing customer base in conjunction with the acquisition of the worldwide franchising rights.


   Pursuant to a Trademark, Service Mark, and System License Agreement (the "Microtel License Agreement"), the Company granted to Microtel Inns and Suites Franchising, Inc. the exclusive right to use, and to license others to use, the Microtel Proprietary Marks and Microtel hotel system in connection with the operation of hotels under the Microtel hotel system.

Hawthorn Suites Franchising, Inc.

   On March 27, 1996, the Company entered into an agreement with HSA Properties, L.L.C. ("HSA") to acquire the exclusive worldwide franchising rights with respect to the Hawthorn hotel system (the "Hawthorn Agreement"). The Company made no payment to HSA at closing but agreed to remit to HSA a portion of the royalties the Company actually receives from future Hawthorn franchisees.


   The Company did not acquire physical facilities, employee base, sales force, production techniques or an existing customer base in conjunction with the acquisition of the worldwide franchising rights.


   Pursuant to a Trademark, Service Mark, and System License Agreement which expires in April 1998 (the "Hawthorn License Agreement"), the Company granted to HSF, its wholly owned subsidiary, the exclusive right to use, and to license others to use, the Hawthorn proprietary marks in connection with the Hawthorn hotel system (see Note 10).

Marketing and Reservation Funds

   The Company collects reservation and marketing fees from its franchisees and uses such funds at its discretion to develop, support and enhance the reservation systems and marketing programs of the Microtel and Hawthorn hotel systems. The related revenues and expenses are reported gross in the accompanying financial statements.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Application Fee Revenue and Related Costs--Initial franchise fee revenue consists of application fees received by the Company's subsidiaries from prospective franchisees. Such fees are recognized in income when the underlying hotels open for business. Related franchise sales commissions are also deferred until the underlying hotels open for business, at which time such costs are charged to expense.


   Cash and Temporary Cash Investments--The Company considers its investments with an original maturity of three months or less to be cash equivalents. Included in "cash and temporary cash investments" are the following:

                                December 31, 1995    June 30, 1996
                                 ------------------ ----------------
Cash in bank deposit accounts      $   518,000        $ 1,792,000
Money market funds                  13,375,000         10,940,000
                                 ------------------ ----------------
                                   $13,893,000        $12,732,000
                                 ================== ================


   Franchise Rights--Franchise rights represent the cost of acquiring such rights and are amortized on a straight-line basis over 15 years. Accumulated amortization was $57,000 at December 31, 1995 and $176,000 at June 30, 1996.

   Impairment of Long-Lived Assets--The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of" ("SFAS 121"), as of January 1, 1996. The adoption of SFAS 121 in 1996 did not have a material effect on the financial condition or operations of the Company. Long-lived assets, principally intangibles, are evaluated annually and written down to fair value when management believes that the unamortized balance cannot be recovered through future undiscounted cash flows.

   Income Taxes--The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach in accounting for income taxes.

   Stock Plans--The Company has elected to account for stock plans in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, compensation expense will likely result from the award of stock options, restricted stock and similar awards to employees.

   Per Share Amounts--Per share amounts are determined by dividing loss applicable to common stockholders by weighted average shares outstanding. Weighted average shares include redeemable common shares outstanding. Loss applicable to common stockholders represents net loss adjusted for accrued dividends on the redeemable preferred stock.


   All references in the financial statements to the number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding resulting from a stock split (See Note 11).


   Management Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

3. REDEEMABLE PREFERRED STOCK

The cumulative redeemable exchangeable preferred stock (the "redeemable preferred stock") earns cumulative dividends at an annual dividend rate of 10%, payable in additional shares of redeemable preferred stock when declared. The redeemable preferred stock is, at the Company's option, redeemable or exchangeable into 10% subordinated debentures due September 29, 2007 at $100 per share plus accrued and unpaid dividends (the "Liquidation Value") at any time before September 29, 2007. If issued, 50% of the interest due on the debentures may be paid partially in kind by the issuance of additional debentures at the option of the Company, with the balance of interest payable in cash. On September 29, 2007, the redeemable preferred stock is required to be redeemed at the Liquidation Value.

4. EQUIPMENT

Equipment is recorded at historical cost and consisted of the following:



                                        December 31,    June 30,
                                            1995          1996
                                      --------------- -----------
Furniture and fixtures                    $ 25,000      $ 56,000
Computer equipment and software             16,000        69,000
Office equipment                            21,000        32,000
Architectural plans and renderings          75,000       251,000
                                      --------------- -----------
                                           137,000       408,000
Accumulated depreciation                    (3,000)      (19,000)
                                      --------------- -----------
                                          $134,000      $389,000
                                      =============== ===========

   Architectural plans and renderings are depreciated on a straight-line basis over a period of 15 years. Computer software is depreciated on a straight-line basis over a period of 3 years. Computer equipment is depreciated using the 200% declining-balance method over a period of 5 years. The remaining fixed assets are depreciated using the 200% declining-balance method over a period of 7 years.

5. LEASES

The Company leases certain equipment and office space used in its operations. Rental expense under operating leases was $41,000 for the period from August 28, 1995 to December 31, 1995 and $111,000 for the six months ended June 30, 1996. The future minimum rental commitments under noncancelable operating leases at June 30, 1996 were as follows:

           1996                        $131,000
           1997                         259,000
           1998                         203,000
           1999                         207,000
           2000                         146,000
                                     -----------
           Total minimum payments      $946,000
                                     ===========

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

6. DUE TO HUDSON HOTELS CORPORATION

The Company is required to pay Hudson $1,437,000 ($1,700,000 discounted at a rate of 10%), which represents the balance due for the assets of the Microtel hotel system (see Note 1), payable on October 5, annually, as follows:

           1996                     $  706,000
           1997                        277,000
           1998                        454,000
                                    ------------
                                     1,437,000
           Less current portion       (706,000)
                                    ------------
                                    $  731,000
                                    ============


7. PREPAID EXPENSES


   Pursuant to the Microtel Agreement, Hudson is required, for a period of three years, to consult with and assist in establishing the Company as an operating entity in the business of selling and administering franchises utilizing the Microtel hotel system. An initial payment in the amount of $400,000 was made to Hudson in October 1995 and recorded as a prepaid expense. The Company is obligated to pay an additional $150,000 in each of 1996 and 1997 in connection with such consulting arrangements. Such amounts are being amortized over the term of the Microtel Agreement. Amortization expense of $58,000 and $117,000 was charged to expense for the period ended December 31, 1995 and for the six months ended June 30, 1996, respectively.

8. STOCK PURCHASED BY EMPLOYEES


   On October 5, 1995, as part of the initial capitalization of the Company, two of its officers (the "Original Management Investors") purchased 567,245 shares of common stock (51% of the total issued) pursuant to "Stock Purchase Agreements." Of such Shares, 278,061 were unrestricted (the "Unrestricted Shares") and the remaining shares were restricted (the "Restricted Shares") as to voting rights and the ability to receive dividends as well as being subject to ten year vesting and an earnings test. Included in the shares issued pursuant to the Stock Purchase Agreements were Unrestricted Shares representing 5% of the then outstanding common stock and Restricted Shares representing 6% of the then outstanding common stock, which were reallocable to other members of the Company's management at the discretion of a committee of the Board of Directors called the Stock Allocation Committee. During the six month period ended June 30, 1996, shares representing 7.7% of the then outstanding common stock (3.6% from the Unrestricted Shares and 4.1% from the Restricted Shares) were reallocated to other members of management. All reallocated shares are subject to a vesting schedule, so that reallocated Unrestricted Shares vest over a five-year period and reallocated Restricted Shares vest over a ten-year period, in each case provided that the recipient remains employed by the Company. Any reallocated shares which are forfeited are repurchased by the Company and reoffered to the Original Management Investors at $1.00 per share. Restricted Shares are earned using a formula based upon increases in earnings before interest, taxes, and depreciation. Earned shares would generally be forfeited if the holder's employment ceases before September 29, 2005. Any Restricted Shares that have not been earned by September 29, 2005 will be redeemed by the Company and reissued to the original stockholders of the Company pro rata based on their original holdings of common stock. Restricted Shares held by the two officers and all reallocated shares held by other members of management have been classified as redeemable common stock in the balance sheet because they are redeemable by the Company in certain circumstances for reasons not under the Company's control. In the event that substantially all of the Company's stock or assets are transferred or sold, or upon a business combination, earned shares automatically become unrestricted. In addition, any remaining Restricted Shares at the time of a merger or sale of the Company become unrestricted to the extent that the then value of the Company results in an internal rate of return to the original stockholders of the Company of 40%, compounded annually.

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

   The Company accounts for stock plans under the provisions of FASB Statement 123, "Accounting for Stock-Based Compensation." As the fair value of the stock purchased by officers and other employees described above approximated the purchase price of $1.00 (or $1.10 in certain cases), no compensation has been recorded. The Stock Purchase Agreements were amended in 1996 (see Note 11).


9. INCOME TAXES


   Deferred income taxes in the accompanying consolidated statement of financial position includes the following amounts of deferred tax assets and liabilities:

                               December 31,      June 30,
                                   1995            1996
                             ---------------   --------------
Deferred tax liability                         $  (487,000)
Deferred tax asset                441,000        2,125,000
Valuation allowance              (441,000)      (1,638,000)
                             ---------------   --------------
Net deferred income taxes        $   --        $     --
                             ===============   ==============

   The deferred tax liability results primarily from the deferral of franchise sales commissions for financial reporting purposes. The deferred tax asset results from tax net operating loss carryforwards and the deferral of initial franchise fees for financial reporting purposes.

   For income tax purposes, as of June 30, 1996, the Company had accumulated net operating loss carryforwards of $2,792,000 which expire through the year 2011.

   The following is a reconciliation of the statutory rate to the effective rate of the Company:

                                               December 31,    June 30,
                                                   1995          1996
                                              --------------- -----------
Statutory federal rate                              34.0%         34.0%
Statutory state rate less federal effect             4.0           4.0
Other                                               --            (1.0)
Change in valuation allowance                      (38.0)        (37.0)
                                              --------------- -----------
Effective tax rate                                  --  %         --  %
                                              --------------- -----------

10. COMMITMENTS

   The Company, as part of the Microtel Agreement, is required to fulfill certain obligations under such Agreement. These include the following:

   To execute franchise agreements and to have open or under development the following number of Microtel hotels each December annually:

            Number
    Year   of Hotels
--------  ------------
1997           50
1998          100
1999          175
2000          250

                           U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

10. COMMITMENTS (Continued)


   The above development schedule is considered to have been complied with unless such schedule is not met for two consecutive years. If 75% of the development level has been met, a fee of $1,000,000 may be paid and upon such payment, the Company will be deemed to be in compliance with such schedule.


   Hudson will retain the right to receive franchise application fees and all franchise royalty payments under existing agreements at October 5, 1995 or under agreements for which franchise applications had been received as of October 5, 1995, except for the reservation and marketing fees, which are retained by the Company.

   As part of the Microtel Acquisition, Hudson retained the right to franchise and to receive royalties on 60 franchises either issued or which may be issued in the future to Hudson, its affiliates and certain other persons. For each new franchise other than the 60 issued or which may be issued to Hudson, its affiliates and such other persons, the Company is required to remit to Hudson a continuing monthly royalty equal to 1.0% of the revenues subject to royalties on the first 100 properties opened by the Company, 0.75% for the next 150 properties, and 0.5% for each new property after the first 250 properties.


   If any of the above obligations are not met, including the payment of amounts due to Hudson (see Note 6), all of the rights to the Microtel system may, at Hudson's discretion, revert back to Hudson. In the event Hudson exercises its right to the Microtel system, the Company, through Microtel Inns and Suites Franchising, Inc., will retain the rights to any franchise royalty payments due under franchises granted by the Company and its subsidiary, less certain processing fees due to Hudson.


   The Company, as part of the Hawthorn Agreement, is required to fulfill certain obligations under such agreement. These include the following:


   To execute qualified franchise agreements, as defined in the Hawthorn Agreement, for the operation of the following number of Hawthorn hotels (the "Termination Standard") on June 27, annually:

                                           Number of
                          Year              Hotels
                      ------------------  ------------
                      1997                     10
                      1998                     20
                      1999                     40
                      2000                     60
                      2001                     80
                      2002                    100

   If the above franchising schedule is not met, HSA has the right to terminate the Hawthorn Agreement, at which time the Company would lose its right to franchise the Hawthorn brand. The Company will retain the rights to a percentage of the franchise royalty payments received from new franchises in existence as of the effective date of the termination based on the level of achievement of the Termination Standard.


   For franchises open or under construction or with respect to which franchise agreements had been executed as of March 27, 1996, the date on which the Company acquired the rights to franchise the Hawthorn brand (the "Existing Hawthorn Hotels"), the Company is required to remit to HSA a continuing royalty of 100% of franchise royalty and termination fees received.


   For each new franchise (i.e., other than Existing Hawthorn Hotels) the Company is required to remit to HSA a continuing royalty ranging from 25.3% to 67.3% (based on the number of hotel rooms) of franchise royalty fees collected. The Company owns a 1% interest in HSA which entitles the Company to receive 1% of the gross revenues received by

                         U.S. FRANCHISE SYSTEMS, INC.
                               AND SUBSIDIARIES


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                AS OF DECEMBER 31, 1995 AND JUNE 30, 1996 AND
               FOR THE PERIOD FROM AUGUST 28, 1995 (INCEPTION)
                 TO DECEMBER 31, 1995 AND FOR THE SIX MONTHS
                             ENDED JUNE 30, 1996

10. COMMITMENTS (Continued)

HSA from the Company with respect to all new franchises. Royalties due to HSA on new Hawthorn hotels are subject to increase if the royalties required to be paid under franchise agreements are less than 4% of gross room revenues or if the number of qualified franchise agreements for new Hawthorn hotels on new franchises is less than the following:

                                                Number of
                          Date                    Hotels
                       -----------------------  ------------
                      June 27, 1997                 20
                      December 27, 1997             30
                      June 27, 1998                 40
                      June 27, 1999                 65
                      June 27, 2000                 90
                      June 27, 2001                115
                      June 27, 2002                140


   The Company is required to employ at least 15 persons devoted to the sales and promotion of the Hawthorn and Microtel brands and is required to spend not less than $100,000 on marketing during 1996 and 1997 promoting the Hawthorn brand.

   The Company is required to reimburse HSA for amounts previously advanced by HSA to a reservation and advertising fund in connection with the Existing Hawthorn Hotels in an amount not to exceed $179,000.

   Under the Hawthorn Acquisition Agreement, the Company and its affiliates are generally restricted until June 27, 1998 from franchising any lodging brands other than (i) Hawthorn brand hotels, (ii) Microtel brand hotels, and
(iii) other limited-service non-suite hotels with an average daily rate of $49 and under. Until June 27, 1997, the Company generally must also refrain from franchising any brands outside of the lodging industry.


11. SUBSEQUENT EVENTS


   On October 11, 1996, the shareholders approved the creation of two classes of common stock: Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share, and to split and reclassify each share of its existing common stock, par value $.10 per share, into 9.67 shares of Class A common stock. In connection with the Reclassification, certain members of management and related stockholders holding 2,707,919 shares of Class A Common Stock will exchange such shares for the same number of shares of Class B Common Stock. Shares of Class A Common Stock and Class B Common Stock will be identical in all respects except that (i) holders of Class B Common Stock shall be entitled to ten votes per share and holders of Class A Common Stock will be entitled to one vote per share and (ii) the Class B Common Stock will be convertible into Class A Common Stock at the option of the holder and, with limited exceptions, upon the transfer thereof. Following the Reclassification, there will be 30 million shares of Class A Common Stock and 5 million shares of Class B Common Stock authorized for issuance. All references in the financial statements to the number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

   In addition, prior to and contingent upon the completion of the proposed public offering, the Stock Purchase Agreements described in Note 8 were amended to revise the vesting requirements with respect to 50% of the Restricted Shares (approximately 13% of the Common Stock outstanding before the offering). Such shares will be deemed to be earned and vested shares notwithstanding the fact that performance criteria have not been met by the Company. Remaining Restricted Shares will be Class A Common Stock when earned under the Agreements. No effect has been given in the historical financial statements for the change in vesting requirements.

                                  Company Logos

No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the Offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Class A Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or affairs of the Company since the date hereof.

                                 ------------

                              TABLE OF CONTENTS

                                                      Page
                                                   ---------
Prospectus Summary                                      3
The Company                                             3
Risk Factors                                            9
Use of Proceeds                                        15
Dividend Policy                                        15
Capitalization                                         16
Dilution                                               17
Selected Financial Data                                18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                  19
Business                                               22
Management                                             36
Certain Relationships and Related Transactions         42
Principal Stockholders                                 44
Selling Stockholders                                   50
Description of Capital Stock                           51
Underwriting                                           55
Shares Eligible for Future Sale                        56
Validity of Class A Common Stock                       56
Experts                                                56
Available Information                                  56
Index to Consolidated Financial Statements            F-1

   Until              , 1996 (25 days after the commencement of the
Offering), all dealers effecting transactions in the Class A Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

 =============================================================================


                               2,325,000 Shares


                     [U.S. Franchise Systems, Inc. logo]

                                U.S. Franchise
                                Systems, Inc.


                             Class A Common Stock
                              ($0.01 par value)



                           Schroder Wertheim & Co.
                            Montgomery Securities

                                    , 1996

 =============================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities registered hereby. All the amounts shown are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee. All of the following fees and expenses will be paid by the Company.

 Securities and Exchange Commission registration fee         $ 12,377.66
NASD filing fee                                                 4,243.25
Nasdaq National Market listing fee                             50,000.00
Printing and engraving expenses                                   *
Legal fees and expenses                                       400,000.00
Accounting fees and expenses                                  300,000.00
Blue Sky fees and expenses (including counsel fees and
  expenses)                                                    20,000.00
Transfer Agent and Registrar fees and expenses                      *
Miscellaneous                                                       *
                                                             -------------
  Total                                                      $       *
                                                             =============

* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Charter contains such a provision.

   The Company's Charter further provides that the Company shall indemnify its officers and directors and, to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.

   In addition, prior to the completion of the Offering, the Company intends to enter into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company will agree to indemnify each director against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such director and arising out of his capacity as a director, officer, employee and/or agent of the Company to the maximum extent permitted by applicable law. In addition, each director shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of each of its directors insuring such director in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the Company has issued the following securities, none of which have been registered under the Securities Act.

   On September 29, 1995, as part of the initial capitalization of the Company, the Company issued a total of 1,112,245 shares of Old Common Stock to the Original Investors, for an aggregate purchase price of $1,112,245 or $1.00 per share. The offer and sale of such securities was made pursuant to the exemption provided by Section 4(2) of the Securities Act.

   On September 29, 1995, simultaneously with the issuances of Old Common Stock described above, the Company also issued a total of 163,500 shares of Redeemable Preferred Stock to the Original Investors, for an aggregate consideration of $16,350,000 or $100 per share. The offer and sale of such securities was made pursuant to the exemption provided by Section 4(2) of the Securities Act.

   In addition, since September 29, 1995 the Company has from time to time issued shares of Old Common Stock to members of management. Specifically, the Company has issued a total of 152,240 shares of Old Common Stock for an aggregate consideration of $155,576.80. Such shares were first purchased by the Company from Messrs. Leven and Aronson pursuant to the Old Stock Purchase Agreements and then reallocated and reissued to other members of management pursuant to the terms thereof. See "Principal Stockholders--Management's Shares of Common Stock".

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

 Exhibit
  Number                              Description
 -------  --------------------------------------------------------------------
 1.1*    Form of Underwriting Agreement

 3.1 Amended and Restated Certificate of Incorporation of U.S. Franchise Systems, Inc.

 3.2     Amended and Restated Bylaws of U.S. Franchise Systems, Inc.

 4.1     Specimen Common Stock Certificate of U.S. Franchise Systems, Inc.

 5.1*    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

10.1**   Form of License Agreement for Microtels.

10.2**   Form of License Agreement for Hawthorn Suites hotels.

10.3** Joint Venture Agreement between Microtel Franchise and Development Corporation and U.S. Franchise Systems, Inc., dated as of September 7, 1995. The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

10.4** Master Franchise Agreement between HSA Properties, L.L.C. and U.S. Franchise Systems, Inc., dated as of March 27, 1996. The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

10.5 Amended and Restated Stockholders' Agreement, dated as of September 29, 1995, as amended on October 11, 1996, among the Company and the Original Investors.

10.6 Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc. and Michael A. Leven, entered into as of September 29, 1995, as amended effective simultaneously with the closing of the Offering.

10.7 Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc. and Neal K. Aronson, entered into as of September 29, 1995, as amended effective simultaneously with the closing of the Offering.

10.8** Employment Agreement by and between U.S. Franchise Systems, Inc. and Michael A. Leven, dated as of October 1, 1995.

10.9** Employment Agreement by and between U.S. Franchise Systems, Inc. and Neal K. Aronson, dated as of October 1, 1995.

10.10* Voting Agreement between Michael A. Leven and Andrea Leven, to be entered into simultaneously with the closing of the Offering.

10.11 Voting Agreement between Michael A. Leven and Neal K. Aronson, to be entered into simultaneously with the closing of the Offering.

10.12** Office Lease Agreement between Hallwood Real Estate Investors Fund XV and U.S. Franchise Systems, Inc., dated September 25, 1995.

10.13** First Amendment to Office Lease between Hallwood 95, L.P. and U.S. Franchise Systems, Inc., dated May 20, 1996.

10.14*   U.S. Franchise Systems, Inc. 1996 Stock Option Plan.

10.15* U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors.

10.16 Term Sheet, dated May 14, 1996, between the Company and NACC regarding the Franchisee Financing Facility.

21.1**   List of Subsidiaries of U.S. Franchise Systems, Inc.

23.1* Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in the opinion filed as Exhibit 5.1 hereto).

23.2     Consent of Deloitte & Touche LLP.

23.3**   Consent of Dean S. Adler.

23.4**   Consent of Jeffrey A. Sonnenfeld.

24.1** Power of Attorney from officers and directors (contained on signature page).

27.1**   Financial Data Schedule.


*  To be filed by amendment.
** Previously Filed.

(b)     Financial Statement Schedules. none required.


Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 11, 1996.


                                            By: /s/ Michael A. Leven
                                                Michael A. Leven
                                                Chairman, President and
                                                Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on October 11, 1996 in the capacities indicated.


         Signatures                  Title or Capacities
 --------------------------   ----------------------------------
             *                Chairman, President, Chief
  ________________________    Executive Officer and
       Michael A. Leven       Director (Principal Executive
                              Officer)

             *
  ________________________
         Irwin Chafetz        Director

             *
  ________________________
     Richard D. Goldstein     Director

             *
  ________________________
       Barry Sternlicht       Director

By /s/ Neal K. Aronson        Executive Vice President,
   ________________________   Chief Financial Officer and
        Neal K. Aronson       Director (Principal Financial
        Attorney-in-Fact      and Accounting Officer)

                              INDEX TO EXHIBITS

 Exhibit
 Number                           Description                            Page
 -------- ------------------------------------------------------------  -------

 1.1*     Form of Underwriting Agreement

 3.1 Amended and Restated Certificate of Incorporation of U.S. Franchise Systems, Inc.

 3.2      Amended and Restated Bylaws of U.S. Franchise Systems, Inc.

 4.1      Specimen Common Stock Certificate of U.S. Franchise Systems,
          Inc.

 5.1*     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

10.1**    Form of License Agreement for Microtels.

10.2**    Form of License Agreement for Hawthorn Suites hotels.

10.3** Joint Venture Agreement between Microtel Franchise and Development Corporation and U.S. Franchise Systems, Inc., dated as of September 7, 1995. The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

10.4** Master Franchise Agreement between HSA Properties, L.L.C. and U.S. Franchise Systems, Inc., dated as of March 27, 1996. The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

10.5 Amended and Restated Stockholders' Agreement, dated as of September 29, 1995, as amended on October 11, 1996, among the Company and the Original Investors.

10.6 Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc. and Michael A. Leven, entered into as of September 29, 1995, as amended effective simultaneously with the closing of the Offering.

10.7 Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc. and Neal K. Aronson, entered into as of September 29, 1995, as amended effective simultaneously with the closing of the Offering.

10.8** Employment Agreement by and between U.S. Franchise Systems, Inc. and Michael A. Leven, dated as of October 1, 1995.

10.9** Employment Agreement by and between U.S. Franchise Systems, Inc. and Neal K. Aronson, dated as of October 1, 1995.

10.10* Voting Agreement between Michael A. Leven and Andrea Leven, to be entered into simultaneously with the closing of the Offering.

10.11     Voting Agreement between Michael A. Leven and Neal K.
          Aronson, to be entered into simultaneously with the closing of the Offering.

10.12**   Office Lease Agreement between Hallwood Real Estate
          Investors Fund XV and U.S. Franchise Systems, Inc., dated September 25, 1995.

10.13** First Amendment to Office Lease between Hallwood 95, L.P. and U.S. Franchise Systems, Inc., dated May 20, 1996.

10.14*    U.S. Franchise Systems, Inc. 1996 Stock Option Plan.

10.15*    U.S. Franchise Systems, Inc. 1996 Stock Option Plan for
          Non-Employee Directors.

10.16 Term Sheet, dated May 14, 1996, between the Company and NACC regarding the Franchisee Financing Facility.

21.1**    List of Subsidiaries of U.S. Franchise Systems, Inc.

23.1*     Consent of Paul, Weiss, Rifkind, Wharton & Garrison
          (contained in the opinion filed as Exhibit 5.1 hereto).

23.2      Consent of Deloitte & Touche LLP.

23.3**    Consent of Dean S. Adler.

23.4**    Consent of Jeffrey A. Sonnenfeld.

24.1** Power of Attorney from officers and directors (contained on signature page).

27.1**    Financial Data Schedule.

*  To be filed by amendment.
** Previously Filed.